SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Charter Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2025 Annual Meeting of Stockholders and Proxy Statement

Life Unlimited®

Charter® COMMUNICATIONS

Dear Stockholder:
You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at 6350 S. Fiddler’s Green Circle, 2nd Floor (Conference Room B), Greenwood Village, CO 80111 on Tuesday, April 22, 2025 at 8:30 a.m. (Mountain Daylight Time).
Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.
Lastly, Gregory Maffei and James Meyer will not stand for re-election to the Board of Directors at the annual meeting. We thank Greg and Jim for their commitment to Charter and the many valuable contributions they have made during their tenure on the Board of Directors.
On behalf of management and the Board of Directors, we would like to express our appreciation for your continued interest in Charter.
Sincerely,

Eric L. Zinterhofer Non-Executive Chairman of the Board	Christopher L. Winfrey President and Chief Executive Officer, Director

March 13, 2025

Charter Communications, Inc. 400 Washington Blvd. Stamford, CT 06902
Notice of Annual Meeting of Stockholders
of Charter Communications, Inc.

Date: April 22, 2025	Time: 8:30 a.m. (Mountain Daylight Time)	Place: 6350 S. Fiddler’s Green Circle 2nd Floor (Conference Room B) Greenwood Village, CO 80111

How to Vote:
By Mail
By Phone
By Internet
At Annual Meeting
Matters to be voted on:
1.	The election of thirteen directors, named in this proxy statement;
2.	A proposal to approve the Charter Communications, Inc. 2025 Employee Stock Purchase Plan;
3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2025;
4.	The stockholder proposal described in the proxy statement if properly presented at the meeting; and
5.	Any other matters properly brought before the stockholders at the meeting.
The proxy statement more fully describes these proposals.
All stockholders of record at the close of business on February 21, 2025 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures.
By order of the Board of Directors,

Jamal H. Haughton
Corporate Secretary
March 13, 2025

Charter Communications, Inc.
PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 22, 2025. The 2025 notice and proxy statement and the 2024 annual report to stockholders are available at www.proxyvote.com.
This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 13, 2025.
Questions and Answers about Voting
and the Annual Meeting
What matters will be voted on at the annual meeting?
As a holder of Class A common stock, you are being asked to vote on the following:
•	Proposal 1: To elect thirteen directors, nominated by our Board of Directors and named in this proxy statement;
•	Proposal 2: To approve the Charter Communications, Inc. 2025 Employee Stock Purchase Plan;
•	Proposal 3: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2025;
•	Proposal 4: To vote on a stockholder proposal regarding political expenditures report if properly presented at the meeting; and
•	To vote on any other matters properly brought before the stockholders at the meeting.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•	FOR the election of the thirteen directors, nominated by our Board of Directors and named in this proxy statement;
•	FOR the approval of the Charter Communications, Inc. 2025 Employee Stock Purchase Plan;
•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2025; and
•	AGAINST the stockholder proposal.
What if other matters come up at the annual meeting?
The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.
Who has been nominated for election as directors at the annual meeting?
The Board of Directors has nominated thirteen directors for election, eleven of whom are currently serving on our Board of Directors and two new director-nominees, Martin E. Patterson and J. David Wargo. The thirteen directors who have been nominated by the Board of Directors and agreed to serve as directors are Mses. Goodman and Slaski and Messrs. Conn, Markley, Merritt, Miron, Nair, Newhouse, Patterson, Ramos, Wargo, Winfrey and Zinterhofer.
Who can vote at the annual meeting?
As of the close of business on February 21, 2025 (the “Record Date”), a total of 158,485,583 shares of Class A common stock, including Charter Communications Holdings, LLC (“Charter Holdings”) common units on an as-if-exchanged basis, are entitled to be voted by our stockholders at the annual meeting. Each holder of Class A common stock is entitled to one vote per share,
Charter Communications  | 1 |  2025 Proxy Statement

representing 142,014,182 votes. Advance/Newhouse Partnership (“A/N”) holds one share of our Class B common stock, which is entitled to a number of votes equal to the number of shares of Class A common stock into which the Charter Holdings common units held by A/N may be exchanged, or 16,471,401 votes. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.
What is the difference between being a stockholder of record and a beneficial owner?
You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.
You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares?” below.
What do I do if my shares are held in “street name”?
If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by your broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.
What if I do not provide instructions on how to vote my shares?
If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted “FOR” the election of each of the Company’s director nominees on proposal 1, “FOR” proposals 2 and 3, and “AGAINST” the stockholder proposal.
If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to applicable regulatory requirements. Brokers and other nominees have the discretion to vote on routine matters such as proposal 3, but not on non-routine matters such as proposals 1, 2 and 4. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for proposal 3 and any other routine matters properly presented for a vote at the annual meeting.
What is the quorum required for the meeting?
We will hold the annual meeting if holders of shares having a majority of the voting power of Charter’s capital stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.
Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists at the annual meeting.
How are broker non-votes and abstentions treated?
If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters.
A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain” on any matter, your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matter. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal.
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With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. In addition, because they do not count as votes cast, assuming a quorum is present, abstentions from voting, broker non-votes or a stockholder’s other failure to vote will have no effect on the proposals.
In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability of Proxy Materials.
What is the vote required for the proposals on the agenda?
The affirmative vote of the holders of a majority of the votes cast is required for approval of the matters in proposals 1 through 4. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the outcome of the applicable proposal.
What are my choices for each proposal on the agenda?
On proposal 1, for each of the director nominees you can vote your shares “FOR” a nominee or “AGAINST” a nominee, or you can abstain from voting. On proposals 2 through 4 you can vote “FOR” a proposal or “AGAINST” a proposal, or you can abstain from voting.
How do I vote by proxy?
Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the director nominees on proposal 1, “FOR” proposals 2 and 3, and “AGAINST” the stockholder proposal and will also have discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. Stockholders may also vote their proxy by using the toll-free number listed on the proxy card and following the instructions.
Can I vote via the Internet?
Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.
Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 21, 2025. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.
Can I change my vote after I return my proxy card?
Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new later-dated proxy card via the Internet, by telephone or by mail. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker or nominee.
Is my vote confidential?
We will maintain the confidentiality of proxy cards and other votes that identify individual stockholders unless disclosure is required by law.
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Who will count the votes?
Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and American Election Services, LLC will act as the inspector of election and certify the election results.
Who is soliciting my vote?
The Board of Directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with our 2025 annual meeting of stockholders at a total cost of approximately $20,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.
Proxy Solicitor
Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York City, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and brokers may call collect: (212) 750-5833
Who pays for this proxy solicitation?
The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.
Where can I find the voting results of the annual meeting?
We will report the voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the date of the meeting and that we will post on our website promptly after it is filed.
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Proposal No. 1: Election of Directors
(Item 1 on Proxy Card)
The size of our Board of Directors is thirteen, and we have eleven current directors standing as nominees for election as well as two new director-nominees, Martin E. Patterson and J. David Wargo. As set forth in more detail below, the Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors have determined that twelve of our thirteen current directors are independent pursuant to NASDAQ rules, and that twelve of our thirteen director nominees are independent pursuant to NASDAQ rules.
Each of our directors is elected on an annual basis. The Board of Directors is soliciting your vote for the directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.
Under the Second Amended and Restated Stockholders Agreement among Charter, Liberty Broadband and A/N, dated as of May 23, 2015 (the “Existing Stockholders Agreement”), as amended by Amendment No. 1 to the Second Amended and Restated Stockholders Agreement and the Letter Agreement, dated as of November 12, 2024 (the “Stockholders and Letter Agreement Amendment”), and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Under the Existing Stockholders Agreement, Liberty Broadband currently has the right to designate three directors as nominees for Charter’s Board of Directors and A/N currently has the right to designate two directors as nominees for Charter’s Board of Directors. Of the director nominees named in this proxy statement, Messrs. Nair, Patterson and Wargo were designated by Liberty Broadband and Messrs. Miron and Newhouse were designated by A/N.
Gregory Maffei and James Meyer will not stand for reelection to the Board and their term of office will expire as of the end of the annual meeting. To fill the vacancy caused by Mr. Maffei and Mr. Meyer’s departures, Martin E. Patterson and J. David Wargo have been designated by Liberty Broadband and nominated by the Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee, for election to the Board of Directors at the upcoming annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE DIRECTOR NOMINEES.

Information about the Director Nominees
The following information concerns the thirteen individuals who have been nominated by the Board of Directors for election by the stockholders. Each of the following individuals currently serves as a director, except new director-nominees Martin E. Patterson and J. David Wargo.

Directors	Position(s)
Eric L. Zinterhofer	Non-Executive Chairman
W. Lance Conn	Director
Kim C. Goodman	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
Steven A. Miron	Director
Balan Nair	Director
Michael A. Newhouse	Director
Martin E. Patterson	Director
Mauricio Ramos	Director
Carolyn J. Slaski	Director
J. David Wargo	Director
Christopher L. Winfrey	Director

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Director Nominees

Eric L. Zinterhofer Non-Executive Chairman Age: 53 Director Since: 2009 Committees: Compensation and Benefits, Nominating and Corporate Governance, Finance

Biographical Information:
Mr. Zinterhofer serves as Non-Executive Chairman of Charter's board of directors and was previously the Lead Independent Director of the board from May 2016 to November 2023, and served as the Non-Executive Chairman of the board from November 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of The Estée Lauder Companies Inc., Univision Holdings, Inc., Ziply Fiber LLC, and Liberty Latin America Ltd. Mr. Zinterhofer previously served as a director of Hemisphere Media Group until 2022, TouchTunes Interactive until 2022, Global Eagle Entertainment until 2020, Roots Corporation until 2020, Liberty Cablevision of Puerto Rico until 2018, General Communication Inc. until 2018, 160 Over Ninety LLC until 2018, Hunter Boot Limited until 2015, Integra Telecom, Inc. until 2015, and Central European Media Enterprises Ltd. until 2013. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School.

Skills and Qualifications:
Mr. Zinterhofer’s qualifications to sit on Charter’s Board include his extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries. This knowledge and experience contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provides insight into other company board practices and strengthens the Board’s collective qualifications, skills and attributes.

W. Lance Conn Independent Director Age: 56 Director Since: 2004 Committees: Compensation and Benefits (Chair), Finance

Biographical Information:
Mr. Conn is a businessman, investor and conservationist. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to Vulcan, Mr. Conn was employed by America Online, Inc. from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbridge LLP in Washington, D.C. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University.

Skills and Qualifications:
Mr. Conn’s qualifications to sit on Charter’s Board include his extensive experience in the media and telecommunications industries, his experience in the investment industry and his knowledge of Charter gained from his long-term service as a director.

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Kim C. Goodman Independent Director Age: 59 Director Since: 2016 Committees: Audit

Biographical Information:
Ms. Goodman is Chief Executive Officer of Smarsh, Inc., a global leader in digital communications compliance and intelligence. Prior to joining Smarsh, Ms. Goodman was President, Payments and Risk Solutions of Fiserv, Inc., a leading global provider of financial services and technology solutions. While at Fiserv, Ms. Goodman also served as Head of Merchant Joint Ventures and Acquirer Processing and Head of Card Services. Prior to Fiserv, Ms. Goodman was Chief Executive Officer of Worldpay US, following seven years at American Express (AMEX), where she served as president of its Global Business Travel and Merchant Services Americas units. Prior to joining AMEX, she held executive leadership roles at Dell Inc. in Software and Peripherals, Marketing and Transactional Sales and Dell Networking. Ms. Goodman began her career in management consulting with Bain & Company, where she ascended to the role of partner. Ms. Goodman previously served as a director of Alcatel-Lucent SA, Brocade Communications Systems, and National Life Insurance Company. A graduate of Stanford University with a Master of Science in Industrial Engineering and Bachelor of Arts in Political Science, Ms. Goodman also earned a Master of Business Administration from Harvard Business School where she was a Baker Scholar.

Skills and Qualifications:
Ms. Goodman’s qualifications to sit on Charter’s Board include her experience in software, networking, financial services and customer service, her experience serving on other public company boards, as well as her experience in executive leadership roles at Smarsh, Fiserv, Worldpay US and AMEX and previous senior leadership positions in both software and networking at Dell Inc.

John D. Markley, Jr. Independent Director Age: 59 Director Since: 2009 Committees: Nominating and Corporate Governance (Chair), Audit

Biographical Information:
Mr. Markley is Managing Director of Bear Creek Capital, an investment firm focused on public and private companies in the communications, media and technology industries. Mr. Markley also is a partner at New Amsterdam Growth Capital. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm, where he served on the board of numerous private companies. Mr. Markley is a director of Interdigital, Inc. where he serves as the Chair of its governance committee and member of its compensation committee. Mr. Markley previously served as Chairman of the Board of BroadSoft, Inc. until its acquisition by Cisco Systems, Inc. in February 2018 where he also served on the compensation committee, and as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr. Markley also is currently a director of numerous private companies in the communications, media and technology industries. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School.

Skills and Qualifications:
Mr. Markley’s qualifications to sit on Charter’s Board include his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities.

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David C. Merritt Independent Director Age: 70 Director Since: 2003 Committees: Audit (Chair), Finance

Biographical Information:
Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From 1985 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt sits on the board of directors and Audit Committee of Taylor Morrison Home Corporation. Mr. Merritt previously served as a director and as the Chairman of the Audit Committee of Calpine Corporation until March 2018. He was also a director of Buffet Restaurants Holdings, Inc. until August 2015 and he served as a director of Outdoor Holdings, Inc. until May 2013. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge.

Skills and Qualifications:
Mr. Merritt’s qualifications to sit on Charter’s Board include his many years of experience as an audit and consulting partner with a major accounting firm, as a director and audit committee member, and in the media industry. As a seasoned director and audit committee chair with extensive accounting, financial reporting and audit committee experience, Mr. Merritt brings a strong background in leadership, governance and corporate finance to our Board.

Steven A. Miron Independent Director Age: 58 Director Since: 2016 Committees: Compensation and Benefits

Biographical Information:
Mr. Miron is the chief executive officer of Advance/Newhouse Partnership, a privately-held media company headquartered in Syracuse, New York and a senior executive officer at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, a global media company that produces award-winning journalism, content, and entertainment for every platform today and operates in 32 markets worldwide; Advance Local, one of the largest U.S. media groups operating leading news and information companies reaching over 50 million people monthly; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 16 premier theatres across continental Europe; The IRONMAN Group, the largest operator of mass participation sports in the world; American City Business Journals, the largest producer of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a global company dedicated to ensuring the integrity of education and research; and POP, a digital marketing agency. Advance holds an approximately 12% interest in Charter and is among the largest shareholders in Reddit and Warner Bros. Discovery. Mr. Miron previously served as President of Bright House Networks from July 2002 to May 2008 and as Chief Executive Officer from May 2008 until May 2016, when Bright House Networks was acquired by Charter. Mr. Miron currently serves as a director of C-SPAN and was previously a member of the board of directors of Warner Bros. Discovery, the National Cable & Telecommunications Association and CableLabs. Mr. Miron previously served for several years on the board of directors and executive committee for CTAM and the boards of Emma Bowen Foundation, CTAM Educational Foundation, Crouse Health Foundation and the Jewish Community Foundation of Central New York. Mr. Miron is a graduate of American University.

Skills and Qualifications:
Mr. Miron’s qualifications to sit on Charter’s Board include his extensive experience as a cable television executive and his experience in the media and technology industries. Mr. Miron has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued presence on our Board.

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Balan Nair Independent Director Age: 58 Director Since: 2013 Committees: None

Biographical Information:
Mr. Nair is President and Chief Executive Officer and a director of Liberty Latin America, Ltd., an integrated telecommunications company focused on the Caribbean Islands and Latin America. Mr. Nair is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Prior to joining Liberty Global, from December 2006 to June 2007, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company. Prior to his role at AOL, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. Mr. Nair previously served as a director of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University.

Skills and Qualifications:
Mr. Nair’s qualifications to sit on Charter’s Board include his significant executive experience in building, integrating and managing technology businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems.

Michael A. Newhouse Independent Director Age: 65 Director Since: 2016 Committees: Nominating and Corporate Governance, Finance

Biographical Information:
Mr. Newhouse is a co-president at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, a global media company that produces award-winning journalism, content, and entertainment for every platform today and operates in 32 markets worldwide; Advance Local, one of the largest U.S. media groups operating leading news and information companies reaching over 50 million people monthly; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 16 premier theatres across continental Europe; The IRONMAN Group, the largest operator of mass participation sports in the world; American City Business Journals, the largest producer of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a global company dedicated to ensuring the integrity of education and research; and POP, a digital marketing agency. Advance holds an approximately 12% interest in Charter and is among the largest shareholders in Reddit and Warner Bros. Discovery. Mr. Newhouse is a graduate of Tufts University.

Skills and Qualifications:
Mr. Newhouse’s qualifications to sit on Charter’s Board include his extensive experience in the cable programming, cable infrastructure, media and technology industries. Mr. Newhouse has developed a deep understanding of our industry and his expertise in the cable programming and cable infrastructure industries make him a valued member of our Board.

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Martin E. Patterson Independent Director Nominee Age: 38 Director Since: N/A Committees: N/A

Biographical Information:
Mr. Patterson is Senior Vice President of Liberty Media Corporation, Liberty Broadband Corporation, Liberty TripAdvisor Holdings, Inc. and Qurate Retail Group, and was formerly Senior Vice President of Atlanta Braves Holdings, Inc. until August 2024. He has been with Liberty Media Corporation, a media, communications and entertainment company, and its predecessors since 2010. Mr. Patterson has served on the board of directors of ComScore, Inc. since 2021 and was previously a director of Skyhook Wireless, Inc. and Ideiasnet S.A. He received his B.A. from Colorado College and is a CFA Charterholder.

Skills and Qualifications:
Mr. Patterson's qualifications to sit on Charter's board includes his extensive experience investing in public and private companies in the technology, media and telecommunications sectors.

Mauricio Ramos Independent Director Age: 56 Director Since: 2016 Committees: Nominating and Corporate Governance and Compensation and Benefits

Biographical Information:
Mr. Ramos served as the Chief Executive Officer of Millicom International Cellular S.A. (“Millicom”), a Luxembourg public liability company traded on the Stockholm and U.S. NASDAQ stock exchange (NASDAQ: TIGO) from April 2015 to May 2024; as an Executive Director from June 2020 to September 2024; and as Chairman of the Board from September 2023 to September 2024. Millicom is a leading telecommunications and media company dedicated to emerging markets in Latin America and Africa. Before joining Millicom, Mr. Ramos was President of Liberty Global’s Latin American division, a position he held from 2006 until February 2015. During his career at Liberty Global, Mr. Ramos held several leadership roles, including positions as Chairman and CEO of VTR in Chile and President of Liberty Puerto Rico. Throughout his career he has successfully developed both mobile and broadband businesses in Latin America, delivering solid operational improvement and outstanding financial results. In 2024 he was appointed Chair of the Partnership for Central America and became a member of the Board of Trustees of the Meridian International Center. From 2021 to 2023 Mr. Ramos also served on the Broadband Commission for Sustainable Development as a Commissioner and on the INCAE business school Presidential Advisory Council. He has served as Chair of the Digital Communications Industry Community of the World Economic Forum and on the GSMA Board of Directors from 2017-2019. He served as Director of the Biennial of the Americas from 2012 to 2015, Director of Columbus Networks from 2013 to 2014, and Director of the American Chamber of Commerce in Chile from 2007-2011, among various other roles. He is a citizen of the United States and Colombia and received a degree in Economics, a degree in Law, and a postgraduate degree in Financial Law from Universidad de los Andes in Bogota.

Skills and Qualifications:
Mr. Ramos’ qualifications to sit on Charter’s Board include his significant executive experience in the telecommunications and media industries. His experience in these areas as well as his experience developing both mobile and broadband businesses make him a valued member of our Board.

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Carolyn J. Slaski Independent Director Age: 62 Director Since: 2024 Committees: Audit

Biographical Information:
Ms. Slaski served as the Americas and US Vice-Chair of Talent of EY LLP from 2015 to 2021. Previously, Ms. Slaski was a Senior Audit Partner from 1984-2021 and, during that time, also served as the East Region Assurance Managing Partner from 2013 to 2015, New Jersey Office Managing Partner and Market Segment Leader from 2010-2013 and European Client Service Partner and Capital Markets Leader from 2002 to 2005. Ms. Slaski serves on the board of TELUS International where she sits on the Audit and HR committees. Ms. Slaski holds a Bachelor of Arts in Economics (Honors) from Rutgers University, a Certified Public Accountant certification and has completed EY’s Strategic Leadership Program by Harvard University.

Skills and Qualifications:
Ms. Slaski’s qualifications to sit on Charter’s Board include her many years of experience as an audit and lead partner with a major accounting firm. As an experienced director and audit committee member with extensive accounting, financial reporting and audit committee experience, Ms. Slaski brings a strong background in strategic leadership, risk management, information technology and information management to our Board.

J. David Wargo Independent Director Nominee Age: 71 Director Since: N/A Committees: N/A

Biographical Information:
Mr. Wargo is the founder and President of Wargo & Company, Inc., a private company specializing in investing in the communications industry since 1993. Mr. Wargo is a co-founder and was a member of New Mountain Capital, LLC from 2000 to 2008. Prior to starting Wargo & Company, he was a managing director and senior analyst of The Putnam Companies from 1989 to 1992, senior vice president and a partner in Marble Arch Partners from 1985 to 1989 and senior analyst, assistant director of research and a partner in State Street Research and Management Company from 1978 to 1985. Mr. Wargo has served as a director of Liberty TripAdvisor Holdings, Inc. since August 2014 and Liberty Broadband since March 2015. He has also served as a director of Liberty Global plc since June 2013, having previously served as a director of Liberty Global, Inc. from June 2005 to June 2013 and as a director of Liberty Media International, Inc. from May 2004 to June 2005. He served as a director of Strategic Education, Inc. (formerly Strayer Education, Inc.) from March 2001 to April 2019. He served as a director of Discovery Communications, Inc. from September 2008 until April 2022, after having served as a director of Discovery Holding Company from May 2005 to September 2008.

Skills and Qualifications:
Mr. Wargo’s qualifications to sit on Charter’s Board include extensive background in investment analysis and management, experience as a public company board member and his particular expertise in finance and capital markets will contribute to our Board’s consideration of our capital structure, evaluation of investment, financial opportunities and strategies, and strengthen our Board’s collective qualifications, skills and attributes.

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Christopher L. Winfrey Director Age: 49 Director Since: 2023 Committees: None

Biographical Information:
Mr. Winfrey was named President and Chief Executive Officer of Charter Communications in December 2022 and appointed to the Board of Directors in November 2023. He most recently served as Chief Operating Officer since 2021, where he oversaw all cable operations, including marketing, sales, field operations and customer operations, as well as Spectrum Enterprise. Mr. Winfrey joined Charter as Chief Financial Officer in 2010 responsible for Charter’s accounting, financial planning and analysis, procurement, real estate, tax and treasury functions, as well as mergers and acquisitions, capital structure activities and investor relations. Charter added oversight of its fiber-based Spectrum Enterprise business to his CFO responsibilities in 2019, and operational leadership of the residential and SMB Sales and Marketing organization, and Spectrum Community Solutions in February of 2021. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer of Unitymedia GmbH, Germany’s second-largest cable operator, and as Managing Director for Unitymedia’s cable operations, broadcasting and satellite entities. Earlier in his career, Mr. Winfrey served as Senior Vice President, Corporate Finance and Development at Cablecom, GmbH. He was previously a Director of Financial Planning and Analysis and Director of Operations Services of NTL Incorporated’s continental European operations, and a senior associate in the private equity group at Communications Equity Associates. Mr. Winfrey has spent more than 25 years in the cable industry, and in 2015 received The Internet & Television Association’s (NCTA) Vanguard Award for Young Leadership. He currently serves on the Boards of the NCTA, CableLabs, C-SPAN and National Urban League. He also serves on the University of Florida Business School Advisory Council. He received a B.S. in accounting and an MBA from the University of Florida.

Skills and Qualifications:
Mr. Winfrey’s qualifications to sit on Charter’s Board include his many years of experience as an executive in the telecommunications industry, including as our President and Chief Executive Officer since December 2022. Mr. Winfrey is responsible for setting and executing the goals and strategies related to our business and provides the Board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business.

Board of Directors and Committees of the Board of Directors
Our Board of Directors meets regularly throughout the year on an established schedule. The Board also holds special meetings and executive sessions and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2024, which twelve directors attended. Members of the Board of Directors are encouraged to attend the annual meeting each year. In 2024, the full Board of Directors held sixteen meetings and acted four times by unanimous written consent. Each of our incumbent directors, except Mr. Meyer, attended 75% or more of the aggregate meetings of the Board and of the Board committees on which they served during 2024.
The Board of Directors delegates authority to act with respect to certain matters to Board committees whose members are appointed by the Board of Directors. The current standing committees of the Board of Directors are the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and Finance Committee. The Audit, Compensation and Benefits, Nominating and Corporate Governance and Finance Committees each have a charter that is available on the “Investors” section of our website at ir.charter.com.
Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our risk management program. In 2024 Ms. Goodman and Messrs. Merritt and Markley served on the Audit Committee for the entire year. In addition, Ms. Slaski was appointed to the Audit Committee as of April 23, 2024. Mr. Merritt is Chairman of the Audit Committee. Charter’s Board of Directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the Board of Directors in 2024 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met four times in 2024.
The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company. During 2024, Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer served on the Compensation and Benefits Committee. Mr. Conn served as the
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Chairman of the Compensation and Benefits Committee during 2024. All members of the Compensation and Benefits Committee were determined by the Board of Directors in 2024 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Exchange Act. The Compensation and Benefits Committee met five times in 2024.
The Nominating and Corporate Governance Committee oversees corporate governance, including recommending Board and committee nominations, overseeing the Corporate Governance Guidelines, reviewing and reporting to the Board as to director independence, overseeing environmental, social and governance matters, reviewing public policy priorities and political engagement strategy and overseeing lobbying activities. The Nominating and Corporate Governance Committee considers director candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). During 2024, Messrs. Markley, Meyer, Newhouse and Zinterhofer served on the Nominating and Corporate Governance Committee for the entire year. In addition, former director Craig Jacobson served on the Nominating and Corporate Governance Committee through April 23, 2024 and Mr. Ramos was appointed to the Nominating and Corporate Governance Committee as of April 23, 2024. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee were determined by the Board in 2024 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee met four times in 2024.
The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions, in consultation with the Company’s legal and financial advisors. During 2024, Messrs. Conn, Maffei, Merritt, Newhouse and Zinterhofer served on the Finance Committee. The Finance Committee met one time and acted two times by unanimous written consent in 2024.
In addition to the standing committees described above, from time to time, the Board of Directors may create “ad hoc” committees for specific projects or transactions. Ad hoc committees acted by written consent during 2024 related to the Company’s stock buyback arrangements with each of A/N and Liberty Broadband.
On August 1, 2024, the Board of Directors established a Special Committee, consisting entirely of independent and disinterested directors, to investigate, explore, evaluate and negotiate any potential transaction involving Liberty Broadband. During 2024, Mses. Goodman and Slaski and Messrs. Conn, Markley and Merritt served on the Special Committee. Mr. Markley served as the Chairman of the Special Committee during 2024. The Special Committee met twenty-seven times in 2024.
The Nominating and Corporate Governance Committee and the Board of Directors have determined that a majority of the thirteen current directors are independent, and a majority of the thirteen director nominees are independent. The Nominating and Corporate Governance Committee and the Board of Directors have specifically determined that Mses. Goodman and Slaski and Messrs. Conn, Markley, Merritt, Ramos and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee and the Board of Directors also determined that Messrs. Maffei, Meyer, Nair, Patterson and Wargo are independent under the NASDAQ rules; however, due to their designation as nominees by, or relationship with, Liberty Broadband, a stockholder of the Company, they may not be considered independent under SEC rules for Audit Committee membership purposes. Similarly, the Nominating and Corporate Governance Committee and the Board of Directors determined that Messrs. Miron and Newhouse are independent under the NASDAQ rules; however, due to their designation as nominees by, or relationship with, A/N, a stockholder of the Company, they may not be considered independent under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee and the Board of Directors further determined that Messrs. Maffei, Meyer, Miron, Nair, Newhouse, Patterson and Wargo’s designation as nominees by, or relationship with, a stockholder of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Winfrey is President and Chief Executive Officer of the Company and is thus not independent for NASDAQ Rule purposes as an executive officer of the Company.
Nomination and Qualifications of Directors
Candidates for director are nominated by the Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee and subject to certain requirements under the Existing Stockholders Agreement, as amended by the Stockholders and Letter Agreement Amendment. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new Board membership to be considered by Charter’s Board of Directors should be individuals from varying business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. The Corporate Governance Guidelines provide that a candidate’s contribution of diversity to the Board of Directors (including factors such as industry sector, technical expertise and other background characteristics) will be one of the many elements considered in evaluating candidates. Further, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is important that Board members represent varying viewpoints. In considering candidates for the Board
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of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a Board member and other special skills that complement or supplement the skill sets of current directors.
We believe that the Board of Directors is comprised of an effective mix of experience, backgrounds, knowledge, and skills, including the following:
•
Seven directors and the new director nominees have experience and demonstrated expertise in managing large, complex organizations, such as serving as CEOs or next-level executives of a significant company or organization;

•	Five directors and the new director nominees have significant financial, accounting or other risk management expertise;
•	Two directors have significant technology and product development experience; and
•	Ten directors and the new director nominees have experience on one or more boards of other significant public or nonprofit organizations.
In addition, we believe that all of our directors have the following attributes that positively contribute to our Board of Directors:
•	Experience with video, internet, telephone, wireless or media businesses;
•	Experience with significant transactions, including financings, investments and acquisitions;
•	Judgment, skill, integrity and reputation; and
•	Varied business and professional backgrounds.
Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.
Stockholders also are free to suggest persons directly to the Board of Directors for the Board to consider as nominees. The Board of Directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholder Proposals for 2026 Annual Meeting” below for deadline requirements) in writing to the Board of Directors at the Company’s principal executive offices, in care of the General Counsel.
In July 2018, Dr. John C. Malone retired from the Board of Directors and served as a director emeritus until March 2024. As a director emeritus, Dr. Malone attended Board meetings, but did not have a vote on matters presented. Dr. Malone previously served on the Board of Directors as a designee of Liberty Broadband under the terms of the Existing Stockholders Agreement. In November 2023, Mr. Rutledge retired as Executive Chairman from the Board of Directors, but continues to serve as a director emeritus. As a director emeritus, Mr. Rutledge continues to attend Board meetings, but does not have a vote on matters presented.
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Governance Under the Stockholders Agreement
On May 23, 2015, the Company entered into an Agreement and Plan of Mergers (the “TWC Merger Agreement”) with the company formerly known as Charter Communications, Inc. (“Legacy Charter”), Time Warner Cable Inc. (“Legacy TWC”), and certain other subsidiary entities, pursuant to which the parties engaged in a series of transactions that resulted in Legacy Charter and Legacy TWC becoming wholly owned subsidiaries of Charter (the “TWC Transaction”) on the terms and subject to the conditions set forth in the TWC Merger Agreement. After giving effect to the TWC Transaction, Charter became the new public company parent that holds the operations of the combined companies.
On March 31, 2015, the Company entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the TWC Merger Agreement, with A/N, A/NPC Holdings LLC, Legacy Charter and Charter Communications Holdings, LLC (“Charter Holdings”), pursuant to which the Company became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction,” and together with the TWC Transaction, the “TWC and Brighthouse Transactions”).
In connection with the TWC and Brighthouse Transactions, Charter entered into the Existing Stockholders Agreement on May 23, 2015. On November 12, 2024, simultaneously with the execution of the merger agreement by and among Charter, Liberty Broadband, Fusion Merger Sub 1, LLC and Fusion Merger Sub 2, Inc., which provides for the merger of Liberty Broadband with and into a wholly owned subsidiary of Charter, Charter, Liberty Broadband and A/N entered into the Stockholders and Letter Agreement Amendment. Under the Existing Stockholders Agreement, as amended by the Stockholders and Letter Agreement Amendment, Liberty Broadband has designated Messrs. Nair, Patterson and Wargo as director nominees and A/N has designated Messrs. Miron and Newhouse as director nominees.
Under the terms of the Existing Stockholders Agreement, as amended by the Stockholders and Letter Agreement Amendment, and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Two designees selected by A/N are members of the Board of Directors of Charter and three designees selected by Liberty Broadband are members of the Board of Directors of Charter. The remaining eight directors are not designated by either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to designate at least one director to each of the committees of Charter’s Board of Directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company. Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three directors not designated by either A/N or Liberty Broadband and one designee of each of A/N and Liberty Broadband. The Stockholders and Letter Agreement Amendment provides that, during the pendency of the Liberty Broadband merger agreement, any designees of Liberty Broadband on the Compensation and Benefits Committee will not participate in such designee’s capacity as a member of the Compensation and Benefits Committee in any discussions or decisions relating to the hiring, firing or compensation of the Chief Executive Officer and the Chief Financial Officer of the Company. Neither A/N nor Liberty Broadband has designated a director to serve on the Audit Committee, but each has designated a director to serve in an observer role on the Audit Committee. A/N and Liberty Broadband also have certain other committee designation and governance rights.
Under the Existing Stockholders Agreement, as amended by the Stockholders and Letter Agreement Amendment, Liberty Broadband and A/N are required to vote (subject to the applicable voting cap) their respective shares of Charter Class A common stock and Charter Class B common stock for the director nominees nominated by the Nominating and Corporate Governance Committee, including the respective designees of Liberty Broadband and A/N, and against any other nominees, except that, with respect to the directors not designated by either A/N or Liberty Broadband, Liberty Broadband and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty Broadband or any group which includes any of them are voted, if doing so would cause a different outcome with respect to any such directors.
Board Leadership Structure, Company Strategy and Risk Oversight
Mr. Zinterhofer is the Non-Executive Chairman of the Board. Mr. Winfrey, President and Chief Executive Officer of the Company and a Board member, is responsible for setting the strategic direction for the Company in consultation and with the necessary approvals of the Board of Directors and is responsible for the day-to-day leadership and performance of the Company.
The Non-Executive Chairman presides over meetings of the Board of Directors and executive sessions of independent directors and provides leadership for the non-A/N and non-Liberty Broadband directors. The Non-Executive Chairman serves as a liaison
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between the independent directors and the President and Chief Executive Officer and has authority to call meetings of the independent directors. The Non-Executive Chairman leads the Board’s annual evaluation of the President and Chief Executive Officer’s performance. If requested, the Non-Executive Chairman is available for consultation and direct communication with major stockholders and regulators under appropriate circumstances. The Non-Executive Chairman also monitors and coordinates with management on corporate governance issues and developments.
Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for Board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our Board. In connection with this process, the Company determined that Board leadership is best provided through a clearly defined and significant Non-Executive Chairman role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The Board believes that its current structure and governance allows it to provide effective challenge and oversight of management.
The Board regularly discusses with management the Company’s competitive positioning, strategic dynamics and business priorities. We are a leading broadband connectivity company and cable operator with services available to approximately 57 million homes and businesses in 41 states through our Spectrum brand. Over an advanced communications network, we offer a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice. For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. We also distribute award-winning news coverage and sports programming to our customers through Spectrum Networks.
The Board discusses and advises management with respect to the Company’s strategies to effectively operate within each of our service areas. These discussions support our core initiatives, which focus on the evolution of our network and products, expansion of our footprint, and the execution of high-quality operations, including customer service. It allows us to maintain a state-of-the-art connectivity network that delivers high quality, competitively priced products, with outstanding service, allowing us to increase both the number of customers we serve over our network and the number of products we sell to each customer. This combination also reduces the number of service transactions we perform per relationship, yielding higher customer satisfaction and lower customer churn, which results in lower costs to acquire and serve customers and greater profitability.
In addition to discussions with management, our non-management directors meet regularly in executive sessions that are chaired by our Non-Executive Chairman with no members of management present. Non-management directors use these executive sessions to discuss matters of concern, as well as evaluations of the President and Chief Executive Officer and senior management, management and Board successions, matters to be included on Board agendas, and additional information the Board would like management to provide to them.
The chairs and all members of the Board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.
The full Board of Directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the Board of Directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as separately with each of the General Counsel, the Senior Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our succession planning and compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending Board and committee nominations and the Corporate Governance Guidelines and determining director independence, as well as overseeing the Company’s public policy priorities, political engagement strategy and lobbying activities. The Government Affairs team manages the Company’s lobbying activities and reports directly to the President and Chief Executive Officer, with oversight from the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee provides oversight, our Government Affairs Team is responsible for the activities, positions and daily decision-making consistent with this oversight. The Board has delegated authority and responsibility for state and local campaign contributions to the President and Chief Executive Officer, subject to the provisions of the Company’s Code of Conduct and any other applicable Company policies. Procedurally, corporate political spending plans and decisions are reviewed and approved by the President and Chief Executive Officer. The Nominating
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and Corporate Governance Committee receives an annual report from the Government Affairs team on the Company’s political engagement strategy, including lobbying activities and expenditures made during the past year and the framework for the coming year. The Board of Directors receives quarterly updates on regulatory activities and policy priorities and regular updates on significant policy issues facing the Company.
Compensation Risk Assessment
An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the work and conclusion of the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.
Proactive Stockholder Engagement
Charter values and carefully considers the feedback we receive from our stockholders. In 2024, we engaged in constructive dialogue with our leading institutional stockholders. We reached out to and offered to have discussions with our 15 largest stockholders holding approximately 83% of the shares of our outstanding stock. We also engaged with stockholders who contacted us requesting engagement and have engaged with the stockholder who submitted a proposal for consideration at the 2025 annual stockholders’ meeting. We engaged with each stockholder who accepted our offer, making our Executive Vice President, General Counsel and Corporate Secretary, our Senior Vice President, Investor Relations and our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary available. We also engaged with proxy advisory firms. Stockholder feedback, including through direct discussions and prior stockholder votes, is reported to our Nominating and Corporate Governance Committee regularly throughout the year. We also review our practices against guidelines published by stockholders and proxy advisory firms, among others.
The engagements covered a variety of topics. The topics most often raised and the Company’s response to these discussions are summarized below.
Lobbying Activities and Political Spend. Our Company makes significant disclosures regarding lobbying and political contributions, and our Board believes that these current disclosures are appropriate and consistent with the objectives of transparency and accountability reflected in the political spending stockholder proposal. During our engagement discussions, some stockholders indicated they would appreciate increased disclosure describing the Company’s management and oversight of lobbying and political spend activities. In this regard, we reviewed our practices against the CPA-Zicklin Index of Corporate Political Disclosure and Accountability and as a result, adopted a Political Activities Policy Statement in 2024 and amended our Nominating and Corporate Governance Committee Charter to provide the Committee with oversight of our lobbying and political contribution activity. The Board annually receives a report on lobbying activities from the head of Government Affairs during one of its quarterly, in-person meetings, as well as quarterly updates on legislative and regulatory activities. The Company maintains a public policy website that sets out the Company’s views as to regulatory and other policy issues around our business, including the Political Activities Policy Statement. Those are the public policy issues we focus upon through our government affairs efforts.
We received a stockholder proposal regarding political spending in 2024, similar to the stockholder proposal regarding political spending contained in this proxy statement. The proposal requests that the Company prepare a semiannual report disclosing the Company’s (i) policies and procedures for making political contributions and expenditures and (ii) monetary and non-monetary political contributions and expenditures. Our position on the political spending proposal is set forth in greater detail under the description of the proposal in this proxy statement.
Director Overboarding. In recent years, some investors have expressed concerns about the number of outside public company boards that certain highly sought-after directors serve on. In addition, some investors and proxy advisors have instituted “bright-line” proxy voting policies on the number of outside public company boards that a director may serve on. The Board acknowledges the concern that such directors could lack the resources to perform all of their obligations to each board. Accordingly the Nominating and Corporate Governance Committee considers all aspects of each director’s contributions, skills and dedication to ensure that each remains an effective director for the Company.
We take seriously the views of our stockholders and took into consideration all the various input we received, and intend to continue our stockholder engagement efforts in 2025.
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Stockholder Contact with Directors
Individuals may communicate directly with members of the Board of Directors or members of the Board’s standing committees by writing to the following address:
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attn: Corporate Secretary
The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the Board of Directors. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board of Directors, a standing committee of the Board of Directors, or any individual member of the Board of Directors. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded. Communications including substantive accounting matters will be forwarded to the Chair of the Audit Committee.
2024 Director Compensation
The non-employee director compensation package for 2024 included an annual retainer of $120,000 in cash or equity as elected by each director. The non-employee director compensation package also included an annual award of $200,000 in restricted stock, except with respect to the Non-Executive Chairman, who received an annual award of $350,000 in restricted stock. In addition to these annual retainers, under the non-employee director compensation package, the Audit Committee chair receives $30,000 per year, the Compensation and Benefits Committee chair receives $25,000 per year, and the Nominating and Corporate Governance Committee chair receives $20,000 per year. Each Audit Committee member (including the chair) receives $30,000 per year, each Compensation and Benefits Committee member (including the chair) receives $25,000 per year, each Finance Committee member receives $20,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $20,000 per year. Mr. Winfrey, Charter’s President and Chief Executive Officer, is the only current director who was also an employee during 2024.
The Special Committee director compensation package for 2024 included an annual retainer of $20,000 in cash for each Special Committee member, except the Special Committee chair who receives an annual retainer of $40,000 in cash. In addition to these retainers, under the Special Committee director compensation package, each Special Committee member, other than the Special Committee chair, receives $2,000 for each meeting attended in excess of six meetings, and the Special Committee chair receives $3,000 for each meeting attended in excess of six meetings.
The following table sets forth information regarding the compensation paid or issued to those non-employee members of the Board of Directors listed below, as well as to Mr. Rutledge as a non-employee Director Emeritus, for services rendered for the fiscal year ended December 31, 2024.
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Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	238,333	199,799	438,132
Kim C. Goodman	64,333	319,572	383,905
Craig Jacobson	6,257	―	6,257
Gregory B. Maffei	45,000	319,572	364,572
John D. Markley, Jr.	269,667	199,799	469,466
David Merritt	248,060	199,799	447,859
James E. Meyer	140,000	199,799	339,799
Steven A. Miron	25,000	319,572	344,572
Balan Nair	―	319,572	319,572
Michael A. Newhouse	160,000	199,799	359,799
Mauricio Ramos	38,770	319,572	358,342
Thomas M. Rutledge (Director Emeritus)	―	319,572	319,572
Carolyn J. Slaski	151,612	199,799	351,411
Eric Zinterhofer	65,000	469,690	534,690

(1)
Cash compensation to the directors, other than Special Committee compensation, is paid in advance on a quarterly basis. Special Committee cash compensation is paid in arrears on a quarterly basis. In addition to the annual retainer, Mr. Conn received payments for his service as the Compensation and Benefits Committee chair, as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. Ms. Goodman elected to receive her annual retainer in equity for 2024 and she received payments for her service as a member of the Audit Committee. Former director Mr. Jacobson did not receive an annual retainer in 2024 as he had elected to receive his annual retainer in equity, but he did receive a prorated payment for his service as a member of the Nominating and Corporate Governance Committee. Mr. Maffei elected to receive his annual retainer in equity for 2024 and he received payments for his service as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. In addition to the annual retainer, Mr. Markley received payments for his service on the Audit Committee, and as chair and as a member of the Nominating and Corporate Governance Committee. In addition to the annual retainer, Mr. Merritt received payments for his service as chair and as a member of the Audit Committee and for his service on the Finance Committee. In addition to the annual retainer, Mr. Meyer received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Miron elected to receive his annual retainer in equity for 2024 and he received payments for his service on the Compensation and Benefits Committee. Mr. Nair elected to receive his annual retainer in equity for 2024 and did not serve on any committees during 2024. In addition to the annual retainer, Mr. Newhouse received payments for his service as a member of the Nominating and Corporate Governance Committee and as a member of the Finance Committee. Mr. Ramos elected to receive his annual retainer in equity for 2024 and he received payments for his service on the Compensation and Benefits Committee and a prorated payment for his service on the Nominating and Corporate Governance Committee. Mr. Rutledge elected to receive his annual director emeritus retainer in equity for 2024. In addition to a prorated annual retainer payment, Ms. Slaski received a prorated payment for her service on the Audit Committee. Mr. Zinterhofer elected to receive his annual retainer in equity for 2024 and he received payments for his service as a member of the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee and the Finance Committee. For their service on the Special Committee, Mses. Goodman and Slaski and Messrs. Conn, Markley (as chair) and Merritt each received a prorated annual retainer and payments for each Special Committee meeting attended in excess of six meetings.

(2)
Represents the grant date fair value of restricted stock grants for directors, which were granted on April 23, 2024 and vest one year after the date of grant on April 23, 2025. Amounts include the annual equity retainer granted to all directors, and Mr. Rutledge as director emeritus, with a grant date fair value of $199,799 (and $349,917 for Mr. Zinterhofer as the Non-Executive Chairman). For Ms. Goodman and Messrs. Maffei, Miron, Nair, Ramos and Zinterhofer, and Mr. Rutledge as director emeritus, amounts also include the annual retainer that they elected to receive in the form of equity and which had a grant date fair value of $119,772. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions. For more information, see “Tax and Accounting” under Compensation Discussion and Analysis.

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Executive Officers
Our executive officers for purposes of Section 16 of the Exchange Act, listed below, are elected by the Board of Directors annually, and each serves at the pleasure of the Board of Directors or until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers	Position
Christopher L. Winfrey	President and Chief Executive Officer
Richard J. DiGeronimo	President, Product and Technology
Jessica M. Fischer	Chief Financial Officer
Jamal H. Haughton	Executive Vice President, General Counsel and Corporate Secretary
Kevin D. Howard	Executive Vice President, Chief Accounting Officer and Controller
R. Adam Ray	Executive Vice President, Chief Commercial Officer

Information regarding our executive officers, other than Mr. Winfrey who also serves as a director, is set forth below. Information regarding our other senior company leaders is available on the “Investors” section of our website at ir.charter.com.

Richard J. DiGeronimo President, Product and Technology Age: 47

Mr. DiGeronimo has been President, Product and Technology of the Company since December 2022. Mr. DiGeronimo oversees Charter's product organizations, software development & IT, connectivity technology, network operations, business development, Spectrum Reach, and programming acquisition. Mr. DiGeronimo joined Charter in 2008 as Vice President of Product Management and has served in several leadership roles, including Senior Vice President of Product and Strategy, Executive Vice President of Product and Strategy, Executive Vice President, Chief Product Officer, and he was appointed Chief Product and Technology Officer in 2019. Mr. DiGeronimo joined Charter from Level 3 Communications, where he served as Vice President and General Manager of the Cable Markets Group. He also held leadership roles in product management and corporate finance over his eight years at Level 3. Mr. DiGeronimo started his career at Bear Stearns where he focused on technology investment banking. Mr. DiGeronimo was named Women in Cable Telecommunications (WICT) Rocky Mountain Mentor of the Year in 2015 and serves on the board of directors and as event co-chair of Adaptive Spirit, the primary fundraiser for the United States Paralympics Ski and Snowboard Teams. He received a BBA from the Ross School of Business at the University of Michigan where he graduated with High Distinction.

Jessica M. Fischer Chief Financial Officer Age: 39

Ms. Fischer was named Chief Financial Officer of Charter in October 2021. Ms. Fischer oversees Accounting, Finance, Tax and Risk Management, Procurement, Investor Relations, Internal Audit, Business Intelligence and Corporate Budgeting and Planning. Additionally, she manages Charter’s equity and capital markets strategy and execution, as well as M&A and investing activity. Ms. Fischer most recently served as Executive Vice President, Finance and joined Charter as Corporate Treasurer in 2017. Before joining Charter, she was a partner in the National Tax Department at EY where she advised clients on the tax structuring and implementation of partnership transactions primarily in the media and telecommunications space, including advising Charter on its transactions with Time Warner Cable and Bright House Networks in 2016. She is a graduate of Washington University in St. Louis, where she earned a B.S. in business administration in accounting and managerial economics, and a Master of Science in business administration with a concentration in accounting.

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Jamal H. Haughton Executive Vice President, General Counsel and Corporate Secretary Age: 50

Mr. Haughton joined Charter as Executive Vice President, General Counsel and Corporate Secretary in 2023. Mr. Haughton serves as Charter’s chief legal officer and oversees all legal functions across a broad range of disciplines including corporate, commercial, transactional, litigation, product, and programming, as well as regulatory legal matters. Mr. Haughton joined Charter from Madison Square Garden Entertainment Corp. (MSG Entertainment), where he served as the Company’s Executive Vice President, General Counsel and Corporate Secretary, working closely with executive leadership to support MSG Entertainment’s long-term direction and growth. Prior to MSG Entertainment, Mr. Haughton served as Senior Vice President and General Counsel at Samsung Electronics America, Inc. He served as Samsung’s chief legal officer for the U.S. and was responsible for providing counsel to the CEO and senior leadership on all legal matters affecting Samsung and its subsidiaries. Mr. Haughton spent 10 years at Cablevision Systems Corporation in roles of increasing responsibility. In his last role at Cablevision as Senior Vice President, Associate General Counsel and Assistant Secretary, Mr. Haughton provided ongoing legal counsel to the Board of Directors and senior executive management on corporate governance, public company reporting, corporate finance and major strategic company-wide corporate transactions, including Cablevision’s sale to Altice USA in 2016. Mr. Haughton began his legal career in the New York office of Cravath, Swaine & Moore LLP, where he spent seven years in the firm’s Corporate Practice where he specialized in domestic and cross-border mergers and acquisitions, corporate finance, and securities law matters. Mr. Haughton has been recognized with several industry honors including Chambers’ “Global Top 100 GC Influencers” (2019). Mr. Haughton received his J.D. from Yale Law School and his B.A. from the University of Michigan.

Kevin D. Howard Executive Vice President, Chief Accounting Officer and Controller Age: 55

Mr. Howard is Executive Vice President, Chief Accounting Officer and Controller at Charter. He joined Charter in 2002 as Director of Financial Reporting and was promoted to Chief Accounting Officer and Controller in 2006. He also served as Interim Chief Financial Officer from August 1, 2010, through October 31, 2010. Mr. Howard is responsible for Charter's operational and technical accounting, taxes, financial reporting, payables, business continuity and enterprise resource planning operations. Mr. Howard joined Charter from Arthur Andersen LLP, where he served as an auditor in the audit division for nearly a decade. He is a certified public accountant and a certified managerial accountant. He received a B.S. in finance and economics from the University of Missouri-Columbia.

R. Adam Ray Executive Vice President, Chief Commercial Officer Age: 49

Mr. Ray is Executive Vice President, Chief Commercial Officer at Charter. He oversees the Company’s residential and commercial marketing and sales efforts which include Spectrum Enterprise, Spectrum Community Solutions, Spectrum Stores, and direct, digital and inbound sales. Spectrum Enterprise provides a full suite of internet solutions, networking, voice, video and managed services to Charter's largest business customers. Spectrum Community Solutions delivers products and services to apartments, condos, and gated single-family community developments. He also leads cable operations business planning and marketing and sales analytics. Mr. Ray has held several leadership positions at Charter, most recently as Executive Vice President, Sales Operations and Planning, and prior to that was Executive Vice President, Spectrum Community Solutions. Prior to that he served as Regional Vice President of Field Operations for the Florida Region, Group Vice President of Residential Direct Sales, and earlier in his career at Charter served as Senior Director, Sales Operations in Los Angeles. In 2005, Mr. Ray joined Charter from Comcast, where he spent four years as a sales leader in Knoxville, Tennessee. Mr. Ray received a B.A. in biology from Maryville College, a master’s degree from Austin Peay State University, and an MBA from the University of Tennessee-Knoxville. In addition, he is a graduate of the Cable Executive Management program at Harvard Business School.

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Compensation Committee Interlocks
and Insider Participation
During 2024, the Compensation and Benefits Committee consisted of Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer, none of which was an officer or employee of Charter or any of its subsidiaries. See “Certain Relationships and Related Transactions” below for information on related party transactions.
During 2024: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s Board of Directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity in circumstances where an executive officer of that entity served on the Compensation and Benefits Committee of Charter’s Board of Directors.
Report of the Compensation and Benefits Committee
The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we specifically state otherwise.
The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.
W. LANCE CONN, Chairman
GREGORY B. MAFFEI
STEVEN A. MIRON
MAURICIO RAMOS
ERIC L. ZINTERHOFER
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Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes important elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) in fiscal year 2024. The Compensation and Benefits Committee of our Board of Directors (the “Committee”), working with management and with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.
Fiscal Year 2024 Named Executive Officers
•	Christopher L. Winfrey, President and Chief Executive Officer
•	Richard J. DiGeronimo, President, Product & Technology
•	Jessica M. Fischer, Chief Financial Officer
•	Jamal H. Haughton, EVP, General Counsel & Corporate Secretary
•	R. Adam Ray, EVP, Chief Commercial Officer
Executive Summary
Fiscal 2024 Operational and Financial Highlights
Charter’s operational achievements over the course of 2024 reflected our ongoing strategic priorities of network evolution, network expansion, and advancing our commitment to providing high quality, affordable connectivity services to our customers. Key achievements over the year are as follows:
•
Evolution – continued to evolve our connectivity network to offer symmetrical and multi-gigabit Internet speeds across our entire footprint and have launched symmetrical Internet service in eight markets and 2x1 Gbps service in two markets, enhanced connectivity speeds through the launch of WiFi 7, and transformed our major programming agreements to provide customers with greater flexibility and include ad-supported versions of key programmer streaming applications within our video packages.

•
Network Expansion – expanded our footprint with 1.5 million new passings, including 393,000 new subsidized rural passings. Mobile lines also grew by 2.1 million with 16% of Internet customers now having Spectrum Mobile, up from 13% in 2023 and with substantial additional opportunity to expand utilization of our converged connectivity product.

•
Customer Commitment – launched our new Life Unlimited brand platform, along with a customer commitment to performance and service benchmarks, simplified pricing with bundles and price guarantees, and automatic speed increases for certain customers.

These operational results are the product of Charter’s multi-year initiatives to drive customer growth by both expanding our footprint and continuously improving the connectivity products and services offered to customers. For the fiscal year ended December 31, 2024, Charter also achieved the following financial performance milestones:
•	Revenue grew by 0.9% to $55.1 billion
•	Adjusted EBITDA grew by 3.1% to $22.6 billion(1)
•	Generated free cash flow of $4.3 billion(1)
•
Charter also purchased approximately 4.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $1.3 billion in 2024 at an average price per share of $312.94.

(1)	See “Non-GAAP Financial Measures” in Appendix A.
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The graph below tracks Charter’s 5-year total shareholder return (TSR) against the S&P 500 and Primary Peer Group companies. Since Charter’s peer group was changed in 2024 (with DISH Network being replaced by EchoStar following the merger of these two companies), both the current 2024 peer group, which includes EchoStar, and the prior 2023 peer group, which does not include EchoStar, are tracked on the graph (due to similar performance, the 2023 peer group and 2024 peer group lines are identical on the chart). See “Compensation Peer Groups” section below for further details on Charter’s Primary and Secondary Peer Groups.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Charter Communications, Inc., the S&P 500 Index,
2023 Peer Group and 2024 Peer Group

*$100 invested on 12/31/19 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.
Copyright© 2025 Standard & Poor's, a division of S&P Global. All rights reserved.
Talent Planning
Each year, the Committee works closely with the CEO, management and the Committee’s consultants in talent planning and managing executive transitions for the Company’s executive officers. The work conducted includes promoting or hiring executives in connection with the expansion and transition of responsibilities, conducting talent development processes to support such activity, and crafting the proper compensation packages and incentives. The Committee believes this process has been effective at progressing Charter’s highly experienced management team and maintaining the focus to deliver on Charter’s strategies for growth and value creation. Mr. Haughton joined Charter on November 6, 2023 as EVP, General Counsel & Corporate Secretary in connection with the retirement of his predecessor, and there were otherwise no promotions or role changes among the Named Executive Officers in 2024.
Compensation Structure & Pay for Performance Alignment
Charter structures its NEO compensation packages to provide a total opportunity that is competitive against the median of Charter’s peer group, create a strong linkage between the actual compensation earned by our NEOs and Company performance, and reward both growth-oriented annual operating results as well as sustainable long-term shareholder returns.
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The following table summarizes the performance-focused elements of Charter’s incentive designs in 2024 and the resulting alignment between compensation realized by our NEOs and results achieved by the Company.
Summary of 2024 Performance-Oriented Incentive Program Designs

Annual Incentive Plan
•
Annual cash incentive with target opportunities based on a percentage of base salary and representing a meaningful portion of the overall cash compensation mix — all NEOs participated in the annual incentive plan with target bonus opportunities ranging from 150% to 250% of base salary, tying a substantial portion of cash compensation to the achievement of financial results and strategic business objectives.

•
Threshold bonus payout level set at 60% of target and maximum bonus payout level set at 150% of target — the payout range balances downside and upside earnings potential to create a strong incentive for the achievement of sustainable financial and operational performance, delivered through the execution of Charter’s growth-oriented strategy.

•
Formulaic plan design with financial metrics that are key indicators of Charter’s success and measures of long-term value creation in a subscription business — metrics reward top and bottom-line performance and the achievement of key strategic objectives for the business. For all NEOs, the metrics were total revenue (excluding mobile device related revenue) weighted at 20%, total Adjusted EBITDA weighted at 60%, and Strategic Objectives weighted at 20%. For 2024, Strategic Objectives related to the execution of Charter’s network evolution and expansion initiatives and the effective management of capital and free cash flow.

•
Challenging, meaningful performance objectives — performance levels are tied to meaningful growth, motivate strong revenue and Adjusted EBITDA results, and balance reward levels with the relative difficulty of achieving given levels of performance.

Annual Long-Term Incentive Plan
•
Annual equity grants with target opportunities set as a fixed dollar value and representing the majority of the total annual compensation package — all NEOs are eligible to participate in the annual long-term incentive plan, which awards equity grants to participants in January of each year. With the exception of Mr. Haughton who joined the Company in November 2023, all of the NEOs participated in the 5-Year Performance-Based Equity Program in 2023 (the “2023 Performance Equity Program” described further below) and only received a 2024 grant under the annual long-term incentive plan if their target long-term incentive opportunity increased in 2024 relative to the target opportunity used for determining their grant under the 2023 Performance Equity Program. In such cases, the annual long-term incentive plan award value delivered to the NEO in 2024 represented only the difference between their new target long-term incentive opportunity and the target opportunity as of the grant date for the 2023 Performance Equity Program, with such incremental value further prorated depending on the quarter in which the increase was effective for that NEO. The full annual long-term incentive targets for the NEOs – including those who did not receive a grant under the annual long-term incentive plan in 2024 – represent between 63% to 74% of total compensation.

•
Award mix that emphasizes stock price appreciation — grants are generally delivered in a mix of 90% stock options and 10% RSUs, emphasizing the performance-based nature of long-term awards and to reflect the influence of the leadership roles the NEOs hold within Charter.

•
Grants with multi-year time-based vesting period — grants 100% vest on the third anniversary of the grant date (3-year cliff vesting), ensuring that performance achievement and value delivered under the program are tied to a long-term time horizon.

5-Year Performance-Based Equity Program (the “2023 Performance Equity Program”)
•
Special equity program providing multiple years of long-term incentive value in a single grant, aligning with multi-year strategic business initiatives — all of the NEOs except for Mr. Haughton participated in the 2023 Performance Equity Program, with awards made to program participants in February 2023 (Mr. Haughton joined in November 2023 after the grants were made and therefore participates only in the annual long-term incentive plan). Under the program, each participant received a target award value equal to 5x their annual target long-term incentive opportunity, less value already delivered through the annual long-term incentive plan in January of that year. By combining equity award value that would ordinarily be granted in future years into a single grant with vesting tied to continued service and stock price

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achievement, the 2023 Performance Equity Program creates additional incentive for participants to drive sustained stock price growth. In particular, the size and length of the program aligns with Charter’s multi-year growth initiatives, including network expansion in both rural and existing markets and network evolution to provide converged gigabit connectivity across Charter’s entire footprint, the successful execution of which are key drivers of stock price growth. The 2023 Performance Equity Program is comparable in design to the program Charter adopted in 2016, which was also structured to incentivize management through a multi-year, transformational period, specifically the integration of multiple businesses following the Transactions completed in that year.

•
Option-heavy award mix that mirrors the annual long-term incentive plan and emphasizes stock price appreciation — all participants received grants such that, of the total number of options and units granted, 90% of such total was stock options and 10% was RSUs. This is comparable to the mix for the annual long-term incentive plan (which uses a mix of 90% stock options and 10% RSUs, based on the allocation of value between the different vehicles versus the overall number of options and units granted) and ties the substantial majority of value realized to stock price appreciation.

•
Time-based vesting period of 3 to 5 years, longer than the 3-year cliff vesting schedule used in the annual long-term incentive plan and aligning with the 5-year period over which the program is intended to deliver value — grants are subject to time-based vesting criteria with equal components of the award becoming eligible to vest (subject to additional performance criteria) on each of the third, fourth and fifth anniversaries of the grant date. This vesting structure provides a longer time horizon over which awards are earned relative to the annual long-term incentive plan, consistent with the multiple years of award value delivered under the program.

•
Performance-based vesting criteria that tie vesting to the achievement of targeted levels of stock price appreciation — in addition to time-based vesting criteria, awards under the 2023 Performance Equity Program require the achievement of significant increases to Charter’s stock price in order to vest, with each tranche of stock options and RSUs having an associated stock price hurdle that must be achieved in order for that tranche to vest. There are a total of six price hurdles ranging from $507 to $1,000 and representing between 28% to 152% stock price growth relative to the February 10, 2023 closing stock price of $396.94 (the reference point used by the Committee and the Board when approving performance objectives for the program). These levels of price appreciation correspond to 5-year compound annual growth rates between 5% and 20%, and if a price hurdle is not achieved by the sixth anniversary of the grant date then the associated stock options and RSUs will be forfeited. The specific time and performance-vesting requirements of stock options and RSUs under the 2023 Performance Equity Program, along with other relevant terms and conditions of these awards, are described further in the Long-Term Incentives section of this CD&A.

•
No accelerated vesting upon any involuntary termination or voluntary resignation occurring outside of a change in control — accelerated vesting is only provided in circumstances where the associated price hurdle has been achieved and either (i) the termination is due to death or disability, or (ii) an involuntary termination without cause or voluntary resignation for good reason in connection with a change in control. This treatment is an important shareholder protection mechanism and ensures that participants only recognize value from the program in connection with the achievement of stock price appreciation over a multi-year time horizon.

Long-Term Incentive Program Aligns Pay and Performance
Since the completion of the Transactions in May 2016, Charter has applied a consistent approach to incentive design. Specifically, Charter’s philosophy has been to deliver the largest portion of NEO compensation in the form of long-term incentives tied to stock price appreciation, i.e., stock options. These long-term awards have either been delivered through annual grants of time-vested awards or as part of special, multi-year performance-based equity programs. In each case, awards utilize an option-heavy mix, and the multi-year programs further incentivize price appreciation by granting multiple years of value up-front and tying such value to additional stock price hurdle vesting requirements.
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Over the same time period, Charter achieved a period of significant stock price growth, increasing 261% from $227.41 (the closing price of Charter’s Class A common stock on May 18, 2016) to a high of $821.01 (the closing stock price on September 2, 2021). Following this period of growth, the stock price declined by 69% to a low of $254.61 (the closing stock price on April 26, 2024) before recovering by 35% to a price of $342.77 (the closing stock price on December 31, 2024). This decline in stock price was primarily driven by an industry-wide slowdown in customer growth resulting from factors such as the post-pandemic reduction in move volume, increased competition, and the end of the Affordable Connectivity Program in mid-2024. As illustrated in the exhibit below, Charter’s consistent approach to long-term incentive design has over time created a strong linkage between the potential compensation realizable by NEOs and stock price performance. In particular, Charter’s currently outstanding equity awards, which are comprised primarily of stock options, demonstrate a significant degree of performance accountability as Charter generates future stock price appreciation:
•
The particular grants received over 2016 to 2019 vary by NEO and delivered significant realizable earnings potential as Charter’s price grew; however, a substantial portion of such awards are still held by NEOs (see the “Outstanding Equity Awards at Fiscal Year End” table on page 42), continuing to incentivize stock price growth and demonstrating management’s commitment to sustained price appreciation.

•
The annual grants made in January 2020, 2021 and 2022 all remain outstanding and are substantially underwater, requiring price appreciation between 49% and 82% (from Charter’s December 31, 2024 closing stock price) to be at-the-money and begin generating value for the NEOs.

•
The annual grants made in January 2023 are slightly underwater (with grant prices 13% above the December 31, 2024 closing stock price) and therefore provide a strong incentive for price appreciation from current levels. Furthermore, the multi-year value delivered with the 2023 Performance Equity Program in February 2023 provides significant earnings potential for the NEOs, but only if significant stock price appreciation thresholds ranging from $507 to $1,000 are met and sustained (based upon the 60-trading day average closing stock price) between the third and sixth anniversaries of the grant date.

Charter Historical Stock Price Performance & Stock Option Grant Prices

Charter believes that historical stock price performance and long-term incentive outcomes demonstrate the desired alignment between NEO compensation opportunities and long-term shareholder value creation, in particular creating a balanced incentive profile that is appropriate given historical stock price performance. The performance-oriented focus of Charter’s compensation programs is further illustrated and discussed in the Pay Versus Performance disclosure on page 71 of this proxy statement.
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Mix of Pay
Charter’s compensation structure for the NEOs results in an overall mix of pay that is highly performance-based, particularly with respect to the proportion of compensation tied to stock price appreciation via stock options and without taking into account the performance-based incentives derived from previously vested equity awards. In measuring the compensation mix granted in 2024 to the CEO and other NEOs, Charter considers both the value delivered in 2024 (as disclosed in the Summary Compensation Table) plus an annualized portion of the grant value of time and performance-based equity awards granted in 2023, with such value annualized over the 5-year period through the last time-based vesting date of the 2023 Performance Equity Program. Based on these combined values, the 2024 pay mix for Charter’s CEO and other NEOs was as follows:

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Compensation Actions in 2024
The Committee established 2024 compensation actions for the NEOs within the framework of the Committee’s compensation philosophy and in accordance with the section below regarding the process for determining executive compensation. Key elements of the Committee’s process include comparing compensation levels against industry and size-appropriate peer group companies, designing pay for performance incentive programs, linking a significant majority of pay to sustained stock price growth, and ensuring that outstanding incentive value appropriately motivates and retains NEOs. Through this approach, the Committee entered into or amended employment agreements, determined any appropriate changes to NEO compensation levels, and established annual and long-term incentive designs for the 2024 fiscal year. The actions undertaken by the Committee for 2024 included the following:
1.
Renewed the employment agreement with Mr. Ray in connection with his continued service as EVP, Chief Commercial Officer and granted him an off-cycle equity award in connection with the increase to his target long-term incentive opportunity.

In December 2023, the Committee approved renewing the employment agreement with Mr. Ray, increasing his base salary from $625,000 to $725,000 and his long-term incentive opportunity from $3.0 million to $3.75 million as of the January 19, 2024 effective date of the amended agreement. Mr. Ray’s annual bonus opportunity remained at 150% of base salary. In connection with the increase to Mr. Ray’s long-term incentive opportunity, the Committee also approved an off-cycle equity award of $750,000, equal to the increase in his target long-term incentive opportunity, with a January 19, 2024 grant date. The award was delivered in a mix of 90% stock options and 10% RSUs, vests on the third anniversary of the grant date and provides a 10-year term to exercise stock options. The number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant, and the number of RSUs granted equals the portion of the grant value allocated to RSUs divided by the grant price (the average of the high and low prices of Charter common stock on the date of grant). The agreement has an initial term through January 19, 2026, and Mr. Ray’s resulting annual compensation package is detailed as follows:

Pay Element	Prior	New
Base Salary	$625,000	$725,000*
Annual Incentive	150% of base salary	150% of base salary
Long-Term Incentive	$3.0 million	$3.75 million**

*	Effective as of the January 19, 2024 effective date of the new employment agreement.
**
Starting in 2025 and for the duration of the 2023 Performance Equity Program, Mr. Ray will be entitled to awards under the annual equity program equal to the difference in his new target long-term incentive opportunity and the prior target long-term incentive opportunity used for purposes of determining his award under the 2023 Performance Equity Program.

2.	Established the 2024 annual incentive plan.
Under Charter’s 2024 annual incentive plan design, all NEOs were eligible to earn a cash incentive ranging from 0% to 150% of their target annual incentive opportunity, which is set as a percentage of their annual base salary. Actual performance achievement against the plan’s financial metrics and strategic objectives determined the actual payouts received under the plan. The metrics, weightings and performance ranges were as follows:

Metric	Weighting (All NEOs)	Threshold / Maximum Performance (% of Target)
Revenue	20.0%	97.4% / 101.0%
Adjusted EBITDA	60.0%	95.1% / 101.0%
Strategic Objectives	20.0%	N/A

Strategic objectives related to Capital and Free Cash Flow Management and the execution of Network Evolution and Network Expansion Initiatives for all NEOs.
3.	Granted an annual equity award to Mr. Haughton on January 16, 2024.
As all NEOs except for Mr. Haughton participated in the 2023 Performance Equity Program, only Mr. Haughton received a grant under Charter’s annual equity program on January 16, 2024, based on his target long-term incentive opportunity of $3.125 million. The award was delivered in a mix of 90% stock options and 10% RSUs, vests on the third anniversary of the grant date and provides a 10-year term to exercise stock options. The number of stock options granted equals the portion of
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the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant, and the number of RSUs granted equals the portion of the grant value allocated to RSUs divided by the grant price (the average of the high and low prices of Charter common stock on the date of grant).
Apart from the actions described above, there were otherwise no changes to the base salary, annual incentive and long-term incentive compensation for the NEOs.
See the “Employment Agreements” section below for additional information on the employment agreements for the NEOs.
Compensation Actions in 2025
In addition to the foregoing, in December 2024 the Committee approved a two-year renewal of Ms. Fischer’s employment agreement with a February 5, 2025 effective date, increasing her base salary from $800,000 to $925,000, her target bonus opportunity from 150% to 175% of base salary, and her target long-term incentive opportunity from $5,500,000 to $7,500,000 (in each case increased as of the effective date of the amended employment agreement). In connection with the increase to her long-term incentive opportunity, the Committee also approved an off-cycle equity grant of $2,000,000, equal to the increase in her target long-term incentive opportunity, granted on the February 5, 2025 effective date.
Also in December 2024, the Committee approved the Company’s annual equity program for 2025, with awards under the program granted on January 15, 2025 to all eligible employees. Of the NEOs, only Mr. Haughton and Mr. Ray received awards on the January 15, 2025 grant date, with Ms. Fischer’s grant occurring on February 5, 2025 as described above. Mr. Haughton received an award of $3.125 million based on his target long-term incentive opportunity, and Mr. Ray received an award of $750,000, which is equal to his current target long-term incentive opportunity less the long-term incentive opportunity that was used for purposes of determining his grant under the 2023 Performance Equity Program.
The awards to Ms. Fischer and Messrs. Haughton and Ray were all delivered in a mix of 90% stock options and 10% RSUs, vest in full on the third anniversary of the respective grant date, and stock options have a 10-year term to exercise. The number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant. The number of RSUs granted equal the portion of the executive’s grant value allocated to RSUs divide by the grant price (the average of the high and low prices of Charter common stock on the date of grant).
Process for Determining Executive Compensation
Role of the CEO and Compensation and Benefits Committee
The Compensation and Benefits Committee of our Board of Directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management.
The Committee determines the pay levels for our NEOs in consideration of a number of factors and within the framework of the Company’s compensation philosophy, as described below. Factors considered include each individual’s role and responsibilities within Charter, the individual’s experience and expertise, pay levels for comparable peer positions both within Charter and in the competitive marketplace, and performance of the individual and Charter as a whole. In setting pay levels for each element of compensation, the Committee considers all forms of compensation and benefits and the resulting impact on total value delivered to the executive.
Each year, the CEO reviews the performance of each of the other NEOs and recommends both compensation adjustments based on overall competitiveness and effectiveness of the compensation program as well as actual bonus payouts under the annual incentive plan in light of performance against the objectives approved by the Committee. The Committee regularly meets in executive session to consider these matters, and while the Committee considers the CEO’s recommendations along with analysis provided by the Committee’s compensation consultant, it retains full discretion to set all compensation for our NEOs other than the CEO. With respect to the CEO, the Committee recommends the CEO’s compensation to Charter’s full Board of Directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.
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Role of the Independent Compensation Consultant
The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant and assist in fulfilling its responsibilities. Semler Brossy reports directly to the Committee, providing recommendations and advice related to all aspects of Charter’s executive compensation program. As necessary, Semler Brossy works with management to obtain information necessary to develop their recommendations.
During the year ended December 31, 2024, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Committee, including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to our peer groups and broader industry data; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards. The Committee has determined that there was no conflict of interest between its compensation consultant and the Committee during the year ended December 31, 2024.
Compensation Philosophy and Competitive Positioning
The Committee applies the following pay philosophy for purposes of setting NEO compensation and designing annual and long-term incentive programs that motivate the performance and retention of our NEOs:
1.	Base salary, target annual incentive, and annualized grant date values for long-term equity incentive generally positioned between the corresponding 50th and 75th percentile levels of the peer group;
2.	Annual incentive design that rewards the achievement of meaningful year-over-year growth in revenue and Adjusted EBITDA and the execution of key strategic objectives for the business; and
3.
Long-term equity incentive design that emphasizes stock options to create a strong linkage between pay and sustained stock price performance. In order for NEOs to realize their target long-term incentive value, Charter’s stock price must achieve meaningful price appreciation.

Compensation Peer Groups
The Committee maintains a Primary Peer Group and Secondary Peer Group and examines these peer groups on an annual basis. The Committee uses the following criteria to identify members of the Primary Peer Group:
•	North American publicly traded companies, in particular internet providers and organizations in the video programming distribution, wireless communication or advertising spaces
•	Size: Approximately $14 billion to $218 billion in annual revenue (0.25x to 4.0x Charter’s revenue)
•	Relevant Industries: Cable & Satellite, Integrated Telecommunication Services and Wireless Telecommunications, Movies & Entertainment and Broadcast
In addition to the Primary Peer Group, the Committee also examines the executive compensation practices of other larger publicly traded, consumer-oriented companies, which compose the Secondary Peer Group.
In 2024, the Committee reviewed the composition of the peer groups, including the impact of merger and acquisition activity on companies within the groups, and replaced DISH Network with EchoStar following EchoStar’s acquisition of DISH and determining that EchoStar satisfies the criteria set forth above for identifying relevant peer companies. In particular, the Committee considered the expanded connectivity and distribution capabilities of EchoStar following the acquisition when deciding to include it in the Primary Peer Group. The Committee otherwise determined that no additional changes to the peer groups were necessary.

Primary Peer Group
AT&T Inc. Cisco Systems, Inc. Comcast Corporation EchoStar	Fox Corp. Liberty Global Plc Lumen Technologies, Inc. Netflix, Inc.	Paramount Global The Walt Disney Company T-Mobile US, Inc. Verizon Communications Inc.	Warner Bros. Discovery, Inc.

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Secondary Peer Group
3M American Express Co. Bristol-Myers Squibb Co. Caterpillar Gilead Sciences, Inc. Honeywell International, Inc.	IBM Johnson & Johnson Merck & Co., Inc. Mondelez International, Inc. Nike, Inc. PepsiCo, Inc.	Pfizer Inc. Philip Morris International, Inc. Procter & Gamble Co. Qualcomm Raytheon Technologies The Coca-Cola Co.	The Kraft Heinz Co.

Elements of Compensation
Base Salary
Charter sets base salaries with regard to the level of the individual’s position and the individual’s current and sustained performance results. The Committee annually reviews base salary levels for the NEOs and determines any necessary changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and responsibilities assumed by the executive or the executive’s impact on our goals and business objectives. The Committee may also make salary adjustments in consideration of competitive market pay levels for comparable executive positions.
Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced executives, the Committee may also take into account historical compensation, potential as a key contributor, and special recruiting or retention situations when deciding to set salaries for individual executives relative to market median pay levels. Consistent with our pay philosophy and taking into consideration the factors set forth above, salary increases are neither automatic nor the same for each individual.
The Committee reviewed base salaries for our NEOs leading up to and over the course of 2024, with the only base salary change in 2024 relating to Mr. Ray, whose base salary increased from $625,000 to $725,000 as of the January 19, 2024 effective date of his renewed employment agreement with the Company. In setting Mr. Ray’s new base salary, the Committee considered the factors noted above, in particular his performance and the scope of his role as Chief Commercial Officer. For our other NEOs, the Committee determined that no base salary adjustments were necessary at this time.

Executive Officer	Base Salary as of December 31, 2024	Change from Prior Year
Christopher L. Winfrey	$1,700,000	None
Richard J. DiGeronimo	$1,450,000	None
Jessica M. Fischer	$800,000	None
Jamal Haughton	$750,000	None
R. Adam Ray	$725,000	16.0% increase from $625,000 effective January 19, 2024

Annual Incentive Plan
Charter established the Annual Incentive Plan for the NEOs to provide a cash-based incentive that rewards the achievement of strong annual operational and financial results and drives annual progress for key strategic objectives. Each year, the actual amount of compensation earned by participants under the plan is dependent upon performance against pre-established objectives set and approved by the Committee. In determining the particular performance metrics under the plan, the Committee selects what it believes to be the best annual financial and operational metrics that support long-term success with the strongest linkage to shareholder value creation. When establishing the particular threshold, target and maximum performance objectives for each plan metric, the Committee seeks to set goals that represent challenging but attainable year-over-year improvement in Company performance.
For fiscal year 2024, the Annual Incentive Plan for our NEOs utilized both financial measures of top and bottom-line performance as well as strategic objectives that represented operating priorities important to the success of Charter’s business. The financial metrics under the plan were total revenue (weighted 20%) and total Adjusted EBITDA (weighted 60%). The strategic objectives that applied to all NEOs under the plan were Capital and Free Cash Flow Management (weighted 10%) and the execution of Network Evolution and Expansion Initiatives (weighted 10%).
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Payouts under the Annual Incentive Plan were set to range from 60% to 150% of each NEO’s target annual incentive opportunity based on the actual performance achieved against the Committee-approved goals for each metric. The Committee also has the discretion to increase or decrease payouts under the Annual Incentive Plan based on organizational considerations, such as acquisitions or significant transactions and performance considerations, such as changes in products or markets and other unusual, unforeseen or exogenous situations.
Based on Charter’s 2024 performance achievement against the Annual Incentive Plan’s revenue and Adjusted EBITDA goals and strategic objectives, the Committee approved an overall incentive payout of 88.38% of the target annual incentive opportunities for the NEOs. With respect to the financial performance objectives, Charter’s 2024 revenue and Adjusted EBITDA results both fell between threshold and targeted performance levels under the plan, with the Committee approving a 71.41% payout for the revenue component of the bonus and a 79.34% payout for the Adjusted EBITDA component of the bonus.
In determining payout levels for the strategic objectives regarding Network Evolution and Expansion and Capital and Free Cash Flow Management, the Committee evaluated the Company’s 2024 performance achievement against these objectives, considering the following in particular:
•	Constructed and activated 1.5 million passings, including rural subsidized, residential, and commercial passings.
•	Implemented cost efficiency programs for sourcing and deploying construction labor, materials, and managing inventory beyond budgeted amounts.
•	Launched WiFi 7 and increased Speed Boost speeds on the Spectrum Mobile Network.
•	Actively managed our balance sheet and free cash flow, including the monetization of tower assets.
•	Managed net leverage towards mid-point of stated target range (4x – 4.5x) while maintaining ability to execute share repurchases at current valuations.
With respect to the strategic objectives that applied for all NEOs, the Committee approved payouts of 150% for the Capital and Free Cash Flow Management objective and 115% for the Network Evolution and Expansion strategic objective, resulting in an overall strategic objectives payout of 132.5% for the NEOs. The tables below detail the annual incentive calculations for the NEOs.
2024 Annual Incentive Payout

Metric	Target ($ million)	Performance ($ million)	Payout %	Weighting	Weighted Payout %
Revenue	$53,515	$52,891	71.41%	20.0%	14.28%
Adjusted EBITDA	$22,394	$22,569	79.34%	60.0%	47.60%
Strategic Objectives	Discretionary Assessment		132.50%	20.0%	26.50%
Total				100.0%	88.38%

Note: Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to non-controlling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. For purposes of calculating bonus attainment, revenue does not include mobile device related revenue, and Adjusted EBITDA does not include such revenue or mobile device related expenses. Capital Management is an after-the-fact, objective evaluation of our capital spend by the Committee.
Each NEO has a target annual incentive opportunity set as a percentage of the NEO’s base salary. In setting opportunities each year, the Committee reviews current opportunities relative to those among peer group companies and evaluates criteria with respect to each NEO’s particular role, including changes in scope and complexity, impact on Company strategy, and degree of enterprise-wide influence. The Committee determined that no annual incentive adjustments were necessary for our other NEOs as current opportunities continued to be competitive and appropriate for their roles. The table below summarizes the 2024 target annual incentive opportunities and actual incentive payouts for each of our NEOs.
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		Target Annual Incentive		Annual Incentive
Executive Officer	Base Salary	% of Base Salary	$ Value	% of Target	$ Value
Christopher L. Winfrey	$1,700,000	250%	$4,250,000	88.38%	$3,756,150
Richard J. DiGeronimo	$1,450,000	200%	$2,900,000	88.38%	$2,563,020
Jessica M. Fischer	$800,000	150%	$1,200,000	88.38%	$1,060,560
Jamal Haughton	$750,000	150%	$1,125,000	88.38%	$994,275
R. Adam Ray	$725,000	150%	$1,087,500	88.38%	$961,133

Long-Term Incentives
Charter’s long-term incentive awards align the interests of the NEOs with those of our stockholders by linking a significant portion of NEO compensation to sustained growth in the Company’s stock price over multi-year periods. The Committee establishes long-term incentive designs and opportunities in consideration of each NEO’s level within the organization, the nature of their particular role and job responsibilities, the desired mix of short and long-term incentive compensation, retention and succession planning considerations, the executive’s line-of-sight to our stock price performance, competitive pay levels observed among peer and general industry organizations, and how such designs align with overall business financial and strategic objectives.
When determining and approving equity awards to executives, the Committee has consistently authorized the annual equity awards to be granted on January 15, or the next business day if the 15th is not a trading day. Any additional equity awards to NEOs occurring throughout the year are generally made in connection with entering into a new or amended employment agreement and corresponding increase in that NEO’s target long-term incentive opportunity. In these cases, such awards generally occur on the effective date of that agreement. In addition, the special grants made under the 2023 Performance Equity Program were made on February 22, 2023, after the Committee approved the program on February 20, 2023, during an open trading window. The Committee therefore does not consider fluctuations in Charter’s stock price or material nonpublic information when determining the timing of the annual equity awards or any other equity awards granted on an off-cycle basis throughout the year.
For 2024, there were two long-term incentive programs which dictated what equity awards NEOs received during the year: the annual long-term incentive plan and the 2023 Performance Equity Program.
Annual Long-Term Incentive Plan
Under the annual long-term incentive plan, participants receive annual grants of equity in mid-January (the “annual grant date”), delivered in a mix of stock options and RSUs and with the particular mix determined by the participant’s level, vesting in full on the third anniversary of the grant date (i.e., 3-year cliff vesting), and having a 10-year term to exercise stock options. Each year, the Committee determines the target long-term incentive opportunities for NEOs and approves annual equity grants based on these targets. For participants in the 2023 Performance Equity Program, as described further below, additional awards may be granted under the annual long-term incentive plan if their target long-term incentive opportunity is increased relative to the target opportunity used for purposes of determining their grant under the 2023 Performance Equity Program, or for other purposes as the Committee determines necessary to effectively retain executives and further align compensation with the long-term performance of the Company. In such cases, the award value granted is equal to the NEO’s current target long-term incentive opportunity less the target opportunity at the time grants were made under the 2023 Performance Program. In addition, for changes to long-term incentive opportunities occurring during the year and after the annual grant date, the Committee generally also approves additional off-cycle equity awards based on the difference between the NEO’s new and prior opportunities and prorates the award value delivered based on the timing of the change. In certain circumstances the Committee may provide for a different off-cycle award amount in order to ensure that such award delivers the appropriate amount of retentive value and alignment with long-term performance.
For each grant, the number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant, and the number of RSUs granted equals the portion of the executive’s grant value allocated to RSUs divided by the grant price (the average of the high and low prices of Charter common stock on the grant date).
Mr. Haughton received a grant under the 2024 annual long-term incentive plan on the January 16, 2024 annual grant date, and Mr. Ray received an off-cycle equity award under the plan on the January 19, 2024 effective date of his renewed employment agreement and at which time his target long-term incentive opportunity was increased. The value of Mr. Haughton’s long-term incentive award was his full target long-term incentive opportunity, and the value of Mr. Ray’s award was equal to 100% of the
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difference between his new long-term incentive opportunity and the target opportunity used to calculate his grant under the 2023 Performance Equity Program. The grants for Messrs. Haughton and Ray were each delivered in a mix of 90% stock options and 10% RSUs, and the grant details for each NEO are as follows:
2024 Annual Long-Term Incentive Plan Award Details

Executive Officer	Target Long- Term Incentive Opportunity	Target Long- Term Incentive Opportunity for 2023 Performance Equity Program	Grant Value under 2024 Annual Long- Term Incentive Plan	Grant Date	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
Jamal Haughton	$3,125,000	—	$3,125,000	January 16, 2024	$362.98	21,632	861
R. Adam Ray	$3,750,000	$3,000,000	$750,000	January 19, 2024	$366.55	5,141	205

2023 Performance Equity Program
In February 2023, the Committee approved the 2023 Performance Equity Program in consideration of Charter’s commitment to a number of multi-year transformational and industry-leading network expansion and evolution initiatives. Under the program, participants received 5x their annual long-term incentive grant value, less the value already issued in January 2023 under the annual long-term incentive plan. Awards were delivered in a mix of 90% stock options and 10% RSUs, subdivided into 18 tranches of stock options and 12 tranches of RSUs, each with a time-based vesting requirement ranging from 3 to 5 years after the grant date and performance-based vesting requirement in the form of a stock price hurdle. There are a total of six price hurdles under the program, representing between 5% to 20% compound annual stock price growth over a 5-year period, and the achievement of each price hurdle is determined based on the 60-trading day average closing stock price of Charter common stock. In order to vest, both the time and performance vesting criteria for a tranche must be satisfied, and if a tranche’s associated price hurdle is not achieved by the sixth anniversary of the grant date, that tranche is forfeited. Furthermore, no awards under the program are eligible to vest in connection with any termination, except upon death or disability or for an involuntary termination without cause or resignation for good reason following a change in control; in each case, only award tranches for which the price hurdle is satisfied at the time of termination are eligible to vest. All stock options granted under the 2023 Performance Equity Program have a 10-year term to exercise.
The table below summarizes the vesting requirements for all grants made under the program, and both the time and performance-vesting criteria for each tranche must be satisfied in order for the associated tranche to vest.
Vesting Structure of 2023 Performance Equity Program Awards

Vesting Structure							Price Growth(3)
Approximate(1) % of Stock Options Eligible to Vest			Approximate(1) % of RSUs Eligible to Vest
On or After 3rd Anniversary of the Grant Date	On or After 4th Anniversary of the Grant Date	On or After 5th Anniversary of the Grant Date	On or After 3rd Anniversary of the Grant Date	On or After 4th Anniversary of the Grant Date	On or After 5th Anniversary of the Grant Date	Price Hurdle Vesting Requirement	Total	5-Year CAGR
6.7%	6.7%	6.7%	—	—	—	$507 / $564(2)	28% / 42%	5% / 7%
6.7%	6.7%	6.7%	—	—	—	$639	61%	10%
6.7%	6.7%	6.7%	11.1%	11.1%	11.1%	$798	101%	15%
6.7%	6.7%	6.7%	11.1%	11.1%	11.1%	$870	119%	17%
3.3%	3.3%	3.3%	5.6%	5.6%	5.6%	$988	149%	20%
3.3%	3.3%	3.3%	5.6%	5.6%	5.6%	$1,000	152%	20%

(1)	Percentages may not sum to 100% due to rounding.
(2)
For Mr. Winfrey who participated in the similar performance-based award program in 2016, the lowest stock price hurdle for awards under the 2023 Program is $564, which is equivalent to the highest stock price hurdle under the 2016 awards.

(3)	Equals stock price growth – both as a total percentage increase and a compound annual growth rate (CAGR) over a 5-year period – relative to Charter’s February 10, 2023 closing stock price of $396.94.
All NEOs except Mr. Haughton participated in the 2023 Performance Equity Program. The number of stock options and RSUs granted to each participant was based upon: (i) the target grant value of the award, (ii) the value per each stock option and RSU
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for each tranche, as calculated by a Monte Carlo model of the value of such awards, and (iii) the number of stock options and RSUs required to deliver the targeted grant value such that 90% of the total combined number of stock options and RSUs granted was comprised of stock options and 10% of the total combined number of stock options and RSUs granted was comprised of RSUs. Grants under the 2023 Performance Equity Program were made on February 22, 2023, and the grant details for each NEO were as follows:
2023 Performance Equity Program Award Details

Executive Officer	Target Award Value	Grant Date	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
Christopher L. Winfrey	$68.0 million	February 22, 2023	$380.53	531,840	59,093
Richard J. DiGeronimo	$40.0 million	February 22, 2023	$380.53	310,996	34,555
Jessica M. Fischer	$22.0 million	February 22, 2023	$380.53	171,048	19,005
R. Adam Ray	$12.0 million	February 22, 2023	$380.53	93,299	10,366

As noted above, all NEOs except for Mr. Haughton (who joined Charter in November 2023 after the commencement of the program and only participates in the annual equity program) received a total target award value equal to 5x their annual long-term incentive opportunity from the combined grants under the annual long-term incentive plan and the 2023 Performance Equity Program. Total target award values delivered over the course of 2023 were therefore as follows:
•	Christopher L. Winfrey - $85.0 million
•	Richard J. DiGeronimo - $50.0 million
•	Jessica M. Fischer - $27.5 million
•	R. Adam Ray - $15.0 million
The target award values described above differ from the corresponding values in the Summary Compensation Table and Grants of Plan-Based Awards Table due to: (i) rounding to the nearest whole stock option and RSU when converting award values into a number of stock options and RSUs to be granted, and (ii) variation between the initial Monte Carlo value estimates used to calculate the number of stock options and RSUs to be granted under the 2023 Performance Equity Program and the finalized Monte Carlo values calculated after the grant date for purposes of expensing and disclosing the value of such awards.
2009 Stock Incentive Plan and 2019 Stock Incentive Plan
Charter granted long-term incentive awards made prior to April 23, 2019 under the 2009 Stock Incentive Plan (the “2009 Plan”), and granted awards made after this date under the 2019 Stock Incentive Plan (the “2019 Plan” and, collectively, the “Stock Incentive Plans”). Each of the Stock Incentive Plans is an omnibus plan, administered at the discretion of the Committee, that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance share awards, phantom stock, restricted stock units and restricted stock (each term as defined in the Stock Incentive Plans). The Board of Directors approved the 2019 Plan in January 2019 and shareholders approved the 2019 Plan at the annual meeting on April 23, 2019. In January 2024, the Board of Directors approved an amendment to the 2019 Plan, increasing the shares authorized for issuance under the 2019 Plan by 7.0 million, and shareholders approved the amendment at the annual meeting on April 23, 2024.
The terms of the 2019 Plan, after its approval, do not permit additional awards under the 2009 Plan, which terminated on November 30, 2019. Unless terminated sooner, the 2019 Plan terminates on January 29, 2029, with no further options or awards permitted thereafter under that plan.
As of December 31, 2024, 10.2 million shares remained available for future grants under the 2019 Plan. As of December 31, 2024, there were 5,540 participants in the 2019 Plan and there remained 314 participants with awards outstanding under the 2009 Plan.
The 2009 Plan authorized the repricing of options. No repricing occurred under the 2009 Plan through its termination. While the 2019 Plan also initially authorized the repricing of options, on January 28, 2020 the Board approved an amendment to the 2019 Plan prohibiting the repricing of stock options without shareholder approval.
Other Elements of Compensation
The NEOs are eligible to participate in all other benefit programs offered to all employees generally.
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Employment Agreements
Charter entered into a new employment agreement with Mr. Ray, executed on December 21, 2023 with a January 19, 2024 effective date. The agreement with Mr. Ray renewed the terms of his employment for an additional two years from the agreement’s effective date. Mr. Ray’s prior employment agreement was effective July 1, 2022 with a term through July 1, 2024. There were otherwise no new employment agreements entered into with an NEO or amendments to existing employment agreements during the year. A more detailed description of employment arrangements with our NEOs is set forth below under the section titled “NEO Employment Agreements.”
Tax and Accounting
Prior to the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of non-performance-based compensation the Company can deduct in any year for certain NEOs. The Committee had designed the compensation programs with the intention to qualify a majority of compensation as performance-based compensation under Section 162(m). Effective January 1, 2018, performance-based compensation potentially no longer qualifies for exemption from the Section 162(m) limitation. Certain awards under the existing plans may be deductible, but future awards would be analyzed under the new laws and may not create a tax deduction. Once an individual has become an NEO, these individuals will remain subject to the limitation under Section 162(m) for all current and future compensation. These tax effects are only one factor considered by the Committee when entering into compensation arrangements, and the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals, which may not be deductible under Section 162(m).
We account for stock-based compensation in accordance with United States generally accepted accounting principles (“GAAP”). Restricted stock, restricted stock units, stock options as well as equity awards with market conditions are measured at the grant date fair value and amortized to stock compensation expense over the requisite service period. The fair value of options is estimated on the grant date using the Black-Scholes option-pricing model and the fair value of equity awards with market conditions is estimated on the grant date using Monte Carlo simulations.
Additional Compensation Governance Policies
Stock Ownership Guidelines
The stock ownership guidelines require the achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Executive Officer	Ownership Multiple of Salary (for employees) or Cash Retainer (for directors)
CEO	5x
Executive Vice President	2x
Other Covered Individuals	1x
Outside Director	3x

In determining whether a covered individual has met the applicable stock ownership level, management evaluates annually stock beneficially owned outright and 25% of the value of time-based restricted stock and restricted stock units that are only subject to time-based vesting (the performance-based restricted stock unit awards do not count toward the ownership guidelines). There is no time requirement to meet the guidelines. However, until the officer or outside director achieves the minimum ownership level, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests (unless an exemption is granted). As of December 31, 2024 all but one of the covered directors and none of the NEOs except for Mr. Winfrey met the applicable stock ownership guidelines (in each case, individuals not having met the guidelines were either recently elected to the board or recently hired or promoted with limited or no vesting events).
Compensation Recovery Policy
Prior to October 1, 2023, Charter’s Compensation Recovery Policy (the “Prior Policy”) provided that all executive officers, including the NEOs, as well as all members of Company management with the title of executive vice president, may be required under certain circumstances to repay or forfeit annual incentive or other performance-based compensation received in the event
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of a restatement of Charter’s financial statements filed with the SEC. Under this policy, there was a three-year look back period for compensation recovery and it applied regardless of whether or not the individual was at fault in the circumstances leading to the restatement. In addition, the Prior Policy granted the Committee greater authority to recover any outstanding equity-based awards, vested and unvested, if it determines that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.
On October 24, 2023, the Committee adopted a new Compensation Recovery Policy (the “New Policy”), which was effective October 1, 2023 (applying to compensation received after such date) and designed to comply with NASDAQ Listing Rule 5608 relating to such policies (with such listing rule itself having been adopted as required by SEC rules adopted pursuant to the Dodd-Frank Act). The New Policy applies to Charter’s executive officers, including the NEOs, and provides for the repayment of certain incentive compensation received over a covered period if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The covered period under the New Policy is the three full fiscal years prior to the date the Company is required to prepare an accounting restatement. Compensation subject to recovery is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, which would include (i) the portion of bonuses received over the covered period due to the financial misstatement, and (ii) performance-based equity vested over the covered period due to the financial misstatement.
In connection with the adoption of the New Policy, the Committee also approved phasing out the Prior Policy, which continues to apply for executive officers and executive vice presidents subject to the Prior Policy as of September 30, 2023, with only compensation realized prior to October 1, 2023 being subject to recovery under the Prior Policy.
Hedging
The Company prohibits Restricted Employees from hedging transactions or similar arrangements with respect to Company securities without the prior approval of the Company’s Legal department. Specific transactions prohibited are sales of Company securities of the same class for at least six months after the purchase (and vice versa), short sales of Company securities, buying or selling puts or calls or other derivative securities on the Company’s securities, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.
Restricted Employees include any employee with the title of Vice President or equivalent and above; all persons employed in the Finance, Investor Relations, Legal and Stock Administration departments; members of corporate executive staff; members of the Board of Directors; and any other designated employee identified by senior management as a “Restricted Employee” (e.g., key consultants, executive staff support, compensation personnel, senior Marketing staff).
Stockholder Vote on Say on Pay
At the Company’s 2023 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on executive compensation and, as the Board of Directors recommended, voted to hold an advisory vote on executive compensation every three (3) years with approximately 51% of the votes cast in favor of the triennial frequency proposal. At this same meeting, the stockholders also considered an advisory vote on executive compensation for the NEOs and, as the Board of Directors recommended, the stockholders approved the 2023 executive compensation program with approximately 71% of the votes cast voting in favor of the proposal. At the annual stockholders’ meeting in 2026, stockholders will consider an advisory vote on executive compensation as described in the Compensation Discussion and Analysis.
Charter designs its executive compensation program to ensure management’s interests align with those of our investors’ to support long-term value creation, while also maintaining the consistency over time that is imperative for motivating and retaining employees. After considering the stockholders’ advisory votes, including the level of support received for each proposal, the Committee continues to believe that the Company’s executive compensation structure best achieves the desired alignment. In addition, the Committee views a three-year period between advisory votes on executive compensation as the most effective approach, providing investors sufficient time to evaluate the effectiveness of both short and long-term compensation strategies and corresponding business outcomes of the Company. Although the Committee will continue to monitor the frequency of the vote, the Committee considers a triennial vote on executive pay to be the appropriate frequency to provide time to thoughtfully consider and implement appropriate changes to our executive compensation program.
Charter Communications  | 38 |  2025 Proxy Statement

Summary Compensation Table
The following table sets forth compensation information for our named executive officers (“NEOs”) that were identified as such as of December 31, 2024.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)(5)	Total ($)
Christopher L. Winfrey President and Chief Executive Officer	2024	1,700,000	—	—	—	3,756,150	—	296,510	5,752,660
	2023	1,700,000	—	8,696,687	74,956,650	3,499,875	—	223,866	89,077,078
	2022	1,359,038	—	—	12,001,909	2,035,221	—	230,799	15,626,967
Richard J. DiGeronimo President, Product and Technology	2024	1,450,000	—	—	—	2,563,020	—	280,601	4,293,621
	2023	1,450,000	—	6,085,226	43,139,414	2,388,150	—	251,010	53,313,800
	2022	1,298,461	—	880,296	7,921,224	1,740,968	—	200,572	12,041,521
Jessica M. Fischer Chief Financial Officer	2024	800,000	—	—	—	1,060,560	—	25,659	1,886,219
	2023	734,615	—	3,347,020	23,726,633	988,200	—	23,188	28,819,656
	2022	700,000	—	349,762	3,150,523	811,020	—	21,530	5,032,835
Jamal H. Haughton EVP, General Counsel and Corporate Secretary	2024	750,000	—	312,526	2,812,549	994,275	—	24,101	4,893,451
R. Adam Ray EVP, Chief Commercial Officer	2024	715,385	—	75,142	674,988	961,133	—	27,721	2,454,369
	2023	625,000	—	1,825,353	12,941,899	772,031	—	25,014	16,189,297

(1)	Mr. Ray’s salary calculation is prorated based on the adjustment to his base salary effective January 19, 2024.
(2)
Amounts reported in this column reflect the aggregate grant date fair value of restricted stock unit grants, if any, to each NEO during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the average of the high and low stock prices on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Tax and Accounting” under Compensation Discussion and Analysis.

(3)
Amounts reported in this column were calculated in accordance with GAAP and reflect the aggregate grant date fair value of options granted to each NEO during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Tax and Accounting” under Compensation Discussion and Analysis.

(4)	The amounts reported under this column for 2024 are executive bonus plan payments made in 2025 for each NEO under the 2024 Executive Bonus Plan.
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(5)
The amounts reported in the “All Other Compensation” column for 2024 include the perquisites and personal benefits received by each NEO that exceeded $10,000 in the aggregate, 401(k) matching contributions, group term life and executive long-term disability premiums and certain tax gross-ups for the year ended December 31, 2024, as detailed in the table below:

Name	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Group Term Life Premiums ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)
Christopher L. Winfrey	268,997	20,700	3,510	1,149	2,154
Richard J. DiGeronimo	255,788	20,700	810	1,149	2,154
Jessica M. Fischer	—	20,700	1,656	1,149	2,154
Jamal H. Haughton	—	20,700	1,242	751	1,408
R. Adam Ray	1,108	20,700	2,610	1,149	2,154

(a)
As set forth in more detail below under the section titled “NEO Employment Agreements”, Messrs. Winfrey and DiGeronimo are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. Mr. Winfrey also has the authority to allow other executives to use the Company’s aircraft for personal use. Amounts reported above for Messrs. Winfrey and DiGeronimo are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with private aircraft for hire services. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. Mr. DiGeronimo took a round-trip flight in January 2024, for which the aggregate incremental cost to the Company was $14,038, on which Mr. Haughton joined at Mr. DiGeronimo’s invitation. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method.

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2024 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold – 0% ($)	Target – 100% ($)	Maximum – 150% ($)
Christopher L. Winfrey	—	—	4,250,000	6,375,000	—	—	—	—
	—	—	—	—	—	—	—	—
Richard J. DiGeronimo	—	—	2,900,000	4,350,000	—	—	—	—
	—	—	—	—	—	—	—	—
Jessica M. Fischer	—	—	1,200,000	1,800,000	—	—	—	—
	—	—	—	—	—	—	—	—
Jamal H. Haughton	—	—	1,125,000	1,687,500	—	—	—	—
	1/16/2024	—	—	—	—	21,632	362.98	2,812,549
	1/16/2024	—	—	—	861	—	—	312,526
R. Adam Ray	—	—	1,087,500	1,631,250	—	—	—	—
	1/19/2024	—	—	—	—	5,141	366.55	674,988
	1/19/2024	—	—	—	205	—	—	75,142

(1)
As described in the section titled “Compensation Actions in 2024” in the Compensation Discussion and Analysis, Mr. Haughton received a grant on January 16, 2024 under Charter’s annual equity program. As further detailed in the section titled “Compensation Actions in 2024” in the Compensation Discussion and Analysis, Mr. Ray received an off-cycle equity award on January 19, 2024 in connection with the renewal of his employment agreement and the increase in his target long-term incentive opportunity.

(2)
These columns show the range of payouts under the 2024 Executive Bonus Plan based on the applicable 2024 performance criteria. Related payments were made in 2025 for 2024 performance based on the metrics described in the section titled “2024 Executive Bonus Plan” in the Compensation Discussion and Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)	Awards under this column were granted as restricted stock units under the 2019 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.
(4)	These option awards were granted as options under the 2019 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.
(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.
(6)
Amounts were calculated in accordance with accounting guidance related to share-based payment transactions and represent the aggregate grant date fair value. For more information, see “Tax and Accounting” under Compensation Discussion and Analysis.

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Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our NEOs that remained outstanding as of December 31, 2024. In connection with the closing of the TWC and Brighthouse Transactions the merger exchange ratio of 0.9042 was applied to the exercise price and performance targets (divided by 0.9042) and the number of restricted stock units and stock options (multiplied by 0.9042) for all equity awards outstanding on May 18, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Christopher L. Winfrey	34,046(2)	—	—	175.76	1/15/2025	—	—	—	—
	24,064(3)	—	—	183.87	1/15/2026	—	—	—	—
	497,309(4)	—	—	221.25	6/17/2026	—	—	—	—
	55,758(5)	—	—	512.06	1/15/2030	—	—	—	—
	31,819(6)	—	—	625.55	1/15/2031	—	—	—	—
	5,176(7)	—	—	704.21	7/15/2031	—	—	—	—
	3,099(8)	—	—	714.99	10/19/2031	—	—	—	—
	—	57,356(9)	—	588.83	1/18/2032	—	—	—	—
	—	17,073(10)	—	342.24	9/22/2032	—	—	—	—
	—	124,922(11)	—	387.38	1/17/2033	—	—	—	—
	—	—	531,840(12)	380.53	2/22/2033	—	—	—	—
	—	—	—	—	—	—	—	59,093(13)	20,255,307
Richard J. DiGeronimo	23,620(14)	—	—	353.20	1/16/2028	—	—	—	—
	27,151(15)	—	—	292.31	1/15/2029	—	—	—	—
	6,760(16)	—	—	378.67	8/15/2029	—	—	—	—
	24,781(5)	—	—	512.06	1/15/2030	—	—	—	—
	21,212(6)	—	—	625.55	1/15/2031	—	—	—	—
	4,462(8)	—	—	714.99	10/19/2031	—	—	—	—
	—	41,296(9)	—	588.83	1/18/2032	—	—	—	—
	—	6,146(10)	—	342.24	9/22/2032	—	—	—	—
	—	66,135(11)	—	387.38	1/17/2033	—	—	—	—
	—	—	310,996(12)	380.53	2/22/2033	—	—	—	—
	—	—	—	—	—	4,174(17)	1,430,722	—	—
	—	—	—	—	—	—	—	34,555(13)	11,844,417
Jessica M. Fischer	5,765(15)	—	—	292.31	1/15/2029	—	—	—	—
	3,289(5)	—	—	512.06	1/15/2030	—	—	—	—
	2,815(6)	—	—	625.55	1/15/2031	—	—	—	—
	4,610(18)	—	—	621.71	2/5/2031	—	—	—	—
	2,231(8)	—	—	714.99	10/19/2031	—	—	—	—
	—	18,067(9)		588.83	1/18/2032	—	—	—	—
	—	36,374(11)	—	387.38	1/17/2033	—	—	—	—
	—	—	171,048(12)	380.53	2/22/2033	—	—	—	—
	—	—	—	—	—	2,014(19)	690,339	—	—
	—	—	—	—	—	—	—	19,005(13)	6,514,344
Jamal H. Haughton	—	21,632(20)	—	362.98	1/16/2034	—	—	—	—
	—	—	—	—	—	6,244(21)	2,140,256	—	—
R. Adam Ray	5,015(14)	—	—	353.20	1/16/2028	—	—	—	—
	5,765(15)	—	—	292.31	1/15/2029	—	—	—	—
	3,289(5)	—	—	512.06	1/15/2030	—	—	—	—
	3,802(22)	—	—	515.62	7/1/2030	—	—	—	—
	9,280(6)	—	—	625.55	1/15/2031	—	—	—	—
	2,570 (23)	—	—	702.13	6/23/2031	—	—	—	—
	—	12,905(9)	—	588.83	1/18/2032	—	—	—	—
	—	2,602(24)	—	581.19	1/19/2032	—	—	—	—
	—	19,841(11)	—	387.38	1/17/2033	—	—	—	—
	—	5,141(25)	—	366.55	1/19/2034	—	—	—	—
	—	—	93,299(12)	380.53	2/22/2033	—	—	—	—
	—	—	—	—	—	1,490(26)	510,727	—	—
	—	—	—	—	—	—	—	10,366(13)	3,553,154
(1)	Based on the closing stock price at December 31, 2024 of $342.77 per share.
Charter Communications  | 42 |  2025 Proxy Statement

(2)	Amounts shown reflect time-vesting stock options granted on January 15, 2015 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(3)	Amounts shown reflect time-vesting stock options granted on January 15, 2016 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(4)
Amounts shown reflect grants of performance-vesting stock options granted on June 17, 2016 that vested subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days.

(5)	Amounts shown reflect time-vesting stock options granted on January 15, 2020 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(6)	Amounts shown reflect time-vesting stock options granted on January 15, 2021 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(7)	Amounts shown reflect time-vesting stock options granted on July 15, 2021 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(8)	Amounts shown reflect time-vesting stock options granted on October 19, 2021 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(9)	Amounts shown reflect time-vesting stock options granted on January 18, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.
(10)	Amounts shown reflect time-vesting stock options granted on September 22, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.
(11)	Amounts shown reflect time-vesting stock options granted on January 17, 2023 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.
(12)
Amounts shown reflect grants of performance-vesting options granted on February 22, 2023 that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days.

(13)
Amounts shown reflect grants of performance-vesting RSUs granted on February 22, 2023 that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days.

(14)	Amounts shown reflect time-vesting stock options granted on January 16, 2018 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(15)	Amounts shown reflect time-vesting stock options granted on January 15, 2019 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(16)	Amounts shown reflect time-vesting stock options granted on August 15, 2019 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(17)
Amounts shown reflect time-vesting RSUs granted January 18, 2022, September 22, 2022 and January 17, 2023 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(18)	Amounts shown reflect time-vesting stock options granted on February 5, 2021 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(19)	Amounts shown reflect time-vesting RSUs granted on January 18, 2022 and January 17, 2023 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.
(20)	Amounts shown reflect time-vesting stock options granted on January 16, 2024 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.
(21)	Amounts shown reflect time-vesting RSUs granted on November 6, 2023 and January 16, 2024 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.
(22)	Amounts shown reflect time-vesting stock options granted on July 1, 2020 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(23)	Amounts shown reflect time-vesting stock options granted on June 23, 2021 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.
(24)	Amounts shown reflect time-vesting stock options granted on January 19, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.
(25)	Amounts shown reflect time-vesting stock options granted on January 19, 2024 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.
(26)
Amounts shown reflect time-vesting RSUs granted on January 18, 2022, January 19, 2022, January 17, 2023 and January 19, 2024 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

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2024 Options Exercised and Stock Vested
The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2024 for each of the Company’s NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Christopher L. Winfrey(2)	36,976	7,913,604	1,119	402,718
Richard J. DiGeronimo(3)	―	―	779	280,198
Jessica M. Fischer(4)	―	―	464	159,574
Jamal H. Haughton	―	―	―	―
R. Adam Ray(5)	―	―	360	125,866

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.
(2)
Mr. Winfrey exercised 28,911 shares that were set to expire on January 15, 2024 on a net exercise basis at an exercise price of $150.88 per option on January 12, 2024 at a market value of $364.90 (the average of the high and low trading prices on that day) with 20,630 shares withheld to cover the exercise price and taxes. The Winfrey Dynasty Trust exercised 8,065 shares that were set to expire on January 15, 2024 on a net exercise basis at an exercise price of $150.88 per option on January 12, 2024 at a market value of $364.90 (the average of the high and low trading prices on that day) with 5,752 shares withheld to cover the exercise price and taxes. Mr. Winfrey had 959 time-vesting RSUs vest on January 12, 2024 and 490 shares were withheld to cover taxes at a market value of $366.88 (the average of the high and low trading prices on that day). Mr. Winfrey had 160 time-vesting RSUs vest on July 15, 2024 and 82 shares were withheld to cover taxes at a market value of $318.00 (the average of the high and low trading prices on that day).

(3)
Mr. DiGeronimo had 639 time-vesting RSUs vest on January 12, 2024 and 314 shares were withheld to cover taxes at a market value of $366.88 (the average of the high and low trading prices on that day). Mr. DiGeronimo had 140 time-vesting RSUs vest on October 18, 2024 and 65 shares were withheld to cover taxes at a market value of $326.87 (the average of the high and low trading prices on that day).

(4)
Ms. Fischer had 255 time-vesting RSUs vest on January 12, 2024 and 108 shares were withheld to cover taxes at a market value of $366.88 (the average of the high and low trading prices on that day). Ms. Fischer had 139 time-vesting RSUs vest on February 5, 2024 and 50 shares were withheld to cover taxes at a market value of $310.35 (the average of the high and low trading prices on that day). Ms. Fischer had 70 time-vesting RSUs vest on October 18, 2024 and 33 shares were withheld to cover taxes at a market value of $326.87 (the average of the high and low trading prices on that day).

(5)
Mr. Ray had 280 time-vesting RSUs vest on January 12, 2024 and 104 shares were withheld to cover taxes at a market value of $366.88 (the average of the high and low trading prices on that day). Mr. Ray had 80 time-vesting RSUs vest on June 21, 2024 and 26 shares were withheld to cover taxes at a market value of $289.24 (the average of the high and low trading prices on that day).

Retirement Benefits
We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our NEOs, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.
NEO Employment Agreements
Christopher L. Winfrey
On September 20, 2022, Charter and Mr. Winfrey entered into an amended and restated employment agreement which was amended effective as of February 22, 2023 (collectively, the “Winfrey Agreement”). The Winfrey Agreement provides that effective December 1, 2022, Mr. Winfrey became employed in an executive capacity as President and Chief Executive Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of at least $1,700,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Pursuant to the
Charter Communications  | 44 |  2025 Proxy Statement

Winfrey Agreement, Mr. Winfrey was appointed as a member of the Board of Directors effective November 30, 2023. Under the Winfrey Agreement, he is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 250% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Winfrey for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Winfrey is entitled to use Company aircraft for such travel and for up to 100 hours of discretionary personal use per calendar year (without carryover). The Winfrey Agreement has an initial term from the effective date through December 1, 2025, provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.
Richard J. DiGeronimo
Effective as of September 20, 2022, Charter and Mr. DiGeronimo entered into an employment agreement which was amended effective as of February 22, 2023 (collectively, the “DiGeronimo Agreement”). The DiGeronimo Agreement provides that effective December 1, 2022, Mr. DiGeronimo became employed in an executive capacity as President, Product and Technology with such responsibilities, duties and authority as are customary for such role, at a base salary of $1,450,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The DiGeronimo Agreement provides that he is eligible to participate in the Executive Bonus Plan with a target bonus of 200% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. DiGeronimo for all reasonable and necessary expenses incurred in connection with the performance of his duties and Mr. DiGeronimo is entitled to use Company aircraft for such travel and for up to 40 hours of discretionary personal use per calendar year (without carryover). The DiGeronimo Agreement has an initial term from the effective date through December 1, 2025 provided that the term can be extended by the Company for unlimited one-year periods. The DiGeronimo Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.
Jessica M. Fischer
Effective as of February 5, 2025, Charter and Ms. Fischer entered into an employment agreement (the “Fischer Agreement”). The Fischer Agreement provides that Ms. Fischer shall be employed in an executive capacity as Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of $925,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The Fischer Agreement provides that Ms. Fischer is eligible to participate in the Executive Bonus Plan with a target bonus of 175% of her annual base salary. She is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Ms. Fischer for all reasonable and necessary expenses incurred in connection with the performance of her duties. The Fischer Agreement has an initial term from the effective date through February 5, 2027 provided that the term can be extended by the Company for unlimited one-year periods. The Fischer Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.
Jamal H. Haughton
Effective as of November 6, 2023, Charter and Mr. Haughton entered into an employment agreement (the “Haughton Agreement”). The Haughton Agreement provides that Mr. Haughton shall be employed in an executive capacity as Executive Vice President, General Counsel and Corporate Secretary with such responsibilities, duties and authority as are customary for such role, at a base salary of $750,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The Haughton Agreement provides that Mr. Haughton is eligible to participate in the Executive Bonus Plan with a target bonus of 150% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Haughton for all reasonable and necessary expenses incurred in connection with the performance of his duties. The Haughton Agreement has an initial term from the effective date through November 6, 2026 provided that the term can be extended by the Company for unlimited one-year periods. The Haughton Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.
R. Adam Ray
Effective as of January 19, 2024, Charter and Mr. Ray entered into an employment agreement (the “Ray Agreement”). The Ray Agreement provides that Mr. Ray shall be employed in an executive capacity as Executive Vice President, Chief Commercial Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of $725,000 per year during the
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term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The Ray Agreement provides that Mr. Ray is eligible to participate in the Executive Bonus Plan with a target bonus of 150% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Ray for all reasonable and necessary expenses incurred in connection with the performance of his duties. The Ray Agreement has an initial term from the effective date through January 19, 2026 provided that the term can be extended by the Company for unlimited one-year periods. The Ray Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.
Separation and Related Arrangements
Named Executive Officers
Unless otherwise noted, the stock price used in the separation tables that follow is based on $342.77 per share, the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 31, 2024. The paragraphs that follow describe the payments that each NEO would have received assuming the applicable termination event occurred on December 31, 2024. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:
•	Salary earned through date of termination;
•	Lump sum payment for COBRA coverage; and
•	Lump sum payment of accrued and unused vacation.
As used in the following sections:
•
“Severance”: NEOs may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements. If eligible for severance: (1) Mr. Winfrey will receive severance equal to two and one-half times his applicable annual base salary and target bonus; and (2) Ms. Fischer and Messrs. DiGeronimo, Haughton and Ray will each receive severance equal to two times their applicable annual base salary and target bonus.

•
“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement. For the purposes of these separation tables, amounts represent the NEO’s target bonus opportunity under the 2024 Executive Bonus Plan, prorated based on any changes to the NEO’s target bonus opportunity during the year and with an assumed 100% performance attainment under the Plan. See the “Annual Incentive Plan” section in the Compensation Discussion and Analysis for further details of the plan, including the target bonus opportunities which applied for the NEOs under the 2024 Executive Bonus Plan. See the “Summary Compensation Table” for actual 2024 Executive Bonus Plan payouts.

•
“Stock Options” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plans. See “Long-Term Incentives” under the Compensation Discussion and Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason
Under the current employment agreements, equity award agreements and Company policies applicable to our NEOs, in the event of a termination by the Company for cause or a voluntary termination by an NEO without good reason, each NEO would only be entitled to any bonus earned for periods ending on or before the termination date but not yet paid as of such date, including a bonus under the 2024 Executive Bonus Plan for a termination occurring on December 31, 2024. NEOs are otherwise not provided any severance and all unvested equity would be forfeited and cancelled effective as of the date of termination. Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of six months following a for cause/voluntary termination, or through the original expiration date, if earlier.
“For cause” is generally defined under our NEOs’ employment agreements and applicable Company policies to include: willful breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies (which, in the case of Mr. Winfrey, causes or should reasonably be expected to cause substantial injury to the business or reputation of the Company); acts of fraud or willful and material misrepresentations or concealments from the Company or the Board of Directors; misappropriation of a material amount of Company property; criminal convictions, guilty or no contest pleas with respect to felonies or any crime expected to materially adversely affect the Company; or admission or finding of liability for a knowing and
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deliberate breach of any securities laws (which, in the case of Mr. Winfrey, materially adversely affects or could reasonably be expected to materially adversely affect the Company). Under our employment agreements with Ms. Fischer and Messrs. DiGeronimo, Haughton and Ray, “for cause” also includes criminal convictions, guilty or no contest pleas with respect to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; illegal possession or use of a controlled substance or excessive alcohol use, in each case in connection with executive’s duties, on the Company’s premises or at a Company function; or willful or grossly negligent commission of an act or willful failure to act in connection with executive’s duties which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company.
For a definition of “good reason”, see the section below titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Christopher L. Winfrey	―	4,250,000	―	―	4,250,000
Richard J. DiGeronimo	―	2,900,000	―	―	2,900,000
Jessica M. Fischer	―	1,200,000	―	―	1,200,000
Jamal H. Haughton	―	1,125,000	―	―	1,125,000
R. Adam Ray	―	1,087,500	―	―	1,087,500

(1)	No severance is payable in the event of a termination by Charter for cause or a voluntary termination by the executive without good reason.
(2)
“Bonus” is the bonus payable under the 2024 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon a termination on December 31, 2024; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date.

(3)
Upon a termination by Charter for cause, all unvested stock option grants made to our NEOs will be forfeited and cancelled. Upon a voluntary resignation without good reason, all unvested stock option grants made to our NEOs will be forfeited and cancelled.

(4)	Upon a termination by Charter for cause or a voluntary resignation by the executive without good reason, all unvested restricted stock unit grants made to our NEOs will be forfeited and cancelled.
Termination in Connection with Expiration of Term
Under the employment agreements, equity award agreements and Company policies applicable to our NEOs, we may be required to make certain payments to, or allow pro rata or continued equity vesting for, Messrs. Winfrey and DiGeronimo if they are terminated in connection with the expiration of the term of their employment agreements. Unless their respective employment agreement is otherwise renewed or extended, Mr. Winfrey’s employment will terminate immediately upon the expiration of the term of the agreement on December 1, 2025, and Mr. DiGeronimo may terminate his employment for any reason within thirty (30) days following the expiration of the term of his employment agreement on December 1, 2025. In each case, no severance is payable to Messrs. Winfrey and DiGeronimo, but they are entitled to a pro rata bonus in the year of termination. In addition, Mr. Winfrey’s stock options granted on or after September 22, 2022 and pursuant to his employment agreement would continue to vest and such stock options would remain exercisable through their original expiration date. Any unvested performance-vesting stock options and RSUs granted to him on February 22, 2023 would remain outstanding and eligible to vest through the second anniversary of the date of termination, contingent upon the applicable time and performance-vesting criteria of such awards being satisfied during that time, and any performance-vesting stock options vested as of the date of termination will remain exercisable for 12 months following such date and performance-vesting stock options vesting after the date of termination will remain exercisable for 12 months following the date of vesting, but in no event will any such option remain exercisable past the original expiration date. Mr. DiGeronimo’s stock options and RSUs granted on or after September 22, 2022 and pursuant to his employment agreement would pro rata vest and such vested stock options would remain exercisable until the fifth anniversary of the date of his termination, or the original expiration date, if earlier. Any unvested performance-vesting stock options granted to him on February 22, 2023 would be forfeited. As the respective terms for Messrs. Winfrey and DiGeronimo’s employment agreements expire after 2024, no payment or benefit amounts would apply as of December 31, 2024.
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Termination due to Death or Disability
Under the current employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make certain payments to, or allow full equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability.” Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of eighteen months following a termination due to death or disability, or through the original expiration date, if earlier.
An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which an NEO is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Christopher L. Winfrey	―	4,250,000	9,134	―	4,259,134
Richard J. DiGeronimo	―	2,900,000	3,288	1,430,722	4,334,010
Jessica M. Fischer	―	1,200,000	―	690,339	1,890,339
Jamal H. Haughton	―	1,125,000	―	2,140,256	3,265,256
R. Adam Ray	―	1,087,500	―	510,727	1,598,227

(1)	No severance is payable in the event of a termination based on death or disability of any NEO.
(2)
“Bonus” is the bonus payable under the 2024 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon a termination on December 31, 2024; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Mr. Winfrey is also entitled to a pro rata bonus in the year of termination for a termination due to death or disability occurring during the bonus plan year.

(3)
All unvested time-vesting option grants made to our NEOs are subject to full vesting in the event of a termination due to death or disability, and all unvested performance-vesting option grants where the applicable stock price vesting requirement has been achieved are subject to full vesting.

(4)
All unvested time-vesting restricted stock unit grants made to our NEOs are subject to full vesting in the event of a termination due to death or disability, and all unvested performance-vesting option grants where the applicable stock price vesting requirement has been achieved are subject to full vesting.

Termination due to Retirement by the Executive
Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age (at least 55) plus years of service equal to 70 (with a minimum of 5 years of service required for grants made in or after 2021). Under the current employment agreements, equity award agreements and Company policies applicable to our NEOs, in the event that an NEO terminates his or employment with Charter due to retirement, no severance is payable to any NEO but each NEO would be entitled to any bonus earned for periods ending on or before the termination date but not yet paid as of such date, including a bonus under the 2024 Executive Bonus Plan for a termination occurring on December 31, 2024. In addition, time-vesting stock option and RSU grants are subject to continued vesting through the original vesting date if retirement occurs at or above age 60 and are otherwise subject to pro rata vesting after the first anniversary of the respective award’s grant date. Unvested performance-vesting stock option and RSU grants made on February 22, 2023 would be forfeited and cancelled as of the date of termination. For a retirement at or above age 60, all vested time-vesting and performance-vesting stock option awards remain exercisable for five years after the termination date or, in the case of stock options that continue to vest, the vesting date, but in no event will stock options remain exercisable beyond the original expiration date. For a retirement at or above age 55 but below age 60, stock options remain exercisable for three years after the termination date or through the original expiration date, if earlier. None of the NEOs were eligible for retirement as of December 31, 2024.
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Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)
In the event that Charter terminates an NEO’s employment without cause or the executive terminates his or her employment with Charter for good reason other than in connection with a change in control, Charter may be required to make certain payments to the executive and the executive may be entitled to pro rata or continued vesting of unvested equity awards granted to the executive. Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of six months following a termination without cause or resignation for good reason, or through the original expiration date, if earlier.
For a definition of “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”
An NEO may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment agreements of our NEOs, “good reason” includes: a reduction in base salary or bonus; a material adverse change or diminution in title, authority, duties, or responsibilities of the executive; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due; changing the location of the executive’s primary workplace by more than 50 miles (for Ms. Fischer and Messrs. Winfrey, DiGeronimo, Haughton and Ray); any change in reporting structure such that the executive no longer reports directly to the Board (for Mr. Winfrey); or any failure by a successor company to assume the executive’s employment agreement following a change in control.
For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Christopher L. Winfrey	14,875,000	4,250,000	6,926	―	19,131,926
Richard J. DiGeronimo	8,700,000	2,900,000	2,493	1,095,328	12,697,821
Jessica M. Fischer	4,000,000	1,200,000	―	517,349	5,717,349
Jamal H. Haughton	3,750,000	1,125,000	―	803,005	5,678,005
R. Adam Ray	3,625,000	1,087,500	―	367,334	5,079,834

(1)
All NEOs as of December 31, 2024 are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)
“Bonus” is the bonus payable under the 2024 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon any termination on December 31, 2024; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Mr. Winfrey is also entitled to a pro rata bonus in the year of termination for a without cause/good reason termination.

(3)
All unvested time-vesting stock option grants made to our NEOs are subject to pro rata vesting in the event of a without cause/good reason termination. Unvested performance-vesting stock options granted on February 22, 2023 are forfeited.

(4)
All unvested time-vesting restricted stock unit grants made to our NEOs are subject to pro rata vesting in the event of a without cause/good reason termination. Unvested performance-vesting RSUs granted on February 22, 2023 are forfeited.

Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason
Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make payments to, or allow pro rata or full vesting of unvested equity awards for, these executives in the event that, within 30 days before, or 12 months following, the occurrence of a change in control, Charter or any of its subsidiaries terminates the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.
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For a definition of “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”
For a definition of “good reason”, see the prior section titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.
A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities; the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the Board of Directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Christopher L. Winfrey	14,875,000	4,250,000	9,134	―	19,134,143
Richard J. DiGeronimo	8,700,000	2,900,000	3,288	1,430,722	13,034,010
Jessica M. Fischer	4,000,000	1,200,000	―	690,339	5,890,339
Jamal H. Haughton	3,750,000	1,125,000	―	2,140,256	7,015,256
R. Adam Ray	3,625,000	1,087,500	―	510,727	5,223,227

(1)
All NEOs as of December 31, 2024 are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)
“Bonus” is the bonus payable under the 2024 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon any termination on December 31, 2024; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Mr. Winfrey is also entitled to a pro rata bonus in the year of termination for a without cause/good reason termination.

(3)
All unvested time-vesting stock option grants made to our NEOs are subject to full vesting in the event of a change in control termination, and all unvested performance-vesting stock options granted on February 22, 2023 are subject to full vesting should the associated stock price performance objective be satisfied as of the date of termination. For the purposes of calculating the amounts set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $342.77, the closing price of the Company’s Class A common stock on December 31, 2024.

(4)
All unvested time-vesting RSUs grants made to our NEOs are subject to full vesting in the event of a change in control termination, and all unvested performance-vesting RSUs granted on February 22, 2023 are subject to full vesting should the associated stock price performance objective be satisfied as of the date of termination. For the purposes of calculating the amounts set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $342.77, the closing price of the Company’s Class A common stock on December 31, 2024.

Limitation of Officers’ and Directors’ Liability and Indemnification Matters
Our Certificate of Incorporation limits the liability of directors and officers to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of directors and officers for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:
(1)	any breach of the duty of loyalty to the corporation and its stockholders;
(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or
(4)	any transaction from which the director or officer derived an improper personal benefit.
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Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.
We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.
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Certain Beneficial Owners of
Charter Class A Common Stock
The following table sets forth information as of February 21, 2025 regarding the beneficial ownership of Charter Class A common stock by:
•	each holder of more than 5% of outstanding shares of Charter Class A common stock;
•	each Charter director, director nominee and named executive officer; and
•	all Charter directors and executive officers as a group.

Name	Shares Beneficially Owned(1)
	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	45,019,769	28.41%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, NY 10007	19,607,912	12.37%
Dodge & Cox(4) 555 California Street, 40th Floor San Francisco, CA 94104	11,637,303	7.34%
Capital International Investors (5) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	10,123,088	6.39%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	8,251,684	5.21%
Directors and Executive Officers:
W. Lance Conn(7)	6,863	*
Kim C. Goodman(8)	6,578	*
Gregory B. Maffei(9)	7,569	*
John D. Markley, Jr.(10)	16,373	*
David C. Merritt(11)	10,662	*
James E. Meyer(12)	3,363	*
Steven A. Miron(13)	11,334	*
Balan Nair(14)	8,213	*
Michael A. Newhouse(15)	4,579	*
Martin E. Patterson	—	*
Mauricio Ramos(16)	7,413	*
Carolyn J. Slaski(17)	744	*
J. David Wargo(18)	15,045	*
Eric L. Zinterhofer(19)	50,076	*
Christopher L. Winfrey(20)	888,713	*
Richard J. DiGeronimo(21)	156,086	*
Jessica M. Fischer(22)	38,393	*
Jamal H. Haughton	—	*
R. Adam Ray(23)	46,373	*
All executive officers and directors as a group (18 persons) (24)	1,322,937	*

*	less than 1%
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(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 21, 2025 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 158,485,583 shares of Class A common stock outstanding as of February 21, 2025, including Charter Communications Holdings, LLC (“Charter Holdings”) common units on an as-if-exchanged basis. Each holder of Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Washington Blvd., Stamford, CT 06902.

(2)
Based on a Schedule 13D/A, dated November 12, 2024 and filed November 14, 2024 and Form 4s filed by Liberty Broadband on November 18, 2024, December 13, 2024 and January 14, 2025. For information on Liberty Broadband’s designees to Charter’s Board of Directors and the Existing Stockholders Agreement as amended by the Stockholders and Letter Agreement Amendment, see “Governance Under the Stockholders Agreement” above and “Certain Relationships and Related Transactions” below. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 45,560,806 shares. The Form 4s filed by Liberty Broadband on (i) November 18, 2024 reported that Liberty Broadband sold 16,078 shares of Class A Common Stock to Charter on November 15, 2024; (ii) December 13, 2024 reported that Liberty Broadband sold 256,069 shares of Class A Common Stock to Charter on December 12, 2024; and (iii) January 14, 2025 reported that Liberty Broadband sold 268,890 shares of Class A Common Stock to Charter on January 14, 2025. John C. Malone, Chairman of the Board of Directors of Liberty Broadband and a director emeritus of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 48.5% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s Board of Directors.

(3)
Based on a Schedule 13D/A, Amendment No. 17, dated October 31, 2023 and filed on November 2, 2023 and Form 4s filed November 6, 2023, December 7, 2023, January 5, 2024, February 6, 2024, March 6, 2024, April 5, 2024, May 6, 2024, June 10, 2024, July 8, 2024, August 7, 2024, September 13, 2024, October 9, 2024, November 7, 2024, December 5, 2024 and January 8, 2025 by A/N, Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”). For information on A/N’s designees to Charter’s Board of Directors and the Existing Stockholders Agreement, as amended by the Stockholders and Letter Agreement Amendment, see “Governance Under the Stockholders Agreement” above and “Certain Relationships and Related Transactions” below. The 13D/A, Amendment No. 17, reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 20,520,419 of the reported shares. The 13D/A, Amendment No. 17, reported that the shares reported as beneficially owned represented 20,520,419 shares of Class A Common Stock (including Class B Common Units on an as-exchanged basis). The Form 4s filed by A/N, NB, AP, NF and ALM on (i) November 6, 2023 reported that A/N, NB, AP, NF and ALM sold 149,153 Class B Common Units to Charter on November 3, 2023; (ii) December 7, 2023 reported that A/N, NB, AP, NF and ALM sold 137,857 Class B Common Units to Charter on December 6, 2023; (iii) January 5, 2024 reported that A/N, NB, AP, NF and ALM sold 104,768 Class B Common Units to Charter on January 4, 2024; (iv) February 6, 2024 reported that A/N, NB, AP, NF and ALM sold 98,954 Class B Common Units to Charter on February 5, 2024; (v) March 6, 2024 reported that A/N, NB, AP, NF and ALM sold 58,617 Class B Common Units to Charter on March 5, 2024; (vi) April 5, 2024 reported that A/N, NB, AP, NF and ALM sold 40,803 Class B Common Units to Charter on April 3, 2024; (vii) May 6, 2024 reported that A/N, NB, AP, NF and ALM sold 71,911 Class B Common Units to Charter on May 3, 2024; (viii) June 10, 2024 reported that A/N, NB, AP, NF and ALM sold 56,714 Class B Common Units to Charter on June 6, 2024; (ix) July 8, 2024 reported that A/N, NB, AP, NF and ALM sold 57,367 Class B Common Units to Charter on July 3, 2024; (x) August 7, 2024 reported that A/N, NB, AP, NF and ALM sold 65,978 Class B Common Units to Charter on August 6, 2024; (xi) September 13, 2024 reported that A/N, NB, AP, NF and ALM sold 24,802 Class B Common Units to Charter on September 11, 2024; (xii) October 9, 2024 reported that A/N, NB, AP, NF and ALM sold 5,663 Class B Common Units to Charter on October 7, 2024; (xiii) November 7, 2024 reported that A/N, NB, AP, NF and ALM sold 1,470 Class B Common Units to Charter on November 5, 2024; (xiv) December 5, 2024 reported that A/N, NB, AP, NF and ALM sold 2,272 Class B Common Units to Charter on December 4, 2024; and (xv) January 8, 2025 reported that A/N, NB, AP, NF and ALM sold 36,178 Class B Common Units to Charter on January 6, 2025.

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(4)	Based on a Schedule 13G/A filed by Dodge & Cox on November 13, 2024.
(5)	Based on a Schedule 13G filed by Capital International Investors on November 13, 2024.
(6)	Based on a Schedule 13G/A filed by The Vanguard Group on February 13, 2024.
(7)	Includes 744 shares of restricted stock that are not yet vested but eligible to be voted.
(8)	Includes 1,190 shares of restricted stock that are not yet vested but eligible to be voted.
(9)	Includes 1,190 shares of restricted stock that are not yet vested but eligible to be voted.
(10)
Includes 14,323 shares held jointly with his spouse, 1,306 shares held by the John Markley Family Trust and 744 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s jointly held shares are pledged as collateral security for a line of credit.

(11)	Includes 2,209 shares held by the Merritt Family Trust, 7,709 shares held in the David C. Merritt IRA and 744 shares of restricted stock that are not yet vested but eligible to be voted.
(12)	Includes 744 shares of restricted stock that are not yet vested but eligible to be voted.
(13)	Includes 10,144 shares held jointly with his spouse and 1,190 shares of restricted stock that are not yet vested but eligible to be voted.
(14)	Includes 1,190 shares of restricted stock that are not yet vested but eligible to be voted.
(15)	Includes 744 shares of restricted stock that are not yet vested but eligible to be voted.
(16)	Includes 1,190 shares of restricted stock that are not yet vested but eligible to be voted.
(17)	Includes 744 shares of restricted stock that are not yet vested but eligible to be voted.
(18)	Includes 15,045 shares held in a managed account over which Mr. Wargo exercises investment control but does not possess voting power and has no pecuniary interest.
(19)	Includes 1,749 shares of restricted stock that are not yet vested but eligible to be voted.
(20)
Includes (i) 20,674 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust (the “Winfrey Revocable Trust”); (ii) 66,573 shares held in the Winfrey Revocable Trust; (iii) 38,385 shares held in the Winfrey Dynasty Trust; (iv) 38,454 shares held in the Yeniley Lorenzo Winfrey Irrevocable Trust; and (v) 50,046 shares held in the GST Non-Exempt Winfrey Dynasty Trust. Also includes (a) 538,138 options that are vested and exercisable, (b) 115,239 options that are vested and exercisable and held in The Christopher L. Winfrey 2023 GRAT I and (c) 21,204 options that are vested and exercisable and held in The Christopher L. Winfrey 2023 GRAT II. The 66,573 shares held by the Winfrey Revocable Trust are pledged as security for a securities-backed loan which was undrawn as of the date of this proxy statement.

(21)	Includes 149,282 options that are vested and exercisable.
(22)	Includes 36,777 options that are vested and exercisable.
(23)	Includes 45,228 options that are vested and exercisable.
(24)	Includes options and restricted stock units that are exercisable or eligible to become vested within sixty (60) days of February 21, 2025.
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Certain Relationships and Related Transactions
We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of Related Party Transactions (as defined below). Management has various procedures in place, e.g., our Code of Conduct, which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transactions Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transactions Policy.
The following sets forth certain transactions in which we are involved and in which a director, executive officer or other Related Party of Charter have or may have a material interest. Charter has determined that all of our transactions entered into with Related Parties are in Charter’s best interest. Related Party Transactions are approved by the Audit Committee or another independent body of Charter’s Board of Directors.
Liberty Broadband and A/N
Under the terms of the Second Amended and Restated Stockholders Agreement among Charter, Liberty Broadband and A/N, dated as of May 23, 2015 (the “Existing Stockholders Agreement”), as amended by Amendment No. 1 to the Second Amended and Restated Stockholders Agreement and the Letter Agreement, dated as of November 12, 2024 (the “Stockholders and Letter Agreement Amendment”), the number of Charter’s directors is fixed at 13. Two designees selected by A/N are members of the Board of Directors of Charter and three designees selected by Liberty Broadband are members of the Board of Directors of Charter. The remaining eight directors are not designated by either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s Board of Directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and Charter. Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three directors not designated by either A/N or Liberty Broadband and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also have certain other committee designation and governance rights. A description of the terms of the Stockholders and Letter Agreement Amendment is set forth below under “Stockholders and Letter Agreement Amendment.”
In connection with the closing of the TWC and Brighthouse Transactions, a number of agreements were entered into with Liberty Broadband and/or A/N, including the Charter Holdings operating agreement (the “LLC Agreement”), an exchange agreement, a registration rights agreement, a tax receivables agreement and a transition services agreement. These agreements were approved by the Board of Directors. In 2024, Charter paid approximately $155 million to A/N as tax distributions under the LLC Agreement and $47 million to A/N under the tax receivables agreement.
In December 2016, Charter and A/N entered into a letter agreement, as amended in December 2017 that requires A/N to sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A common stock from persons other than A/N effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. A/N and Charter both have the right to terminate or suspend the pro rata repurchase arrangement on a prospective basis. Pursuant to the tax receivables agreement between Charter and A/N, Charter must pay to A/N 50% of the tax benefit when realized by Charter from the step-up in tax basis resulting from any future exchange or sale of the common units.
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In February 2021, Charter and Liberty Broadband entered into a letter agreement (the “Existing LBB Letter Agreement”), as amended by the Stockholders and Letter Agreement Amendment. The Existing LBB Letter Agreement implemented Liberty Broadband’s obligations under the Existing Stockholders Agreement to participate in share repurchases by Charter. Under the Existing LBB Letter Agreement, Liberty Broadband sold to Charter, generally on a monthly basis, a number of shares of Charter Class A common stock representing an amount sufficient for Liberty Broadband’s ownership of Charter to be reduced such that it did not exceed the ownership cap then applicable to Liberty Broadband under the Existing Stockholders Agreement (the “LBB Cap”) at a purchase price per share equal to the volume weighted average price per share paid by Charter for shares repurchased during such immediately preceding calendar month other than (i) purchases from A/N, (ii) purchases in privately negotiated transactions, or (iii) purchases for the withholding of shares of Charter Class A common stock pursuant to equity compensation programs of Charter. The Existing LBB Letter Agreement terminates upon the earliest of (i) mutual written agreement of the parties, (ii) the termination of the Existing Stockholders Agreement, or (iii) 12:01 a.m. following the first end date of a repurchase period occurring at least ten days after either party, in its sole discretion, delivers a written termination notice to the other party (provided, that, in the case of clause (iii), the rights and obligations of the parties under the Existing LBB Letter Agreement survive with respect to a repurchase period ending prior to such termination). Upon the termination of the Existing LBB Letter Agreement, the requirement of Liberty Broadband to sell shares of Class A Common Stock to Charter to the extent necessary so that Liberty Broadband’s ownership of Charter does not exceed the LBB Cap would revert to the terms of the Existing Stockholders Agreement. The Existing LBB Letter Agreement was amended on November 12, 2024 pursuant to the Stockholders and Letter Agreement Amendment as described below under “Stockholders and Letter Agreement Amendment.”
Dr. John Malone, Chairman of the board of directors of Liberty Broadband and holder of a 48.5% voting interest in Liberty Broadband, also serves on the board of directors of Qurate Retail, Inc. (“Qurate”). As reported in Qurate’s SEC filings, Dr. Malone owns approximately 30.4 million shares of the Series A common stock and approximately 0.9 million shares of the Series A Cumulative Redeemable Preferred Stock of Qurate and has a 6.5% voting interest in Qurate for the election of directors. Mr. Gregory Maffei, a director of Charter and former President and CEO and director of Liberty Broadband and holder of a 3.7% voting interest in Liberty Broadband, is Chairman of the board of directors of Qurate. As reported in Qurate’s SEC filings, Mr. Maffei owns approximately 4.8 million shares of the Series A common stock, approximately 8.4 million shares of the Series B common stock, and approximately 0.1 million shares of the Series A Cumulative Redeemable Preferred Stock of Qurate and has a 18.5% voting interest in Qurate for the election of directors. Qurate wholly owns HSN, Inc. (“HSN”) and QVC, Inc. (“QVC”). The Company has programming relationships with HSN and QVC. For the year ended December 31, 2024, the Company recorded revenue in aggregate of approximately $48 million from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in the Company’s footprint.
Liberty Broadband and A/N each have a number of subsidiary or affiliated companies with which Charter has customer or vendor relationships, some of which involved amounts in excess of $120,000 for 2024 or may involve amounts in excess of $120,000 for 2025. The following summarizes each of these relationships with Liberty Broadband and A/N subsidiaries and affiliates:
•	GCI Cable, Inc., a subsidiary of Liberty Broadband, paid Charter approximately $0.7 million for providing back-office services with respect to ad sales transactions and order management in 2024.
•
Live Nation Entertainment, Inc. (Mr. Maffei is the Chairman of the Board; and Dr. Malone has an approximate 49.1% voting interest in Liberty Media, which owns 30.0% of the Live Nation equity) is a customer of Spectrum Enterprise and Spectrum Reach and purchased approximately $1.3 million of services during 2024.

•	The Republican Company, an A/N company, is a customer of Spectrum Enterprise and purchased approximately $0.1 million of services during 2024.
Liberty Broadband Combination
On November 12, 2024, Charter, Liberty Broadband, Fusion Merger Sub 1, LLC, a wholly owned subsidiary of Charter, and Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Fusion Merger Sub 1, LLC, entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “merger agreement”), pursuant to which, subject to the terms and conditions set forth therein, Charter will acquire Liberty Broadband through the merger of Fusion Merger Sub 2, Inc. with and into Liberty Broadband (the “merger”), with Liberty Broadband surviving the merger and becoming an indirect wholly owned subsidiary of Charter. Immediately following the merger, Liberty Broadband, as the surviving corporation of the merger, will merge with and into Fusion Merger Sub 1, LLC (the “upstream merger” and together with the merger, the “combination”), with Fusion Merger Sub 1, LLC surviving the upstream merger as a wholly owned subsidiary of Charter.
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At the effective time of the merger (the “effective time”):
•
each share of (i) Liberty Broadband Series A common stock, par value $0.01 per share (“Liberty Broadband Series A common stock”), (ii) Liberty Broadband Series B common stock, par value $0.01 per share (“Liberty Broadband Series B common stock”), and (iii) Liberty Broadband Series C common stock, par value $0.01 per share (“Liberty Broadband Series C common stock” and together with the Liberty Broadband Series A common stock and the Liberty Broadband Series B common stock, the “Liberty Broadband common stock”), in each case, issued and outstanding immediately prior to the effective time (other than certain excluded shares as set forth in the merger agreement) will be converted into the right to receive 0.236 of a validly issued, fully paid and nonassessable share of Charter Class A common stock, par value $0.001 per share (“Charter Class A common stock”); and

•
each share of Liberty Broadband Series A cumulative redeemable preferred stock, par value $0.01 per share (“Liberty Broadband preferred stock”), issued and outstanding immediately prior to the effective time (other than excluded treasury shares as set forth in the merger agreement) will be converted into the right to receive one share of newly issued Charter Series A cumulative redeemable preferred stock, par value $0.001 per share (“Charter preferred stock”). The Charter preferred stock will have substantially identical terms to the Liberty Broadband preferred stock, including a mandatory redemption date of March 8, 2039.

As of December 31, 2024, Liberty Broadband’s principal assets consisted of approximately 45.3 million shares of Charter Class A common stock and its subsidiary GCI, LLC, which is comprised of one operating entity, GCI Holdings, LLC (“GCI”), Alaska’s largest communications provider. Pursuant to the merger agreement, Liberty Broadband has agreed to spin off GCI by way of a distribution to the stockholders of Liberty Broadband prior to the closing of the combination. The GCI distribution is expected to be taxable to Liberty Broadband and its stockholders, with Charter bearing the corporate level tax liability upon completion of the combination. However, to the extent such corporate level tax liability exceeds $420 million, Charter will be entitled under a tax receivables agreement to the portion of the tax benefits realized by GCI corresponding to such excess. The companies currently expect the transaction to close on June 30, 2027, unless otherwise agreed, subject to the completion of the GCI spin-off and other customary closing conditions.
For additional information, see the definitive joint proxy statement/prospectus with respect to the combination, filed by Charter on January 22, 2025, including the sections entitled “The Combination” and “The Merger Agreement” included therein.
Voting Agreements
In connection with the transactions contemplated by the merger agreement, on November 12, 2024, Dr. Malone’s affiliated holders of shares of Liberty Broadband common stock and Liberty Broadband preferred stock (collectively, the “Malone Group) entered into a voting agreement with Charter and Liberty Broadband, pursuant to which, subject to certain conditions, the Malone Group has committed to vote its shares of Liberty Broadband common stock and Liberty Broadband preferred stock representing approximately 48.5% of the total voting power of the issued and outstanding shares of Liberty Broadband common stock and Liberty Broadband preferred stock, in the aggregate, in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby.
In addition, on November 12, 2024, Mr. Maffei and certain related holders of shares of Liberty Broadband common stock and Liberty Broadband preferred stock (collectively, the “Maffei Group”) entered into a voting agreement with Charter and Liberty Broadband, pursuant to which, subject to certain conditions, the Maffei Group has committed to vote its shares of Liberty Broadband common stock and Liberty Broadband preferred stock representing approximately 3.7% of the total voting power of the issued and outstanding shares of Liberty Broadband common stock and Liberty Broadband preferred stock, in the aggregate, in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby.
For additional information, see the definitive joint proxy statement/prospectus with respect to the combination, filed by Charter on January 22, 2025, including the section entitled “Other Agreements Related to the Combination” included therein.
Stockholders and Letter Agreement Amendment
Simultaneously with the entry into the merger agreement, Charter, Liberty Broadband and A/N entered into the Stockholders and Letter Agreement Amendment to amend (i) the Existing Stockholders Agreement and (ii) the Existing LBB Letter Agreement. The Stockholders and Letter Agreement Amendment sets forth, among other things, the terms of Liberty Broadband’s participation in Charter’s share repurchases during the period between the execution of the merger agreement and the effective time of the merger agreement. Pursuant to the Stockholders and Letter Agreement Amendment, each month during the pendency of the
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proposed transaction, Charter will repurchase shares of Charter Class A common stock from Liberty Broadband in an amount equal to the greater of (i) $100 million and (ii) the Liberty Broadband minimum liquidity threshold as set forth in the Stockholders and Letter Agreement Amendment, provided that if any repurchase would reduce Liberty Broadband’s equity interest in Charter below 25.25% after giving effect to such repurchase or if all or a portion of such repurchase is not permitted under applicable law, then Charter shall instead loan to Liberty Broadband an amount equal to the lesser of (x) the repurchase amount that cannot be repurchased and (y) the Liberty Broadband minimum liquidity threshold less the repurchase amount that is repurchased, with such loan on the terms set forth in the Stockholders and Letter Agreement Amendment. From and after the date Liberty Broadband’s exchangeable debentures are no longer outstanding, the amount of monthly repurchases will be the lesser of (i) $100 million and (ii) an amount equal to the sum of (x) the amount needed in the reasonable judgment of Charter to maintain unrestricted cash on the balance sheet of Liberty Broadband and its subsidiaries (other than GCI, GCI Spinco and their respective subsidiaries) of $50 million plus (y) the aggregate outstanding principal amount of the Liberty Broadband margin loan. The purchase price payable by Charter to Liberty Broadband in connection with such monthly repurchases will equal (i) the average price paid by Charter for shares of Charter Class A common stock repurchased during the immediately preceding calendar month (excluding shares repurchased from A/N and certain other excluded repurchases) or (ii) if Charter has not engaged in any repurchases of shares of Charter Class A common stock during the immediately preceding calendar month (other than any repurchases from A/N and certain other excluded repurchases), a purchase price based on a Bloomberg volume-weighted average price methodology proposed by Charter and reasonably acceptable to Liberty Broadband. Liberty Broadband will apply the proceeds from any such repurchases or borrowings from Charter to repay certain of its outstanding indebtedness in accordance with the Stockholders and Letter Agreement Amendment. The Stockholders and Letter Agreement Amendment provides that Liberty Broadband will be exempt from the standstill restrictions and the ownership cap under the Existing Stockholders Agreement to the extent its ownership in Charter exceeds such ownership cap solely as a result of the repurchase provisions in the Stockholders and Letter Agreement Amendment.
For additional information, see the definitive joint proxy statement/prospectus with respect to the combination, filed by Charter on January 22, 2025, including the section entitled “Other Agreements Related to the Combination” included therein.
Other Agreements
Simultaneously with the entry into the merger agreement, certain additional related agreements were entered into by Charter and Liberty Broadband, including:
•
An Assumption and Joinder Agreement to Tax Sharing Agreement, by and among Charter, Liberty Broadband, Grizzly Merger Sub 1, LLC (successor to GCI Liberty, Inc.) (“Grizzly Merger Sub”) and Qurate, pursuant to which Charter agrees to assume, effective at the Effective Time, Liberty Broadband’s rights and obligations under the Tax Sharing Agreement, dated as of March 9, 2018, by and between Qurate and Grizzly Merger Sub; and

•
An Assumption and Joinder Agreement to Indemnification Agreement, by and among Charter, Liberty Broadband, Grizzly Merger Sub, LV Bridge, LLC, Qurate and Liberty Interactive LLC, pursuant to which Charter agrees to assume, effective at the Effective Time, Liberty Broadband’s rights and obligations under the Indemnification Agreement, dated as of March 9, 2018, by and among Grizzly Merger Sub, Qurate, Liberty Interactive LLC and LV Bridge, LLC.

For additional information, see the definitive joint proxy statement/prospectus with respect to the combination, filed by Charter on January 22, 2025, including the section entitled “Other Agreements Related to the Combination” included therein.
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Proposal No. 2: Approval of the
Charter Communications, Inc.
2025 Employee Stock Purchase Plan
(Item 2 on Proxy Card)
Overview
We are asking our stockholders to approve the Charter Communications, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”).
Upon the recommendation of our Compensation and Benefits Committee, the Board approved the ESPP on January 28, 2025, subject to the approval of our stockholders at the annual meeting. The Board believes that adopting the ESPP is in the best interests of the Company and its stockholders because it will provide our employees an opportunity to acquire a proprietary interest in the Company to promote the growth and success of the Company by aligning the interests of the ESPP participants with those of the Company’s stockholders.
The ESPP includes two components: a Section 423 Component and a Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and will be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code and the grant of certain “matching” restricted stock unit awards, as further described below.
If the ESPP is approved by our stockholders at the annual meeting, the ESPP will become effective on the date of the annual meeting. If the ESPP is not approved by our stockholders at the annual meeting, the ESPP will not become effective.
If the ESPP is approved by our stockholders at the annual meeting, the aggregate number of shares of Charter common stock that will be reserved for issuance under the ESPP will be 1,500,000 shares, subject to the applicable adjustment and share recycling provisions set forth in the ESPP.
If the ESPP is approved by our stockholders, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the additional shares of Charter common stock as soon as reasonably practicable thereafter.
The market price per share of the securities underlying the shares as of February 21, 2025 was $361.00. As of February 21, 2025, the Company and its Designated Subsidiaries (as defined below) had 95,193 employees.
Summary of the Material Terms of the ESPP
The following is a summary of the material terms of the ESPP and is qualified in its entirety by reference to the ESPP included as Appendix B to this proxy statement, which is incorporated by reference into this Proposal 2.
Share Reserve. The aggregate number of shares of Charter common stock (“Shares”) that may be issued under either the Section 423 Component or the Non-Section 423 Component will be 1,500,000 Shares, subject to the applicable adjustment provisions set forth in the Section 423 Component and the Non-Section 423 Component. If any right granted under the ESPP for any reason terminates without having been exercised, the Shares not purchased under such right will again be available for issuance under the ESPP. If any Matching RSU Award (as defined below) granted under the Non-Section 423 Component for any reason terminates without having been settled, the Shares not issued pursuant to such Matching RSU Award will again become available for issuance under the ESPP. Any Shares distributed pursuant to the ESPP may consist, in whole or in part, of authorized and unissued Charter common stock, treasury stock or Charter common stock purchased on the open market.
Administration. Unless otherwise determined by the Board, the “Administrator” of the ESPP will be our Compensation and Benefits Committee (or another committee or subcommittee of the Board to which the Board delegates administration of the ESPP). The Board may at any time vest in the Board any authority or duties for the administration of the ESPP. The Administrator will have the power, subject to the limitations set forth in the ESPP, to (i) determine when and how rights to purchase Shares will be granted and the provisions of each offering of such rights (which need not be identical); (ii) for the Non-Section 423
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Component, determine the terms and conditions of any Matching RSU Awards; (iii) designate which subsidiaries of the Company will be “Designated Subsidiaries” under the ESPP; (iv) impose a mandatory holding period on Shares purchased under the ESPP; and (v) construe and interpret the ESPP and any rights granted under it.
Withdrawal. A participant in the ESPP may withdraw during an offering period all of the payroll deductions credited to such participant’s account and not yet used to exercise the participant’s rights under the ESPP by delivering written notice to the Company in a form acceptable to the Company and at such time prior to the applicable purchase date for such offering period as may be established by the Administrator in the applicable offering document (and in the absence of any such designation, no later than two weeks prior to such purchase date). All of the participant’s payroll deductions credited to the participant’s account during such offering period that have not yet been used to exercise the participant’s rights under the ESPP will be paid to the participant as soon as reasonably practicable following receipt of notice of withdrawal, without interest, and such participant’s rights for such offering period will be automatically terminated. If a participant withdraws from an offering period, payroll deductions will not resume at the beginning of the next offering period unless the participant timely delivers to the Company a new subscription agreement. A participant’s withdrawal from an offering period will not affect such participant’s eligibility to participate in any other offering periods under the ESPP.
Non-Transferability. Any purchase rights granted under the ESPP will not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the participant’s lifetime only by the participant.
Foreign Employees. The Administrator may provide for special terms applicable to participants who are citizens or residents of a foreign jurisdiction or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Also, the Administrator may approve such supplements, amendments, or restatements of the ESPP as it may consider necessary or appropriate for such purposes, provided, that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the ESPP unless the ESPP could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders. Without limiting the foregoing, the Administrator is authorized to adopt rules and procedures with respect to foreign participants regarding the exclusion of particular subsidiaries from participation in the ESPP, eligibility to participate, the definition of “Compensation” under the ESPP, handling of payroll deductions or other contributions, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
Amendment and Termination. The Administrator may amend, suspend or terminate the ESPP at any time. However, approval of the Company’s stockholders will be required to amend the ESPP to increase the aggregate number, or change the type, of Shares that may be sold pursuant to rights granted under the ESPP, or to modify the ESPP in any manner that would be considered the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4). Further, without stockholder or participant consent, the Administrator may, to the extent permitted by Section 423 of the Code, change or terminate the offering periods, limit the frequency of changes to the amounts withheld from the participant’s compensation, establish the exchange ratio applicable to amounts withheld in non-U.S. dollars, permit payroll withholding in excess of the amount designated by the participant in order to adjust for delays or mistakes in the Company’s payroll or processing withholding elections, establish reasonable waiting and adjustment periods and/or account and crediting procedures, and establish such other limitations or procedures as the Administrator determines, in its sole discretion, to be advisable that are consistent with the ESPP. Upon a termination of the ESPP, the balance in each Participant’s plan account will be refunded as soon as practicable following such termination, without interest. In addition, the Administrator, in its discretion, may shorten the current offering period such that the purchase date for such offering period occurs prior to the termination of the ESPP.
Term of the ESPP. The ESPP was approved by the Board on January 28, 2025 and is subject to approval of the ESPP by the stockholders of the Company within 12 months before or after such date. No rights (or, if applicable, Matching RSU Awards), may be granted under the ESPP prior to stockholder approval of the ESPP. No rights (or, if applicable, Matching RSU Awards), may be granted under the ESPP during any suspension of the ESPP or after termination of the ESPP.
Section 423 Component
Offering Periods; Offering Documents. The Administrator may grant rights to purchase Shares under the Section 423 Component to eligible employees during one or more offering periods selected by the Administrator in its sole discretion. The terms and conditions applicable to each offering period under the Section 423 Component will be set forth in an offering document adopted by the Administrator. The Administrator will establish in each offering document one or more purchase periods during such offering period during which rights granted under the ESPP will be exercised and purchases of Shares carried out during such offering period will be made in accordance with such offering document. Each offering document with respect to an offering
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period will specify (a) the length of the offering period (which in the absence of any designation by the Administrator will be approximately 6 months (however, in no event will the length of an offering period under the Section 423 Component exceed 27 months)); (b) the length of the purchase period(s) within the offering period, if applicable; (c) the maximum number of Shares that may be purchased by an eligible employee during such offering period (which in the absence of any designation by the Administrator) will be 100 Shares; and (d) any other provisions the Administrator determines are appropriate.
Eligibility. Eligible employees under the Section 423 Component include any employees of the Company or any Designated Subsidiary who would not, immediately after any rights under the Section 423 Component are granted, own or be deemed to own for purposes of Section 423(b)(3) of the Code, 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any Designated Subsidiary, subject to the exclusions described below
However, the Administrator may, in its sole discretion, determine to exclude the following employees of the Company or any Designated Subsidiaries: (i) a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, or (x) with compensation above a specified level, (y) who is an officer of the Company or a Designated Subsidiary, or (z) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; (ii) an employee who has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceeds two years); (iii) an employee whose customary employment with the Company or a Designated Subsidiary is for 20 hours per week or less; (iv) an employee whose customary employment with the Company or a Designated Subsidiary is for less than five months in any calendar year; or (v) an employee that is a citizen or a resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Section 423 Component to such employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Section 423 Component to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion. Any of the foregoing exclusions will be applied in an identical manner under each offering period under the Section 423 Component to all employees of the Company or any Designated Subsidiary, in accordance with Treasury Regulation Section 1.423-2(e).
Participation. Any eligible employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date (defined as the first trading day of an offering period, unless otherwise specified in an offering document) for an offering period will be eligible to participate in the Section 423 Component during such offering period, subject to the requirements and limitations set forth in the Section 423 Component and Section 423(b) of the Code. An Eligible Employee may become a participant in the Section 423 Component for an offering period by delivering a subscription to the Company prior to the Enrollment Date designated by the Administrator, which subscription agreement will designate a whole number percentage of such eligible employee’s compensation to be withheld (on an after-tax basis) on each payday during the offering period as payroll deductions (such payroll deduction will be credited to the participant’s account under the Section 423 Component). A participant may decrease (but not increase) the percentage of their compensation designated in their subscription agreement (to as low as zero) at any time during the offering period. However, the Administrator may limit the number of times the participant may decrease their payroll deductions (in the absence of any designation by the Administrator, a participant will be allowed one decrease during each offering period). An eligible employee may be granted purchase rights under the Section 423 Component only if such rights, together with any other rights granted to such eligible employee under any “employee stock purchase plans” of the Company or any of its parents or subsidiaries (as specified in Section 423(b)(8) of the Code), do not permit such eligible employee’s rights to purchase stock of the Company or any of its parents or subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the offering period during which such purchase rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation will be applied in accordance with Section 423(b)(8) of the Code.
Grant and Exercise of Rights; Purchase Price. On the Enrollment Date of each offering period under the Section 423 Component, each participant will be granted a right to purchase, on the Purchase Date (defined as the last trading day of an offering period, unless otherwise specified in an offering document) of such offering period, a number of whole Shares determined by dividing such participant’s accumulated payroll deductions by the applicable purchase price. The purchase price under the Section 423 Component means the purchase price designated by the Administrator in the applicable offering document, which purchase price will not be less than 85% of the fair market value of a Share on the Enrollment Date or the Purchase Date, whichever is lower. On each Purchase Date, each participant’s accumulated payroll deductions will be applied to purchase Shares at the applicable purchase price in accordance with the foregoing.
Adjustments. In the event that any change in capitalization of the Company or corporate transaction affects the Shares such that the Administrator determines an adjustment is appropriate in order to prevent dilution or enlargement of benefits, the Administrator will make equitable adjustments, if any, to the aggregate number and type of Shares that may be issued under the Section 423 Component, the class and number of Shares and price per Share subject to outstanding rights and the purchase price
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with respect to outstanding rights. Further, in the event of any transaction described above, the Administrator may take any one or more of the following actions: (i) provide for the termination of any outstanding right to purchase Shares in exchange for cash or the replacement of any outstanding right to purchase Shares with other rights or property; (ii) provide for the assumption of rights to purchase Shares by the surviving entity; (iii) make adjustments to the number and type of Shares subject to outstanding rights to purchase Shares; (iv) provide that the participants’ accumulated payroll deductions may be used to purchase Shares prior to the next Purchase Date; and/or (v) provide that all outstanding rights to purchase Shares will terminate without being exercised.
Non-Section 423 Component
Offering Periods; Offering Documents. The Administrator may grant rights to purchase Shares under the Non-Section 423 Component to eligible employees during one or more offering periods selected by the Administrator in its sole discretion. The terms and conditions applicable to each offering period under the Non-Section 423 Component will be set forth in an offering document adopted by the Administrator. The Administrator will establish in each offering document one or more purchase periods during such offering period during which rights granted under the ESPP will be exercised and purchase of Shares carried out during such offering period will be made in accordance with such offering document. Each offering document with respect to an offering period will specify (a) the length of the offering period (which in the absence of any designation by the Administrator will be approximately 6 months); (b) the length of the purchase period(s) within the offering period, if applicable; and (c) any other provisions the Administrator determines are appropriate. Further, the maximum number of Shares that may be purchased by any participant (i) during a single offering period under the Non-Section 423 Component will not exceed a number of Shares with an aggregate value of $2,500, based on the fair market value of a Share as of the applicable Purchase Date, and (ii) during two consecutive offering periods in one calendar year under the Non-Section 423 Component will not exceed a number of Shares with an aggregate value of $5,000, based on the fair market value of a Share as of the applicable Purchase Date (however, the Administrator may modify these Share limitations in its sole discretion).
Eligibility. Eligible employees under the Non-Section 423 Component include any full-time employee of the Company or any Designated Subsidiary who is not otherwise eligible to participate in the Company’s annual long-term incentive program, or any other employee of the Company or any Designated Subsidiary, as designated by the Administrator in its sole discretion.
Participation. Any eligible employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for an offering period will be eligible to participate in the Non-Section 423 Component during such offering period, subject to the requirements and limitations set forth in the Non-Section 423 Component. An Eligible Employee may become a participant in the Non-Section 423 Component for an offering period by delivering a subscription to the Company prior to the Enrollment Date designated by the Administrator, which subscription agreement will designate a whole number percentage of such eligible employee’s compensation to be withheld (on an after-tax basis) on each payday during the offering period as payroll deductions (such payroll deduction will be credited to the participant’s account under the Non-Section 423 Component). A participant may decrease (but not increase) the percentage of their compensation designated in their subscription agreement (to as low as zero) at any time during the offering period. However, the Administrator may limit the number of times the participant may decrease their payroll deductions (in the absence of any designation by the Administrator, a participant will be allowed one decrease during each offering period).
Grant and Exercise of Rights; Purchase Price. On the Enrollment Date of each offering period under the Non-Section 423 Component, each participant will be granted a right to purchase, on the Purchase Date of such offering period, a number of whole Shares determined by dividing such participant’s accumulated payroll deductions by the applicable purchase price. The purchase price under the Non-Section 423 Component means the purchase price designated by the Administrator in the applicable offering document (which purchase price, in the absence of a designation by the Administrator, will be 100% of the fair market value of a Share on the Purchase Date). On each Purchase Date, each participant’s accumulated payroll deductions will be applied to purchase Shares at the applicable purchase price in accordance with the foregoing.
Matching RSU Awards. Each participant in the Non-Section 423 Component who remains an eligible employee at the end of an offering period will be eligible to receive a Matching RSU Award (defined under the Non-Section 423 Component as an award of time-based restricted stock units (“RSUs”) granting a participant a right to receive a number of Shares upon the vesting and settlement of such RSU award), subject to approval by the Administrator. Such Matching RSU Awards will be granted as soon as practicable, but in no event later than 30 days, following the Purchase Date of the applicable offering period. The number of Shares underlying the Matching RSU Award will be determined pursuant to the applicable provisions set forth in the applicable offering document, as determined by the Administrator in its sole discretion. Unless otherwise set forth in the applicable award agreement, each Matching RSU Award will vest 100% on the three-year anniversary of the applicable grant date, subject to the
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participant’s continued employment through such vesting date. Unless otherwise set forth in the applicable award agreement, in the event that the participant’s employment is terminated for any reason or no reason, all unvested Matching RSU Awards will be immediately forfeit for no consideration. As soon as practicable following the date the Matching RSU Award becomes vested, but in no event later than 30 days after such vesting date, the applicable number of Shares underlying the Matching RSU Award will be distributed to the participant. Matching RSU Awards (and the underlying Shares) are not transferable by the participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order.
Adjustments. In the event that any change in capitalization of the Company or corporate transaction affects the Shares such that the Administrator determines an adjustment is appropriate in order to prevent dilution or enlargement of benefits, the Administrator will make equitable adjustments to the Share limits under the Non-Section 423 Component and the number of Shares which may be purchased or issued under the Non-Section 423 Components. Further, in the event of any transaction described above, the Administrator may take any one or more of the following actions: (i) provide for the substitution or assumption of Matching RSU Awards, acceleration of vesting, the cancellation of an outstanding offering period or the acceleration of the applicable purchase date; (ii) cancel any outstanding Matching RSU Awards and pay the holder the value of such Matching RSU Award (which value, if applicable, may be based upon the price per Share received by the Company’s other shareholders), as determined by the Administrator.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Section 423 Component of the ESPP
The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Under the Code, participants will not recognize taxable income, nor will the Company be entitled to a deduction, upon the purchase of Shares under the Section 423 Component. Participants will recognize taxable income upon the “disposition” of shares purchased under the Section 423 Component (in the manner described below). For this purpose, the term “disposition” is defined as a sale, exchange, gift or transfer of legal title. However, certain transfers of shares are not treated as dispositions, including, for example, transfers from a decedent to an estate, transfer by bequest or inheritance, transfers to joint ownership with a right of survivorship, certain exchanges of stock pursuant to corporate reorganizations, pledges or hypothecations.
If a participant holds shares purchased under the Section 423 Component for at least (i) two years following the applicable Enrollment Date, and (ii) one year following the date such Shares are purchased upon exercise of the right to purchase Shares (the “Holding Period”), and if such participant remains an employee of the Company or a Designated Subsidiary at all times from the applicable Enrollment Date until at least three months prior to the exercise of the right to purchase shares, the participant will be taxed at ordinary income rates in the year of sale of the Shares on an amount equal to the lesser of the excess of the fair market value of the Shares on the (a) applicable Enrollment Date over the purchase price, and (b) date of disposition or death over the purchase price. The remaining gain, if any, from the sale will be treated as a long-term capital gain. The Company will not be entitled to a deduction upon a participant’s acquisition of Shares under the Section 423 Component or a qualifying disposition of Shares purchased under the Section 423 Component that is made after the Holding Period.
To calculate a participant’s gain or loss on the sale of Shares purchased under the Section 423 Component, the amount realized from the sale must be reduced by the participant’s basis in such Shares (purchase price increased by ordinary income resulting from sale). If such basis exceeds the amount realized on a sale that is made after the Holding Period, the loss will be a long-term capital loss.
Any dividends paid with respect to Shares will be included in a participant’s income in the year received and will be subject to taxation.
If a participant sells Shares purchased under the Section 423 Component prior to the end of the Holding Period, the sale will be deemed a “disqualifying disposition,” and an amount equal to the excess of the fair market value of the Shares at the time of purchase over the purchase price will be treated as ordinary income. This amount will be included in the participant’s total taxable wages shown on the participant’s Form W-2 in the year of the disqualifying disposition. In addition, the Company will be entitled to take a deduction on its income tax return equal to the amount of such Participant’s ordinary income resulting from the sale.
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Such Participant’s ordinary income recognized upon such “disqualifying disposition” is then added to the purchase price of the Shares for purposes of determining the basis of the Shares. The capital gain or loss on a sale of Shares is calculated by subtracting this basis from the amount realized on the sale. The capital gain or loss will either be long-term or short-term depending on the time period that the Shares are held. The capital gain or loss will be long-term provided that the Shares are held for more than one year. Otherwise, such amount will be treated as short-term capital gain, which is currently taxed in the same manner as ordinary income.
The Company or any Designated Subsidiary will be entitled to require payment in cash or deduction from other compensation payable to each participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of Shares under the Section 423 Component or any sale of such Shares.
Non-Section 423 Component of the ESPP
Purchase Rights
The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and therefore purchase rights granted under the Non-Section 423 Component are not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under Section 423 of the Code.
A participant in the Non-Section 423 Component will be taxed on amounts withheld for the purchase of Shares under the Non-Section 423 Component as if such amounts were actually received. Under the Non-Section 423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying Shares on the date of exercise of the purchase right over the purchase price, and such ordinary income will be subject to withholding taxes.
The participant’s tax basis in those Shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those Shares will begin on the day after they are transferred to the participant. When a participant sells Shares purchased under the Non-Section 423 Component, such participant will have a capital gain or loss equal to the difference between the sale proceeds and the value of Shares at the time of purchase. Any capital gain or loss will be short-term or long-term, depending on how long the Shares have been held.
There are no U.S. federal income tax consequences to the Company by reason of the grant or exercise of purchase rights under the Non-Section 423 Component. The Company generally should be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for Shares sold or otherwise disposed of.
Matching RSU Awards
Generally, a participant in the Non-Section 423 Component will not recognize taxable income, and the Company will not be allowed a tax deduction, upon the grant of a Matching RSU Award. Upon the receipt of Shares in settlement of a Matching RSU Award, a participant will recognize ordinary income equal to the fair market value of the Shares as of that date, and the Company should generally be allowed a corresponding federal income tax deduction at that time.
THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE ESPP. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.
New Plan Benefits
Because the number of shares of Charter common stock that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and not withdraw from the ESPP, the amount of payroll deductions elected by each employee, and the fair market value of shares of the Charter common stock at future dates, the actual number of shares of Charter common stock that may be purchased by any individual (or any group of individuals) is not determinable.
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Securities Authorized for Issuance Under Equity Compensation Plans
The following information is provided as of December 31, 2024 with respect to Charter's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	16,324,594(1)	$395.53	10,201,512(1)
Equity compensation plans not approved by security holders	—	$—	—

TOTAL	16,324,594(1)		10,201,512(1)

(1)	This total does not include 13,353 shares issued pursuant to restricted stock grants made under Charter's 2019 Stock Incentive Plan, which are subject to vesting based on continued service.
For information regarding outstanding equity awards granted to our NEOs, see the information contained in the “Outstanding Equity Awards at Fiscal Year End” table in this proxy statement.
Vote Required for Approval
The affirmative vote of the holders of a majority of the votes cast is required for approval of this proposal. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the outcome of this proposal.
Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CHARTER COMMUNICATIONS, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN.

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Proposal No. 3: Ratification of the Appointment of
Independent Registered Public Accounting Firm
(Item 3 on Proxy Card)
The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2025. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.
KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.
Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

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Accounting Matters
Principal Accounting Firm
KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2025.
Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.
Audit Fees
During each of the years ended December 31, 2024 and 2023, we incurred fees and related expenses for professional services rendered by KPMG for the audits of Charter and its subsidiaries’ financial statements, for the review of Charter and its subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $7 million.
Audit-Related Fees
Charter incurred audit-related fees to KPMG of approximately $0.2 million during the year ended December 31, 2024 and none were incurred during the year ended December 31, 2023.
Tax Fees
Charter incurred tax fees to KPMG of approximately $1 million during each of the years ended December 31, 2024 and 2023.
All Other Fees
None.
The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to Board of Director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Exchange Act, with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2024 and 2023. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence. Each year, including 2024, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.
In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the “Investors” section of our website at ir.charter.com.
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Report of the Audit Committee
The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we state otherwise.
The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2024 Ms. Goodman and Messrs. Merritt and Markley served on the Audit Committee for the entire year. In addition, Ms. Slaski was appointed to the Audit Committee as of April 23, 2024. All members were determined by the Board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s Board of Directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.
The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the Board of Directors, a copy of which is available on the “Investors” section of our website at ir.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the Board of Directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board of Directors determine. The Audit Committee held four meetings in 2024.
The Audit Committee has reviewed and discussed with management and the internal auditors the Company’s audited financial statements and effectiveness of internal controls for the year ended December 31, 2024. The Audit Committee has discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including those described in Auditing Standard No. 1301, as amended (Communications with Audit Committees), with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2024.
The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
The Audit Committee evaluated KPMG’s independence, performance, qualifications, tenure, partnership rotation and relationship management and based on that evaluation approved the appointment of KPMG as the Company’s independent registered public accounting firm for 2025.
DAVID C. MERRITT
KIM C. GOODMAN
JOHN D. MARKLEY, JR.
CAROLYN J. SLASKI
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Proposal No. 4: Stockholder Proposal Regarding
Political Expenditures Report
(Item 4 on Proxy Card)
This proposal was submitted by the New York State Common Retirement Fund, the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:
“Resolved, that the shareholders of Charter Communications, Inc. (Charter or Company) hereby request that the Company provide a report, updated semiannually, disclosing the Company's:
1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a.	The identity of the recipient as well as the amount paid to each; and
b.	The title(s) of the person(s) in the Company responsible for decision-making.
The report shall be presented to the board of directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.
Supporting Statement
As long-term shareholders of Charter, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.
A company's reputation, value, and bottom line can be adversely impacted by political spending. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations - groups that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to support.
A Conference Board report details these risks and recommends the process suggested in this proposal, stating, “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity—and the risks that come with it—into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions—and other forms of activity—are at odds with core company values.” Publicly available records show Charter has contributed at least $5.2 million in corporate funds since the 2010 election cycle.
While the Company adopted a Political Activities Policy Statement in January 2024, we ask Charter to disclose all its political spending, including payments to trade associations and other tax-exempt organizations which may be used for electoral purposes and are otherwise not sufficiently public. This would bring Charter in line with peers like AT&T, Comcast, and Verizon, which report their spending publicly, and therefore not place the Company at a competitive disadvantage.
Without knowing Charter’s spending, we cannot sufficiently assess whether our company’s political spending aligns or conflicts with its business strategy, corporate priorities, or other areas of concern. We urge your support for this critical governance reform.”
Statement Against Stockholder Proposal Regarding Political Expenditures Report
The proponent submitted a similar proposal last year which was voted upon by our stockholders at the Company’s 2024 Annual Meeting of Stockholders, receiving only 22.01% of votes cast in its favor. Our Board believes that our Company’s participation in the political, legislative and regulatory processes at all levels of government enhances stockholder value. Our Company is committed to participating constructively in the political process to increase shareholder value and in full compliance with applicable rules and regulations. Our Company’s political contributions and expenditures are made to further the best interests of the Company and our stockholders and are made without regard to the personal political preferences of individual board members, officers, or employees. We are subject to extensive regulation at the federal and state levels and are involved in a
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number of legislative initiatives across a broad spectrum of policy areas that can have an immediate and dramatic effect on our business and operations. We ethically and constructively promote legislative and regulatory actions that further the business objectives of our Company and attempt to protect our Company from unreasonable, unnecessary, or burdensome legislative or regulatory actions at all levels of government.
We actively participate in the political process and maintain memberships with a variety of trade associations with the ultimate goal of promoting and protecting the economic future of our Company and our stockholders and employees. An important part of participating effectively in the political process is making prudent political contributions and focused lobbying expenditures — but only where permitted by applicable law.
Participation in the political process and as a member of various trade associations comes with the understanding that we may not always agree with all of the positions of the recipients, organizations, or organizations’ other members. However, as detailed in our Company’s Political Activities Policy Statement, available on our website at https://policy.charter.com, we believe that these recipients take many positions and address many issues of importance to our Company in a meaningful manner, and the associations take positions and address issues in a collective industry manner and predominantly advance positions consistent with company interests, that will help us provide strong financial returns, enhance long-term stockholder value, and advance the best interests of our Company.
Our Board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying and political expenditures would not provide useful information to stockholders. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources without materially enhancing existing disclosures.
Additional detailed disclosures regarding our participation or contribution to any tax-exempt industry organization or trade associations may further encourage issue activists, some motivated by special or short-term interests, to pressure us to alter our political participation in a manner that could adversely affect stockholder interests, or require us to disclose proprietary information, putting us at a competitive disadvantage. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide useful information to stockholders.
Because parties with interests adverse to our Company also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of our Company and our stockholders. The Board believes any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than our Company alone (as the proponent requests).
In short, we believe our current policies and procedures governing political contributions, including our Political Activities Policy Statement, adequately protect our corporate brand, values and reputation, while allowing our Company to actively and effectively participate in the political process with the ultimate goal of promoting and protecting the best interests of the Company and our stockholders and employees. If adopted, the proposal would cause our Company to incur undue cost and administrative burden, as well as competitive harm given the level of detail it seeks and the complexity of the political advocacy process, without commensurate benefit to our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

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Pay Versus Performance
Pay Versus Performance Results & Discussion
An assessment of Charter’s pay versus performance alignment was conducted pursuant to Item 402(v) of Regulation S-K, evaluating the alignment of Charter’s executive pay, stock price performance, and financial performance for the five-year period from January 1, 2020 through December 31, 2024 (referred to as the “measurement period” throughout this Pay Versus Performance discussion).
As discussed in the Compensation Discussion and Analysis, Charter’s philosophy for NEO compensation is to provide the largest portion of pay in the form of long-term incentives that vest over a multi-year timeframe and are tied to stock price appreciation; it is Charter’s view that this creates the strongest possible alignment between executives and shareholders. When evaluating this philosophy through the lens of pay versus performance, actual compensation realized or earned by NEOs should therefore be primarily dependent upon Charter creating sustained stock price growth, with increases in executive pay from periods of stock price appreciation and decreases in executive pay from periods where the stock price declines. Furthermore, while financial performance achievement drives payouts under Charter’s annual bonus plan, such outcomes should have a lesser impact than stock price performance given that the vast majority of executive compensation is delivered in the form of long-term incentives which, as calculated and shown in the pay mix charts on page 28, represent 75% of Mr. Winfrey’s total compensation and 69% of total compensation for the other NEOs.
For purposes of evaluating the impact of performance on pay, the required disclosure utilizes two measurements of compensation, referred to as the “Summary Compensation Table Total” and “Compensation Actually Paid”. These measures are formally defined under “Description of Disclosure Requirements” at the end of this section (which also provides complete information on the methodology for the pay versus performance analysis), but are summarized as follows:
•
Summary Compensation Table Total – Total compensation as disclosed in the Summary Compensation Table for each year, approximating an NEO’s target compensation opportunity with the exception that it reflects actual payouts from the annual bonus plan (versus target opportunities) and includes certain other compensation and benefits items not traditionally included in target compensation, such as matching contributions to the Company’s 401(k) plan.

•
Compensation Actually Paid – The Summary Compensation Table Total with certain modifications applied to capture the change in the actual value of such compensation over time. With respect to Charter’s executive pay program, the difference between the Summary Compensation Table Total and Compensation Actually Paid primarily represents the change in fair value of unvested long-term incentive awards, mainly stock options, over the course of the year.

As outlined above, in order to demonstrate alignment between pay and performance for Charter’s executive compensation program, Compensation Actually Paid should be greater than or less than the Summary Compensation Table Total in proportion to respective positive or negative TSR achievement and, to a lesser degree, financial performance. Based on the outcomes observed from the pay versus performance analysis as applied to Charter – detailed below in both the required Tabular Disclosure of Pay Versus Performance as well as the Pay Versus Performance Graph – Charter’s executive pay program demonstrates the anticipated alignment between targeted compensation, actual compensation, stock price performance, and financial performance.
Tabular Disclosure of Pay Versus Performance(1)

Year	Summary Compensation Table Total for CEO (Rutledge)(2)(3)	Compensation Actually Paid to CEO (Rutledge)(2)(3)	Summary Compensation Table Total for CEO (Winfrey)(2)(3)	Compensation Actually Paid to CEO (Winfrey)(2)(3)	Average Summary Compensation Table Total for Other NEOs(2)(3)	Average Compensation Actually Paid to Other NEOs(2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M)	Adjusted EBITDA ($M)
							Charter Total Shareholder Return	Primary Peer Group Total Shareholder Return
2024	n/a	n/a	$5,752,660	($24,899,026)	$3,381,915	($5,058,139)	$71	$128	$5,853	$22,569
2023	n/a	n/a	$89,077,078	$93,575,272	$25,243,133	$27,459,371	$80	$96	$5,261	$21,894
2022	$39,213,350	($35,738,207)	$15,626,967	($7,482,444)	$7,482,328	($4,316,044)	$70	$84	$5,849	$21,616
2021	$41,860,263	$39,859,417	n/a	n/a	$8,196,657	$11,663,225	$134	$114	$5,320	$20,630
2020	$38,846,705	$251,702,262	n/a	n/a	$16,403,815	$74,038,050	$136	$113	$3,676	$18,518

(1)
See the “Description of Disclosure Requirements” section below for additional information on the requirements for this Pay Versus Performance Disclosure and the required Tabular List of Additional Performance Metrics.

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(2)
Mr. Rutledge served as Chairman and CEO in each of 2020, 2021 and 2022 and is therefore included as the CEO in the table for each such year. Mr. Winfrey served as President and CEO from December 1, 2022 and is therefore included as the CEO for 2022, 2023 and 2024. The average values for Other NEOs pertain to the following executives and their roles for each year:

2020 – John R. Bickham (President and Chief Operating Officer, Mr. DiGeronimo (Chief Product & Technology Officer), David G. Ellen (Senior Executive Vice President), and Mr. Winfrey (Chief Financial Officer)
2021 – Mr. Bickham (Vice Chairman), Mr. DiGeronimo (Chief Product & Technology Officer), Mr. Ellen (Senior Executive Vice President), Ms. Fischer (Chief Financial Officer), and Mr. Winfrey (Chief Operating Officer)
2022 – Mr. DiGeronimo (President, Product & Technology), Mr. Ellen (Senior Executive Vice President), Ms. Fischer (Chief Financial Officer), and Mr. Hargis (Special Advisor to the COO).
2023 – Mr. DiGeronimo (President, Product & Technology), Ms. Fischer (Chief Financial Officer), Mr. Howard (EVP, Chief Accounting Officer & Controller), Mr. Ray (EVP, Chief Commercial Officer), and Mr. Rutledge (Former Executive Chairman)
2024 – Mr. DiGeronimo (President, Product & Technology), Ms. Fischer (Chief Financial Officer), Mr. Haughton (EVP, General Counsel & Corporate Secretary), and Mr. Ray (EVP, Chief Commercial Officer)
(3)
The table below provides a reconciliation of the adjustments to Summary Compensation Table Totals to Compensation Actually Paid; refer to the “Determination of Compensation Actually Paid” section below for additional information on the methodology and assumptions for determining the fair value of stock and option awards.

	Chief Executive Officer						Other Named Executive Officers
	2020 (Rutledge)	2021 (Rutledge)	2022 (Rutledge)	2022 (Winfrey)	2023 (Winfrey)	2024 (Winfrey)	2020	2021	2022	2023	2024
Summary Compensation Table Total	$38,846,705	$41,860,263	$39,213,350	$15,626,967	$89,077,078	$5,752,660	$16,403,815	$8,196,657	$7,482,328	$25,243,133	$3,381,915
Less change in pension value	($176,085)	($59,302)	$249,614	$0	$0	$0	($33,655)	($11,136)	$0	$0	$0
Plus additional service cost of pension plan	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Less grant value of stock and option awards made during the year, as disclosed in the Summary Compensation Table	($30,005,695)	($30,004,409)	($30,005,043)	($12,001,909)	($83,653,337)	$0	($12,999,065)	($4,000,613)	($5,325,719)	($22,689,724)	($968,801)
Plus the fair value of unvested stock and option awards made during the year, measured as of year-end	$39,025,852	$32,007,744	$9,911,059	$5,490,586	$87,091,096	$0	$16,074,306	$4,093,165	$2,034,016	$23,621,816	$821,107
Plus the change in fair value of unvested stock and option awards granted in prior years, measured as of year-end or the vesting date, if earlier	$204,011,485	($3,944,879)	($55,107,188)	($16,598,088)	$1,060,435	($30,651,686)	$54,592,650	$3,385,151	($8,506,669)	$1,284,147	($8,292,361)
Compensation Actually Paid	$251,702,262	$39,859,417	($35,738,207)	($7,482,444)	$93,575,272	($24,899,026)	$74,038,050	$11,663,225	($4,316,044)	$27,459,371	($5,058,139)

Charter believes that the pay versus performance statistics above demonstrate the desired linkage between NEO compensation and stock price performance and affirm the effectiveness of Charter’s executive compensation philosophy and the compensation-setting process described in the Compensation Discussion and Analysis. In particular, for each year of the analysis, the ratio of Compensation Actually Paid to the Summary Compensation Table Total aligned with corresponding TSR performance (i.e., higher or lower in proportion to an increase or decrease in TSR). From a financial performance perspective, Charter has achieved consistent growth in both Net Income and Adjusted EBITDA across all years of the analysis, although such performance does not directly impact any variance between the Summary Compensation Table Total and Compensation Actually Paid (while financial performance achievement impacts Charter’s actual bonus payouts, such payouts are included in both the Summary Compensation Table Total and Compensation Actually Paid). However, Charter views the financial metrics in its annual bonus plan – specifically Revenue and Adjusted EBITDA – as important drivers of stock price performance over the long-term, and such measures will therefore generally align with Charter’s executive pay outcomes that are driven predominately by stock price performance.
On a relative stock price performance basis, Charter’s TSR has generally trended in line with corresponding Primary Peer performance levels each year, except for 2024 where such performance diverged, and there were no circumstances where NEOs realized higher levels of Compensation Actually Paid in connection with TSR underperformance on a relative basis. The chart and table below provide additional detail regarding what Charter views as the key highlights demonstrating pay versus performance alignment in each year of the analysis. In particular, these outcomes illustrate how the design of Charter’s executive compensation programs create alignment under varied performance scenarios (i.e., periods of positive, flat and negative stock price performance).
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Pay Versus Performance Graph

(1)
The ratio of Compensation Actually Paid to Summary Compensation Table Total is calculated based on the corresponding CEO and Other NEO values disclosed in the Tabular Disclosure of Pay Versus Performance.

Pay Versus Performance Annual Highlights

2020 – Strong stock price performance resulted in increased value for NEOs.
•
Charter stock price performance outperformed Primary Peers (with a $100 fixed investment on 12/31/2019 increasing to $136 for Charter and $113 for Primary Peers, representing returns of 36.4% and 12.8%, respectively) and resulted in Compensation Actually Paid that was 6.5x the Summary Compensation Table Total for the CEO and 4.5x for the other NEOs.

•
The significant upside leverage observed in Compensation Actually Paid was driven by Charter’s philosophy to deliver the substantial majority of NEO compensation in the form of stock options, including performance-based equity awards granted in 2016 and vesting based upon the achievement of stock price hurdles, a substantial portion of which were still unvested and outstanding in 2020 and therefore included in this analysis.

•
Strong financial performance results for this year, with 9.9% Adjusted EBITDA growth and 84.5% growth in Net Income(1), correlated with stock price performance achievement and also aligned with executive pay outcomes.

2021 – Flat stock price performance resulted in flat value for NEOs relative to the prior year.
•
Charter’s stock price continued to grow for most of the year before declining to essentially flat performance by year-end (the closing stock price of $661.55 on 12/31/2020 increased to a high of $821.01 on 9/2/2021 and then fell to $651.97 on 12/31/2021), with similar flat stock price performance observed among Primary Peers; the value of an initial $100 investment made in Charter on 12/31/2019 fell 1.5% over 2021 (from $136 to $134) versus a 0.8% increase (from $113 to $114) for such an investment among Primary Peers.

•
Consistent with the change in stock price performance relative to 2020, Charter’s Compensation Actually Paid as a proportion of Summary Compensation Table Totals was much lower than in the prior year – declining from 6.5x to 1.0x for the CEO and 4.5x to 1.4x for the other NEOs. In addition, and consistent with Charter’s observed pay versus performance outcomes for 2021, Compensation Actually Paid should generally trend near 1.0x of Summary Compensation Table Totals for a short-term, single-year period of flat stock price performance, since the corresponding valuations of stock option and RSU awards should also remain flat over that period.

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•
The higher ratio of Compensation Actually Paid to Summary Compensation Table Totals for other NEOs (1.4x) relative to Mr. Rutledge as CEO (1.0x) was driven primarily by the timing of when the 2016 performance-based awards vested during the year. In particular, Mr. Rutledge’s awards vested in April and were valued for purposes of calculating Compensation Actually Paid based on a fair market value of $654.88 (the average of the high and low prices on the vesting date, approximately equal to the year-ending fair market value of $655.55), and the awards for the other NEOs vested in June and were valued based upon a fair market value of $691.87 (the average of the high and low prices on the vesting date and approximately 5.5% above the year-ending fair market value).

•
Financial performance results were strong in 2021 – with 11.4% Adjusted EBITDA growth and 44.7% growth in Net Income – and initially correlated with strong stock price performance. However, in the latter half of the year, challenging macroeconomic conditions and an inflationary environment drove stock price declines among Charter, Primary Peers, and the broader market as a whole.

2022 – Declining stock price performance resulted in a significant contraction in value for NEOs.
•
Stock prices for both Charter and Primary Peer companies continued to fall over the course of 2022; the value of an initial $100 investment made in Charter on 12/31/2019 fell 48.0% over 2022 (from $134 to $70) versus a 26.3% decline (from $114 to $84) for such an investment among Primary Peers.

•
The decline in stock price had a significant impact on Charter’s levels of Compensation Actually Paid, with all NEOs recognizing overall negative values of Compensation Actually Paid (i.e., the net losses in equity value driven by the declining stock price exceeded the Summary Compensation Table Totals).

•
Charter continued to achieve annual growth in both Net Income (increasing 9.9% from the prior year) and Adjusted EBITDA (increasing 4.8% from the prior year), albeit at lower growth rates than in prior years. As such growth in financial performance did not correspond to an increase in stock price, these results had no direct impact on Compensation Actually Paid.

•
As a result of Charter’s philosophy to deliver the substantial majority of compensation in the form of stock options, the pay versus performance outcome in 2022 (negative Compensation Actually Paid resulting from a decline in stock price) mirrored that which was observed in 2020 (high levels of Compensation Actually Paid resulting from stock price growth) and demonstrated alignment between shareholder returns and value realized by NEOs under differing performance scenarios.

2023 – The near-term positive stock price performance over the year did not immediately translate into growth in value for NEOs due to the long-term, performance-based nature of Charter’s compensation program.

•
Over the year, stock prices for both Charter and Primary Peer companies recovered from multi-year lows in 2022, with the value of an initial $100 investment made in Charter on 12/31/2019 increasing 14.6% over 2023 (from $70 to $80), approximately equal to the corresponding 15.0% increase (from $84 to $96) in such an investment among Primary Peers.

•
The increase in stock price did not translate into meaningfully higher Compensation Actually Paid levels relative to Summary Compensation Table Totals, with the ratio of Compensation Actually Paid to Summary Compensation Table Totals equal to 1.1x for the CEO and 1.0x for the other NEOs. This outcome was driven primarily by awards under the 2023 Performance Equity Program, which were granted in February 2023, providing value equivalent to 5.0x each participating NEO’s annual LTI target in a single grant (net of the grant value from time-vested awards delivered earlier in January 2023), and with vesting tied to the achievement of stock price hurdles over a 3 to 5-year period following the grant date. The grant value of these awards therefore represented the substantial portion of unvested equity value for NEOs (including unvested grants from prior years), but saw limited appreciation in their fair market value between the grant date and year-end due to (i) the longer-time horizon for vesting (between 3 to 5 years) and (ii) aggressive stock price hurdle vesting requirements, with the lowest stock price hurdle of $507 representing approximately 30% appreciation relative to the fair market value of Charter stock at year-end ($390.73, equal to the average of Charter’s high and low stock price on December 29, 2023).

•
Charter’s Net Income decreased by 10.1% from $5.8 billion to $5.3 billion and Adjusted EBITDA increased 1.3% from $21.6 billion to $21.9 billion. As noted above, financial performance achievement only impacts Charter’s Compensation Actually Paid to the extent that such results translate into stock price performance. However, the mixed performance results reflected in these earnings measures – a $500 million decline in Net Income against a $300 million increase in Adjusted EBITDA – do align with the flat relationship between Compensation Actually Paid and Summary Compensation Table Totals. In particular, the limited change in equity value over 2023 resulted in Compensation Actually Paid that was approximately the same as the Summary Compensation Table Totals, and this is an appropriate outcome given the mixed earnings results.

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•
The pay versus performance outcome in 2023 continues to demonstrate the high degree of performance accountability in Charter’s compensation program, with Compensation Actually Paid levels being comparable to Summary Compensation Table Totals in spite of stock price growth over the year (a similar outcome to 2021 but with positive versus flat stock price performance). In addition, given the multi-year nature of the 2023 Performance Equity Program – which is heavily tied to stock price performance through an option-heavy mix and stock price vesting hurdles – the awards made under the program will continue to be key drivers of pay versus performance outcomes in future years.

2024 – The stock price declined over 2024, resulting in effectively flat performance since the end of 2022, with the highly performance-based nature of the 2023 Performance Equity Program driving negative Compensation Actually Paid values among the NEOs.

•
Stock price performance for both Charter and Primary Peer companies diverged over the course of 2024, with the value of an initial $100 investment made in Charter on 12/31/2019 falling 11.8% over 2024 (from $80 to $71) versus a 33.2% increase (from $96 to $128) for such an investment among Primary Peers.

•
The decline in Charter’s stock price – although less than what was observed in 2022 – had an outsized impact on Charter’s Compensation Actually Paid values due to the outstanding awards under the 2023 Performance Equity Program. These awards, which as described above delivered significant value tied to the achievement of stock price hurdles, saw a substantial decline in their valuation due to the impact of stock price decline being amplified by the awards’ stock price hurdles. As a result of the decline in the valuations of both the 2023 Performance Equity Program awards as well as other outstanding time-vested awards, all NEOs recognized overall negative values of Compensation Actually Paid that exceeded the total compensation reflected in the Summary Compensation Table.

•
The resulting ratios of Compensation Actually Paid to Summary Compensation Table Total values shifted significantly from 2023 to 2024 – falling from 1.1x to -4.3x for the CEO and from 1.0x to -1.5x for the other NEOs. The magnitude of this shift in relation to the corresponding decline in stock price demonstrates the degree of pay for performance accountability built into Charter’s executive compensation program. In particular, the 12.2% decline in stock price from $390.73 on December 29, 2023 to $343.03 on December 31, 2024 (in each case the average of the high and low prices of Charter common stock on such date) translated into a $30.7M decline in equity value for the CEO and an $8.4M average decline in equity value for the other NEOs.

•
Charter also achieved annual growth in Net Income (increasing 11.3% from the prior year) and continued to grow Adjusted EBITDA (increasing 3.1% from the prior year). As such growth in financial performance did not correspond to an increase in stock price, these results had no direct impact on Compensation Actually Paid as compared to Summary Compensation Table Totals.

(1)	Based on 2019 Adjusted EBITDA of $16.855 billion and Net Income of $1.992 billion.
Description of Disclosure Requirements
The assessment of Charter’s pay versus performance was conducted pursuant to Item 402(v) of Regulation S-K, comparing the following elements of pay and performance for the measurement period (the five-year period from January 1, 2020 through December 31, 2024):

Pay
Summary Compensation Table Total
Total compensation disclosed in the Summary Compensation Table. Generally representative of target compensation for NEOs, with the main exception being that amounts in the non-equity incentive compensation plan column represent actual payout levels under the annual incentive plan(1).

Compensation Actually Paid
The Summary Compensation Table Total adjusted to reflect: (i) the replacement of the aggregate change in present value of defined benefit plans with the annual service cost for defined benefit plans, including modifications, (ii) the replacement of the amounts disclosed in the Stock Awards and Option Awards columns (which represent the fair value of awards at grant) with the fair value of such awards as of the end of the year, and (iii) the addition of the change in fair value of stock and options awards granted in prior years and either vesting during the year or outstanding at the end of the year.

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Performance
Total shareholder return (TSR) for Charter and Primary Peer companies
Equals the change in value of a notional $100 investment in Charter and a $100 investment in Primary Peer organizations(1) (with such investment weighted between peers based on market capitalization) from the beginning of the pay versus performance analysis period through the end of each year of the analysis.

Charter’s GAAP net income Consolidated net income as disclosed in Charter’s annual report on Form 10-K for each year.

An additional financial performance measure considered to be the most important non-TSR related metric in determining compensation (Adjusted EBITDA)
Charter identified Adjusted EBITDA, as disclosed in Charter’s annual report on Form 10-K for each year, as the appropriate metric based on the higher weighting of Adjusted EBITDA in the annual bonus plan relative to other metrics(1). Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets.

Identification of three to seven additional performance metrics most important for assessing pay
Although not included in the analysis of pay and performance, regulations require the identification of additional performance measures tied to compensation, which for Charter applies to five performance metrics in the annual bonus plan(1) and listed below

Tabular List of Additional Performance Metrics
	Metric	Description
	Revenue	Financial metric used in 2020 – 2024 bonus designs for all NEOs
	Capital and Free Cash Flow Management	Non-financial metric used in 2020 – 2024 bonus designs for all NEOs
	Network Expansion and Evolution	Non-financial metric used in 2023 and 2024 bonus designs for all NEOs

(1)	Refer to the Compensation Discussion and Analysis for a description of Charter’s Primary Peer group and the annual bonus plan design and performance metrics.
Determination of “Compensation Actually Paid”
Since Charter did not have any additional annual service cost for its frozen defined benefit pension plan and the change in pension value did not exceed 2.5% of the Total from the Summary Compensation Table in any given year, the variation in fair value of Charter stock and option awards over the measurement period exclusively drove any material difference between the Summary Compensation Table Total and Compensation Actually Paid. For awards granted during each year of the measurement period, Compensation Actually Paid replaces the value at grant disclosed in the Stock and Option Awards columns of the Summary Compensation Table with the fair value of such awards calculated as of year-end although such awards were unvested. In addition, for awards granted in prior years and unvested at the beginning of the applicable year of the measurement period, the change in value of such awards is included in Compensation Actually Paid and is equal to (i) the fair value calculated as of the end of the year or, if the award vested during the year, the vesting date, less (ii) the fair value calculated as of the beginning of the year.
The applicable Charter equity awards included in the pay versus performance analysis – all of which were outstanding for at least a portion of the measurement period – and their corresponding valuation methodology were as follows:
•	Time-vested RSUs – Included grants made from 2017 – 2024, valued at the average of the high and low prices of Charter common stock on each applicable valuation date.
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•
Time-vested stock options – Included grants made from 2017 – 2024, valued using the Black-Scholes option-pricing model. For each valuation date, the fair value was determined using the average of the high and low prices of Charter common stock on such date, the volatility and risk-free rate assumptions that were in effect for the given year, and the expected life assumption that was in effect on the original grant date of the stock options, less the time that had elapsed since the grant date.

•
Performance-based stock options & RSUs – Included portions of performance-based awards granted in 2016 and 2023 and vesting based upon the achievement of certain stock price objectives over a period of up to six years. The final tranches of the 2016 awards vested in 2020 and 2021, and all of the tranches of the 2023 awards were outstanding and unvested as of December 31, 2024. For valuation dates on which awards were outstanding and unvested, the fair value was calculated using a Monte Carlo valuation analysis. For valuation dates on which awards were vesting, stock options were valued using the Black-Scholes option-pricing model with the same assumptions as noted above for time-vested stock options, and RSUs were valued at the average of the high and low prices of Charter common stock on the applicable valuation date.

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CEO Pay Ratio
Charter’s CEO to Median Employee pay ratio for 2024 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. In 2022, a new Median Employee was identified for purposes of calculating our CEO Pay Ratio. The Median Employee for 2022 was identified using the same methodology as in prior years and based on an analysis of the median 2022 W-2 Box 1 income among the 101,700 full and part-time U.S. employees, other than the CEO, who were actively employed by Charter as of December 31, 2022 (Charter has no employees outside of the U.S.). No adjustments were applied to W-2 Box 1 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. As of December 31, 2024, Charter had 94,500 full and part-time active U.S. employees, other than the CEO.
In 2023 and 2024, the Median Employee identified in 2022 for purposes of calculating our CEO Pay Ratio had no material change in role or compensation since the original analysis, and this individual therefore continues to be used as the Median Employee for purposes of calculating this year’s pay ratio. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
For 2024, the Median Employee had total annual compensation of $69,829, calculated using the same methodology as applied for NEOs in the Summary Compensation Table. Full-time Charter employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored retirement and health and welfare benefits programs and receive complimentary cable services, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.
The ratio of the CEO’s total annual compensation as disclosed in the Summary Compensation Table relative to that of the Median Employee was as follows:

CEO Total Annual Compensation	$5,752,660
Median Employee Total Annual Compensation	$69,829
Ratio of CEO to Median Employee Total Annual Compensation	82.4

Charter Communications  | 78 |  2025 Proxy Statement

Code of Ethics
We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on the “Investors” section of our website at ir.charter.com.
Insider Trading Arrangements and Policies
We have adopted insider trading policies and procedures that govern the purchase, sale, and other disposition of our securities by our employees, officers and directors. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations as well as the exchange listing standards applicable to us. Our insider trading policies and procedures prohibit our employees, officers and directors from trading in our securities while in possession of material non-public information, among other things. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Securities Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Delinquent Section 16(a) Reports
To the Company’s knowledge, with respect to the fiscal year ended December 31, 2024, all applicable filings were timely made.
Stockholder Proposals for 2026 Annual Meeting
To be included in the proxy statement for the 2026 annual meeting, a stockholder proposal must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 13, 2025. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.
If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the Board of Directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2026 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than the close of business on December 23, 2025 and no later than the close of business on January 22, 2026. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or more than 70 days after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than the later of (i) the close of business on the 90th day prior to the next annual meeting date or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.
Such notice must include the information required by the Company’s Bylaws, including: (1) for a nomination for director, all information relating to such person that is outlined in the Company’s Bylaws, including all information required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b). The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on October 27, 2023 and is available at the SEC Internet site (http://www.sec.gov).
Charter Communications  | 79 |  2025 Proxy Statement

Other Matters
At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.
Our Annual Report on Form 10-K for the year ended December 31, 2024 is available without charge by accessing the “Investors” section of our website at ir.charter.com. You also may obtain a copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Washington Blvd., Stamford, CT 06902, Attention: Investor Relations.
In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2024 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2024 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The householding election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (866) 540-7095. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.
All trademarks used in this report remain the property of their respective owners.
Charter Communications  | 80 |  2025 Proxy Statement

APPENDIX A
Non-GAAP Financial Measures
The Company uses certain measures that are not defined by U.S. generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, below.
Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expense), net and other operating (income) expense, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.
Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
Management and Charter’s Board of Directors use Adjusted EBITDA and free cash flow to assess Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company’s debt covenants refer to these expenses as management fees, which were $1.5 billion and $1.4 billion for the years ended December 31, 2024 and 2023, respectively.
A reconciliation of Adjusted EBITDA and free cash flow to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, is as follows (dollars in millions):

	Year Ended December 31,
	2024	2023
Net income attributable to Charter shareholders	$5,083	$4,557
Plus: Net income attributable to noncontrolling interest	770	704
Interest expense, net	5,229	5,188
Income tax expense	1,649	1,593
Depreciation and amortization	8,673	8,696
Stock compensation expense	651	692
Other, net	514	464

Adjusted EBITDA	$22,569	$21,894
Net cash flows from operating activities	$14,430	$14,433
Less: Purchases of property, plant and equipment	(11,269)	(11,115)
Change in accrued expenses related to capital expenditures	1,096	172

Free cash flow	$4,257	$3,490

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.
Charter Communications  | A-1 |  2025 Proxy Statement

APPENDIX B
CHARTER COMMUNICATIONS, INC.
2025 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purpose of this Charter Communications, Inc. 2025 Employee Stock Purchase Plan (as it may be amended or restated from time to time, this “Plan”) is to assist certain employees of Charter Communications, Inc., a Delaware corporation (the “Company”) and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
This Plan consists of two separate and distinct components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The “Section 423 Component” is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The “Non-Section 423 Component” authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code and the grant of matching restricted stock unit awards, and shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
Certain terms and conditions that are solely applicable to the Section 423 Component are set forth on Exhibit A attached hereto, and certain terms and conditions that are solely applicable to the Non-Section 423 Component are set forth on Exhibit B attached hereto, each of which are hereby fully incorporated herein by reference.
ARTICLE II.
DEFINITIONS
Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. Any capitalized terms used in this Plan that are not defined in this Article II shall have the meanings set forth in Exhibit A or Exhibit B, as applicable.
2.1 “Administrator” means the entity that conducts the general administration of this Plan as provided in Article VII. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of this Plan as provided in Article VII.
2.2 “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.3 “Board” means the Board of Directors of the Company.
2.4 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.
2.5 “Common Stock” means the Class A common stock, $0.001 par value per share, of the Company.
2.6 “Compensation” of an Eligible Employee means the gross cash compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including base salary, overtime payments, shift differentials and paid time off payments, but excluding any periodic bonuses, jury duty pay, funeral leave pay, military leave pay, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established; provided, that the Administrator may modify this definition of Compensation at any time in its sole discretion; provided, further, that with respect to the Section 423 Component, any such modification must comply with the applicable requirements set forth in Section 423 of the Code.
2.7 “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 8.2(c) of this Plan.
2.8 “Effective Date” means the date this Plan is adopted by the Board.
Charter Communications  | B-1 |  2025 Proxy Statement

2.9 “Eligible Employee” shall have the meaning ascribed to such term under the Section 423 Component or the Non-Section 423 Component, as applicable.
2.10 “Employee” means, (a) with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code, and (b) with respect to the Non-Section 423 Component, any individual who renders services to the Company or any Designated Subsidiary in the status of an employee. For purposes of an individual’s participation in, or other rights under the Section 423 Component or the Non-Section 423 Component, as applicable, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Section 423 Component or the Non-Section 423 Component, as applicable, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.
2.11 “Enrollment Date” means the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.
2.12 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
2.13 “Fair Market Value” on any date means the average of the high and low sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or if there were no reported transaction for such date, the opening transaction price as reported by such exchange for the first trading date following the date by which such value is being determined on the next preceding date, or if such Shares are not so listed or admitted to trading, the average of the high and low sales price per Share on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted or, if there have been no regularly quoted or reported high and low sales prices with respect to Shares on such date, the Fair Market Value shall be the value established by Administrator in good faith.
2.14 “Offering Document” shall have the meaning ascribed to such term under the Section 423 Component or the Non-Section 423 Component, as applicable.
2.15 “Offering Period” shall have the meaning ascribed to such term under the Section 423 Component or the Non-Section 423 Component, as applicable.
2.16 “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.17 “Participant” shall have the meaning ascribed to such term under the Section 423 Component or the Non-Section 423 Component, as applicable.
2.18 “Purchase Date” means the last Trading Day of each Offering Period, unless otherwise specified in the Offering Document.
2.19 “Purchase Period” means one or more periods within an Offering Period, as designated in the applicable Offering Document; provide, however, that in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.20 “Section 409A” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.
2.21 “Share” means a share of Common Stock.
2.22 “Subsidiary” shall have the meaning ascribed to such term under the Section 423 Component or the Non-Section 423 Component, as applicable.
2.23 “Trading Day” means a day on which national stock exchanges in the United States are open for trading.
Charter Communications  | B-2 |  2025 Proxy Statement

ARTICLE III.
SHARES SUBJECT TO THIS PLAN
3.1 Number of Shares. Subject to Section 5 of the Section 423 Component and of the Non-Section 423 Component, the aggregate number of Shares that may be issued under either the Section 423 Component or the Non-Section 423 Component shall be 1,500,000 Shares. If any right granted under the Section 423 Component or the Non-Section 423 Component, as applicable, shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under this Plan. If any Matching RSU Award granted under the Non-Section 423 Component shall for any reason terminate without having been settled, the Shares not issued pursuant to such Matching RSU Award shall again become available for issuance under this Plan.
3.2 Stock Distributed. Any Common Stock distributed pursuant to this Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.
3.3 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Section 423 Component or the Non-Section 423 Component, (or Match Shares distributed pursuant to the Non-Section 423 Component), as applicable, prior to fulfillment of all of the following conditions:
(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;
(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and
(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE IV.
WITHDRAWAL; CESSATION OF ELIGIBILITY
4.1 Withdrawal. A Participant may withdraw during an Offering Period all, but not less than all, of the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s rights under this Plan by delivering written notice to the Company in a form acceptable to the Company and at such time prior to the Purchase Date for such Offering Period as may be established by the Administrator in the applicable Offering Document (and in the absence of any specific designation by the Administrator, no later than two (2) weeks prior to the Purchase Date for such Offering Period). All of the Participant’s payroll deductions credited to the Participant’s account during such Offering Period not yet used to exercise the Participant’s rights under this Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, without interest, and such Participant’s rights for such Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the immediately subsequent Offering Period unless the Participant timely delivers to the Company a new subscription agreement pursuant to Section 3(b) of Exhibit A or Exhibit B, as applicable.
4.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon a Participant’s eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary, or in any subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
4.3 Cessation of Eligibility. In the event that a Participant in the Section 423 Component ceases to be an Eligible Employee for any reason, such Participant shall be deemed to have elected to withdraw from the Section 423 Component pursuant to this Article IV, and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid, without interest, to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 8.5 of this Plan, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. In the event that a Participant in the Non-Section 423 Component ceases to be an Eligible Employee for any reason, the Administrator shall determine, in its sole discretion, when such Participant shall be deemed to have elected to withdraw from the Non-Section 423 Component pursuant to this Article IV, and upon such withdrawal (if applicable), the payroll deductions
Charter Communications  | B-3 |  2025 Proxy Statement

credited to such Participant’s account during the Offering Period shall be paid, without interest, to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 8.5 of this Plan, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.
ARTICLE V.
AMENDMENT, MODIFICATION AND TERMINATION
5.1 Amendment, Modification and Termination . The Administrator may amend, suspend or terminate this Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend this Plan to: (a) increase the aggregate number, or change the type, of Shares that may be sold pursuant to rights granted under this Plan under Section 3.1 (other than an adjustment as provided by Section 5 of the Section 423 Component and/or Section 6 of the Non-Section 423 Component); or (b) modify this Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4).
5.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, subject to Section 5.1 and, solely with respect to the Section 423 Component of this Plan, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with this Plan.
5.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Administrator may, in its sole discretion and, to the extent necessary or desirable, modify or amend this Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(c) allocating Shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
5.4 Termination of Plan. Upon termination of this Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon. Additionally, the Administrator may, in its discretion, shorten the current Offering Period such that the Purchase Date for such Offering Period occurs prior to the termination of the Plan.
ARTICLE VI.
TERM OF PLAN
This Plan shall be effective on the Effective Date, subject to approval of this Plan by the stockholders of the Company within twelve (12) months before or after the Effective Date. No rights (or, if applicable, Matching RSU Awards) may be granted under this Plan prior to stockholder approval of this Plan. No rights (or, if applicable, Matching RSU Awards) may be granted under this Plan during any period of suspension of this Plan or after termination of this Plan.
ARTICLE VII.
ADMINISTRATION
7.1 Administrator. Unless otherwise determined by the Board, the Administrator of this Plan shall be the Compensation and Benefits Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of this Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of this Plan. The Administrator may delegate administrative tasks under this Plan to the services of a brokerage firm, bank or other financial institution or Employees to assist in the administration of this Plan, including establishing and maintaining an individual securities account under this Plan for each Participant.
Charter Communications  | B-4 |  2025 Proxy Statement

7.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of this Plan:
(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical);
(b) Solely with respect to the Non-Section 423 Component, to determine the terms and conditions applicable to any Matching RSU Awards (including, without limitation, any provisions related to vesting, forfeiture, acceleration and/or settlement);
(c) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company and which such designation shall specify whether the participation is in the Section 423 Component or the Non-Section 423 Component;
(d) To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under this Plan for a period of time determined by the Administrator in its discretion;
(e) To construe and interpret this Plan and any rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or any Offering in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component;
(f) To amend, suspend or terminate this Plan as provided in Article V; and
(g) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Designated Subsidiaries and to carry out the intent that the Section 423 Component of this Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
7.3 Decisions Binding. The Administrator’s interpretation of this Plan, any rights granted pursuant to this Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to this Plan are final, binding, and conclusive on all parties.
ARTICLE VIII.
MISCELLANEOUS
8.1 Restriction upon Assignment. A right granted under this Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 8.5 hereof, a right under this Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in this Plan, the Participant’s rights under this Plan or any rights thereunder.
8.2 Foreign Employees. The Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. Notwithstanding the foregoing, no such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
8.3 Rights as a Stockholder. With respect to Shares (and, if applicable, Match Shares) subject to a right granted under this Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares (or, if applicable, Match Shares) have been issued to the Participant or the Participant’s nominee following exercise of the Participant’s rights under this Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
8.4 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under this Plan.
Charter Communications  | B-5 |  2025 Proxy Statement

8.5 Designation of Beneficiary.
(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under this Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under this Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as the Participant’s beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
8.6 Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
8.7 Equal Rights and Privileges. All Eligible Employees will have equal rights and privileges under the Section 423 Component of this Plan so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
8.8 Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
8.9 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
8.10 No Employment Rights. Nothing in this Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.
8.11. Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
8.12 Section 409A. The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any rights to purchase Shares granted pursuant to an Offering thereunder (or any Matching RSU Awards granted or Match Shares issued) are intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.
8.13 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of this Plan if such disposition or
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transfer is made: (a) within two (2) years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one (1) year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
8.14 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
8.15 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
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Charter Communications  | B-7 |  2025 Proxy Statement

EXHIBIT A
SECTION 423 COMPONENT
The purpose of this Section 423 Component of the Plan is to allow Eligible Employees to increase their ownership stake in the Company through the grant of options to purchase Shares at a discount to Fair Market Value, which will be funded through after-tax payroll deductions.
Section 1. Definitions and Construction. Wherever the following terms are used in this Section 423 Component or the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise.
(a) “Eligible Employee” means:
(i) an Employee who does not, immediately after any rights under this Section 423 Component are granted, own (directly or through attribution) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
(ii) Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under this Section 423 Component if: (A) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (B) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two (2) years); (C) such Employee’s customary employment is for twenty (20) hours per week or less; (D) such Employee’s customary employment is for less than five (5) months in any calendar year; and/or (E) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under this Section 423 Component to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under this Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause this Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (A), (B), (C), (D) or (E) of this Section 1(a)(i) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
(b) “Offering” means an offer under this Section 423 Component of a right to purchase Shares that may be exercised during an Offering Period as further described in Section 4 of this Section 423 Component. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of this Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under this Section 423 Component need not be identical, provided that the terms of this Section 423 Component and an Offering thereunder together satisfy Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
(c) “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to this Section 423 Component.
(d) “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document, which purchase price shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on the Enrollment Date or the Purchase Date, whichever is lower; provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be eighty-five percent (85%) of the Fair Market Value of a Share on the Enrollment Date or the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Section 5 of this Section 423 Component and shall not be less than the par value of a Share.
(e) “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.
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Section 2. Offering Periods; Offering Documents. The Administrator may from time to time grant, or provide for the grant of, rights to purchase Shares under this Section 423 Component to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator in its sole discretion. The terms and conditions applicable to each Offering Period under this Section 423 Component shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate in its sole discretion, subject to this Section 423 Component. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under this Plan shall be exercised and purchases of Shares carried out during such Offering Period shall be made in accordance with such Offering Document and this Section 423 Component. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise): (a) the length of the Offering Period (which, in the absence of any specific designation by the Administrator, shall be approximately six (6) months); provided, that in no event shall the length of any Offering Period under this Section 423 Component exceed twenty-seven (27) months; (b) the length of the Purchase Period(s) within the Offering Period, if applicable; (c) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period (which, in the absence of any specific designation by the Administrator, shall be 100 Shares; and (d) such other provisions as the Administrator determines are appropriate, subject to this Section 423 Component.
Section 3. Eligibility and Participation.
(a) Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in this Section 423 Component during such Offering Period, subject to the requirements of this Section 3 and the limitations imposed by Section 423(b) of the Code.
(b) Enrollment in Plan.
(i) Except as otherwise set forth in this Section 423 Component, in an Offering Document or as determined by the Administrator, an Eligible Employee may become a Participant in this Section 423 Component for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(ii) Each such subscription agreement shall designate a whole number percentage of such Eligible Employee’s Compensation to be withheld (on an after-tax basis) by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under this Plan, subject to any limitations as determined by the Administrator in its sole discretion and set forth in the applicable Offering Document, subject to this Section 423 Component. The payroll deductions made for each Participant shall be credited to an account for such Participant under this Section 423 Component and shall be deposited with the general funds of the Company.
(iii) A Participant may decrease (but not increase) the percentage of Compensation designated in the Participant’s subscription agreement (to as low as zero), subject to the limits of this Section 3(b), at any time during an Offering Period; provided, however, that the Administrator may limit the number of times a Participant may decrease the Participant’s payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one decrease (but no increases) to the Participant’s payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change of payroll deductions shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant decreases the Participant’s payroll deductions to zero, such Participant’s cumulative payroll deductions prior to such decrease shall remain in the Participant’s account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless the Participant withdraws from participation in this Plan pursuant to Article IV of the Plan.
(iv) Except as otherwise set forth in Section 3(g) of this Section 423 Component, in an Offering Document or as determined by the Administrator, a Participant may participate in this Section 423 Component only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period. Notwithstanding any other provisions of this Plan to the contrary, in non-U.S. jurisdictions where participation in this Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under this Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, that any such alternative method of contribution must comply with the requirements of Section 423 of the Code.
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(c) Payroll Deductions. Except as otherwise set forth in Section 3(g) of this Section 423 Component, in an Offering Document or as determined by the Administrator, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article IV of the Plan or suspended by the Participant or the Administrator as provided in Sections 3(b) and 3(f), respectively, of this Section 423 Component.
(d) Effect of Enrollment. A Participant’s completion of a subscription agreement will automatically enroll such Participant in this Section 423 Component for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under this Plan as provided in Article IV or the Plan or otherwise becomes ineligible to participate in this Plan.
(e) Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under this Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under any “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
(f) Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 3(e) of this Section 423 Component or the other limitations set forth in this Section 423 Component or the Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 3(e) of this Section 423 Component or the other limitations set forth in this Section 423 Component or the Plan shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
(g) Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in this Section 423 Component by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.
Section 4. Grant and Exercise of Rights.
(a) Grant of Rights. On the Enrollment Date of each Offering Period under this Section 423 Component, each Eligible Employee participating in such Offering Period pursuant to the terms of the Section 423 Component shall be granted a right to purchase, subject to the limits in Section 3(e) of this Section 423 Component, on each Purchase Date during such Offering Period (at the applicable Purchase Price), a number of whole Shares determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price. Such right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period and (z) the date on which the Participant withdraws from participation in the Plan in accordance with Article IV of the Plan.
(b) Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares pursuant to Section 4(a) of this Section 423 Component at the Purchase Price. Fractional Shares may be issued upon the exercise of rights granted under this Plan, unless the Offering Document specifically provides otherwise. Shares issued pursuant to this Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
(c) Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under this Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Section 4 on such Purchase Date, and shall either (i) continue all Offering Periods then in effect or (ii) terminate any or all Offering Periods then in effect. The Company may make a pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under this Plan by the Company’s
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stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.
Section 5. Adjustments Upon Changes in Stock.
(a) Changes in Capitalization. Subject to Section 5(c) of this Section 423 Component, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under this Section 423 Component or with respect to any outstanding purchase rights under this Section 423 Component, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and type of Shares (or other securities or property) that may be issued under this Section 423 Component; (ii) the class(es) and number of Shares and price per Share subject to outstanding rights; and (iii) the Purchase Price with respect to any outstanding rights.
(b) Other Adjustments. Subject to Section 5(c) of this Section 423 Component, in the event of any transaction or event described in Section 5(a) of this Section 423 Component or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Section 423 Component or with respect to any right under this Section 423 Component, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i) To provide for either (A) the termination of any outstanding right to purchase Shares granted under this Section 423 Component, in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable, or (B) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(ii) To provide that the outstanding rights to purchase Shares granted under this Section 423 Component, shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights to purchase Shares granted under this Section 423 Component and/or in the terms and conditions of outstanding rights and rights that may be granted under this Section 423 Component in the future;
(iv) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date under this Section 423 Component on such date as the Administrator determines in its sole discretion, and the Participants’ rights under the ongoing Offering Period(s) shall be terminated as of such prior purchase date; and/or
(v) To provide that all outstanding rights to purchase Shares granted under this Section 423 Component shall terminate without being exercised.
(c) No Adjustment Under Certain Circumstances. No adjustment or action described in this Section 5 or in any other provision of this Section 423 Component shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of this Section 423 Component to fail to satisfy the requirements of Section 423 of the Code.
(d) No Other Rights. Except as expressly provided in this Section 423 Component, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in this Section 423 Component or pursuant to action of the
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Administrator under this Section 423 Component, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under this Section 423 Component or the Purchase Price with respect to any outstanding rights.
Section 6. Withholding. At the time a Participant’s rights under this Section 423 Component are exercised, in whole or in part, or at the time some or all of the Shares issued under this Section 423 Component are disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including, without limitation, any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
Charter Communications  | B-12 |  2025 Proxy Statement

EXHIBIT B
NON-SECTION 423 COMPONENT
The purpose of this Non-Section 423 Component of the Plan is to allow Eligible Employees to increase their ownership stake in the Company through the grant of options to purchase Shares funded through after-tax payroll deductions and the grant of matching restricted stock unit awards with respect to a certain number of such purchased Shares.
Section 1. Definitions and Construction. Wherever the following terms are used in this Non-Section 423 Component or the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise.
(a) “Eligible Employee” means any full-time Employee who is not otherwise eligible to participate in the Company’s annual long-term incentive program or any other Employee as designated by the Administrator in its sole discretion, as determined by the Administrator in its sole discretion.
(b) “Matching RSU Award” means an award of RSUs granting a Participant the right to receive a number of Match Shares upon the vesting of such RSU award.
(c) “Matching RSU Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Matching RSU Award. Each Matching RSU Award Agreement shall be subject to the terms and conditions of this Non-Section 423 Component and the Plan.
(d) “Offering” means an offer under this Non-Section 423 Component of a right to purchase Shares that may be exercised during an Offering Period, as further described in Section 4 of this Non-Section 423 Component. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of this Plan will separately apply to each Offering.
(e) “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock and receive a Matching RSU Award pursuant to this Non-Section 423 Component.
(f) “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document; provided, that in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be one-hundred percent (100%) of the Fair Market Value of a Share on the Purchase Date; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Section 6 of this Non-Section 423 Component and shall not be less than the par value of a Share.
(g) “RSU” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share, subject to certain vesting conditions and other restrictions as described in this Non-Section 423 Component and the applicable Matching RSU Award Agreement.
(h) “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. In addition, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
(i) “Year of Service” means any year in which the Eligible Employee was continuously employed by the Company or the applicable Designated Subsidiary for the entire year, commencing with the applicable Eligible Employee’s date of hire (and inclusive of any approved leaves of absences).
Section 2. Offering Periods; Offering Documents. The Administrator may from time to time grant, or provide for the grant of, rights to purchase Shares under this Non-Section 423 Component to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator in its sole discretion (and in the absence of any specific designation by the Administrator, the length of each Offering Period under this Non-Section 423 Component shall be approximately six (6) months). The terms and conditions applicable to each Offering Period under this Non-Section 423 Component shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate in its sole discretion, subject to this Non-Section 423 Component. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under this Plan shall be exercised and purchases of Shares carried out during such Offering Period shall be made in accordance with such Offering Document and this Non-Section 423 Component. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise): (a) the length of the Offering Period (which, in the absence of any specific designation by the Administrator, shall be approximately six (6) months);
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(b) the length of the Purchase Period(s) within the Offering Period, if applicable; and (c) such other provisions as the Administrator determines are appropriate, subject to this Non-Section 423 Component. Notwithstanding anything to the contrary set forth in this Non-Section 423 Component or the Plan, the maximum number of Shares that may be purchased by any Participant (i) during a single Offering Period under this Non-Section 423 Component shall not exceed a number of Shares with an aggregate value of $2,500, based on the Fair Market Value of a Share as of the applicable Purchase Date, and (ii) during two consecutive Offering Periods in one calendar year under this Non-Section 423 Component shall not exceed a number of Shares with an aggregate value of $5,000, based on the Fair Market Value of a Share as of the applicable Purchase Date; provided, that the Administrator may modify the foregoing Share limitations in its sole discretion.
Section 3. Eligibility and Participation.
(a) Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in this Non-Section 423 Component during such Offering Period, subject to the requirements of this Section 3.
(b) Enrollment in Plan.
(i) Except as otherwise set forth herein, in an Offering Document or as determined by the Administrator, an Eligible Employee may become a Participant in this Non-Section 423 Component for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(ii) Each such subscription agreement shall designate a whole number percentage of such Eligible Employee’s Compensation to be withheld (on an after-tax basis) by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under this Plan, subject to any limitations as determined by the Administrator in its sole discretion and set forth in the applicable Offering Document, subject to this Non-Section 423 Component. The payroll deductions made for each Participant shall be credited to an account for such Participant under this Non-Section 423 Component and shall be deposited with the general funds of the Company.
(iii) A Participant may decrease (but not increase) the percentage of Compensation designated in the Participant’s subscription agreement (to as low as zero), subject to the limits of this Section 3(b), at any time during an Offering Period; provided, however, that the Administrator may limit the number of times a Participant may decrease the Participant’s payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one decrease (but no increases) to the Participant’s payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change of payroll deductions shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant decreases the Participant’s payroll deductions to zero, such Participant’s cumulative payroll deductions prior to such decrease shall remain in the Participant’s account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless the Participant withdraws from participation in this Plan pursuant to Article IV of the Plan.
(iv) Except as otherwise set forth in Section 3(e) of this Non-Section 423 Component, in an Offering Document or as determined by the Administrator, a Participant may participate in this Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period. Notwithstanding any other provisions of this Non-Section 423 Component to the contrary, in non-U.S. jurisdictions where participation in this Non-Section 423 Component through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under this Non-Section 423 Component in a form acceptable to the Administrator in lieu of or in addition to payroll deductions.
(c) Payroll Deductions. Except as otherwise set forth in Section 3(d) of this Non-Section 423 Component, in an Offering Document or as determined by the Administrator, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article IV or suspended by the Participant or the Administrator as provided in Section 3(b) of this Non-Section 423 Component.
Charter Communications  | B-14 |  2025 Proxy Statement

(d) Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in this Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.
Section 4. Grant and Exercise of Rights.
(a) Grant of Rights. On the Enrollment Date of each Offering Period under this Non-Section 423 Component, each Eligible Employee participating in such Offering Period pursuant to the terms of this Non-Section 423 Component shall be granted a right to purchase, on each Purchase Date during such Offering Period (at the applicable Purchase Price), a number of whole Shares determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price, subject to the limitations set forth in Section 2 of this Non-Section 423 Component. Such right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period and (z) the date on which the Participant withdraws from participation in the Plan in accordance with Article IV of the Plan.
(b) Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares pursuant to Section 4(a) of this Non-Section 423 Component at the Purchase Price. Fractional Shares may be issued upon the exercise of rights granted under this Plan, unless the Offering Document specifically provides otherwise. Shares issued pursuant to this Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
(c) Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under Section 3.1 of the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under this Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Section 4 on such Purchase Date, and shall either (i) continue all Offering Periods then in effect or (ii) terminate any or all Offering Periods then in effect. The Company may make a pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under this Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.
Section 5. Matching RSU Awards
(a) Eligibility to Receive Matching RSU Award. Each Participant who remains an Eligible Employee at the end of an Offering Period under this Non-Section 423 Component shall be eligible to receive a Matching RSU Award pursuant to this Section 5, subject to approval by the Administrator; provided, that the receipt of any such Matching RSU Award does not (i) violate Applicable Law or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Matching RSU Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Such Matching RSU Award shall be granted as soon as practicable, and in no event later than thirty (30) days, following the Purchase Date of the applicable Offering Period.
(b) Match Shares. The number of Shares underlying the Matching RSU Award for an Offering Period shall be determined pursuant to applicable provisions set forth in the applicable Offering Document (the “Match Shares”), which may include fractional Match Shares (unless the Offering Document specifically provides otherwise), as determined by the Administrator in its sole discretion. The underlying Match Shares with respect to a Matching RSU Award shall be credited to a bookkeeping account until the applicable Matching RSU Award Settlement Date (as defined below), and the Participant shall have no interest, voting rights or right to receive any dividends or dividend equivalents with respect to the Match Shares until such Shares have been issued to the Participant on the applicable Matching RSU Award Settlement Date.
(c) Vesting of Matching RSU Awards. Unless otherwise set forth in the applicable Matching RSU Award Agreement, each Matching RSU Award granted to a Participant under this Non-Section 423 Component shall vest one-hundred percent (100%) on the three (3)-year anniversary of the applicable grant date, subject to such Participant’s continued employment with the Company or any Designated Subsidiary through such vesting date.
Charter Communications  | B-15 |  2025 Proxy Statement

(d) Termination of Employment. Unless otherwise set forth in the applicable Matching RSU Award Agreement, in the event that a Participant’s employment with the Company or the applicable Designated Subsidiary is terminated for any reason or no reason, all unvested Matching RSU Awards will be immediately forfeited for no consideration thereof as of such date of termination, and no further Matching RSU Awards shall be granted to such Participant under this Non-Section 423 Component.
(e) Settlement of Matching RSU Awards. As soon as practicable following the date a Matching RSU Award becomes vested in accordance with the terms of this Non-Section 423 Component and the applicable Matching RSU Award Agreement, but in no event later than thirty (30) days after such vesting date, the Match Shares with respect to such Matching RSU Award shall be distributed to the applicable Participant (the “Matching RSU Award Settlement Date”).
(f) Non-Transferability of Matching RSU Awards. Until all restrictions upon the Match Shares underlying a Participant’s Matching RSU Award have lapsed in the manner set forth in Section 5(c) of this Non-Section 423 Component, such Match Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated. No Matching RSU Award (or any of the underlying Match Shares) shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act).
(g) Pro Rata Allocation of Match Shares. If the Administrator determines that, on a given Purchase Date, the number of Match Shares subject to Matching RSU Awards exceeds any limitation on the number of Shares available for issuance under Section 3.1 of the Plan, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Match Shares available to be subject to Matching RSU Awards on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants eligible to be granted Matching RSU Awards on such Purchase Date.
Section 6. Adjustments Upon Changes in Stock. Notwithstanding any other provision in this Non-Section 423 Component to the contrary, the following provisions shall apply to all rights to purchase Shares and Matching RSU Awards granted under this Non-Section 423 Component:
(a) In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company or other similar corporate transaction or event that affects the Shares), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements that the Administrator determines in its sole discretion could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any such event, an “Adjustment Event”), the Administrator shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it, in its sole discretion, deems equitable, to any or all of: (A) the Share limits under this Non-Section 423 Component or any other limit applicable under this Non-Section 423 Component with respect to the number of Shares which may be granted hereunder; and (B) the number of Shares or other securities of the Company (or number and kind of other securities or other property) which may be purchased during an outstanding Offering Period or issued in respect of outstanding Matching RSU Awards under this Non-Section 423 Component; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Administrator shall make an equitable or proportionate adjustment to outstanding Matching RSU Awards to reflect such equity restructuring.
(b) Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in a Matching RSU Award Agreement, in connection with any Adjustment Event, the Administrator may, in its sole discretion, provide for any one or more of the following:
(i) substitution or assumption of Matching RSU Awards (or awards of an acquiring company), acceleration of vesting, lapse of restrictions or termination of Matching RSU Awards, the cancellation of an outstanding Offering Period and the return of Participant contributions for such Offering Period or the acceleration of the Purchase Date with respect with respect to an outstanding Offering Period to be the date of the Adjustment Event; and
(ii) subject to any limitations or reductions as may be necessary to comply with Section 409A, cancellation of any one or more outstanding Matching RSU Awards and payment to the holders of such Matching RSU Awards that are vested as of such cancellation (including, without limitation, any Matching RSU Awards that would vest as a result of the
Charter Communications  | B-16 |  2025 Proxy Statement

occurrence of such event but for such cancellation or for which vesting is accelerated by the Administrator in connection with such event) the value of such Matching RSU Awards, if any, as determined by the Administrator (which value, if applicable, may be based upon the price per Share received or to be received by other shareholders of the Company in such event).
Payments to holders pursuant to Section 6(b)(ii) above shall be made in cash or, in the sole discretion of the Administrator, in the form of such other consideration necessary for a Participant to receive property, cash or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Matching RSU Award at such time.
(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 6, the Administrator may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Matching RSU Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A and (iii) deliver customary transfer documentation as reasonably determined by the Administrator.
(d) No Other Rights. Except as expressly provided in this Non-Section 423 Component, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in this Non-Section 423 Component or pursuant to action of the Administrator under this Non-Section 423 Component, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under this Non-Section 423 Component or the Purchase Price with respect to any outstanding rights.
Section 7. Withholding. At the time a Participant’s rights under this Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under this Plan are disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including, without limitation, any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant. A Participant shall be required to pay to the Company or a Designated Subsidiary, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of a Matching RSU Award. The Administrator may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to a Matching RSU Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Administrator in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Matching RSU Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Matching RSU Award Agreement or otherwise determined by the Administrator.
Charter Communications  | B-17 |  2025 Proxy Statement

CHARTER COMMUNICATIONS, INC.
400 WASHINGTON BLVD.
STAMFORD, CT 06902

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 21, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 21, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61586-P23190-Z89177 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARTER COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Eric L. Zinterhofer	☐	☐	☐
1b.	W. Lance Conn	☐	☐	☐
1c.	Kim C. Goodman	☐	☐	☐
1d.	John D. Markley, Jr.	☐	☐	☐
1e.	David C. Merritt	☐	☐	☐
1f.	Steven A. Miron	☐	☐	☐
1g.	Balan Nair	☐	☐	☐
1h.	Michael A. Newhouse	☐	☐	☐
1i.	Martin E. Patterson	☐	☐	☐
1j.	Mauricio Ramos	☐	☐	☐
1k.	Carolyn J. Slaski	☐	☐	☐
1l.	J. David Wargo	☐	☐	☐
1m.	Christopher L. Winfrey	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2:			
2. Approval of the Charter Communications, Inc. 2025 Employee Stock Purchase Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3:			
3. The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ended December 31, 2025.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4:			
4. Stockholder proposal regarding political expenditures report.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter's bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V61587-P23190-Z89177

CHARTER COMMUNICATIONS, INC.
Annual Meeting of Stockholders
April 22, 2025 8:30 AM Mountain Daylight Time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Christopher L. Winfrey, Jamal H. Haughton and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 22, 2025, at 6350 S. Fiddler's Green Circle, 2nd Floor (Conference Room B), Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

CHARTER COMMUNICATIONS, INC.
400 WASHINGTON BLVD.
STAMFORD, CT 06902

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 21, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 21, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61588-Z89177 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARTER COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Eric L. Zinterhofer	☐	☐	☐
1b.	W. Lance Conn	☐	☐	☐
1c.	Kim C. Goodman	☐	☐	☐
1d.	John D. Markley, Jr.	☐	☐	☐
1e.	David C. Merritt	☐	☐	☐
1f.	Steven A. Miron	☐	☐	☐
1g.	Balan Nair	☐	☐	☐
1h.	Michael A. Newhouse	☐	☐	☐
1i.	Martin E. Patterson	☐	☐	☐
1j.	Mauricio Ramos	☐	☐	☐
1k.	Carolyn J. Slaski	☐	☐	☐
1l.	J. David Wargo	☐	☐	☐
1m.	Christopher L. Winfrey	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2:			
2. Approval of the Charter Communications, Inc. 2025 Employee Stock Purchase Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3:			
3. The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ended December 31, 2025.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4:			
4. Stockholder proposal regarding political expenditures report.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter's bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V61589-Z89177

CHARTER COMMUNICATIONS, INC.
Annual Meeting of Stockholders
April 22, 2025 8:30 AM Mountain Daylight Time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Christopher L. Winfrey, Jamal H. Haughton and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 22, 2025, at 6350 S. Fiddler's Green Circle, 2nd Floor (Conference Room B), Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side